Exhibit 2.1

EQUITY INTEREST PURCHASE AGREEMENT

For the Acquisition of

THE COMPANIES (AS HEREINAFTER DEFINED)

By and Among

YRC WORLDWIDE INC.,

YRC INTERNATIONAL INVESTMENTS, INC.,

YRC LOGISTICS ASIA LIMITED,

YRC LOGISTICS CHINA (HONG KONG) LIMITED,

YRC LOGISTICS SERVICES, INC.

And

YRC ENTERPRISE SERVICES, INC., As Sellers,

And

YRC LOGISTICS SERVICES, INC., As Seller Representative,

And

THE COMPANIES (AS HEREINAFTER DEFINED)

And

THE COMPANY SUBSIDIARIES (AS HEREINAFTER DEFINED)

And

CEG HOLDINGS, INC., As Purchaser

Dated as of June 25, 2010

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Company Interests
Exhibit C	Allocation Methodology
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of PowerForward License Agreement
Exhibit G	Form of Commercial Services Agreement
Exhibit H	Key Employees
Exhibit I	Employees
Exhibit J	Form of Fulbright & Jaworski Legal Opinion
Exhibit K	Form of WSGR Legal Opinion
Exhibit L	Form of Assignment Agreement
Exhibit M	Form of Nominee Agreement
Exhibit N	Knowledge of the Sellers
Exhibit O	Retained Insurance Claims
Exhibit P	Step Plan
Exhibit Q	Form of Assignment and Assumption Agreement
Exhibit R	Knowledge of Purchaser
Exhibit S	Quota Assignment Agreement
Exhibit T	Base Amount

LIST OF DISCLOSURE SCHEDULES

Section 2.2	Title to Company Interests
Section 2.3	No Conflicts; Consents and Approvals
Section 2.6	Rights to Intellectual Property
Section 3.1	Corporate Status and Authorization of the Companies and the Company Subsidiaries
Section 3.2	No Conflicts; Consents and Approvals
Section 3.3(a)	Companies’ Equity Interests
Section 3.3(b)	Agreements with respect to Company Interests
Section 3.3(c)	Company Subsidiaries
Section 3.4	Financial Statements
Section 3.5	Absence of Undisclosed Liabilities
Section 3.6	Debt
Section 3.7(a)	Leased Real Property
Section 3.7(b)	No Adverse Rights in Real Property
Section 3.8	Material Contracts
Section 3.9(c)	Employment Agreements and Benefits
Section 3.9(f)(i)	Increased Employee Benefits
Section 3.9(f)(ii)	Change of Control Benefits
Section 3.10	Intellectual Property Rights
Section 3.11	Permits; Compliance with Law
Section 3.12	Litigation
Section 3.13	Taxes
Section 3.14	Absence of Changes
Section 3.15	Environmental Matters
Section 3.16	Affiliate Transactions
Section 3.17	Suppliers
Section 3.18	Customers
Section 3.19	Insurance
Section 3.20	Employment Matters

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Section 3.21	Bank Accounts

Section 5.12(e)	Continuing Collective Bargaining Agreements

LIST OF SCHEDULES

Schedule 1.5(a)(ii)	Resignations
Schedule 5.1	Contract Terminations
Schedule 5.3	Pre-Closing Actions
Schedule 5.15	Transfer of Equity Interests of PT Meridian IQ Indonesia
Schedule 5.19	Certain Software Contracts and Applications
Schedule 6.3(g)	Replacement Bonds, Sureties, Guaranties, Etc.
Schedule 6.4(e)	Intercompany Agreements
Schedule 6.4(f)	Consents, Waivers
Schedule 6.4(h)	Contract Terminations
Schedule 6.4(i)	Contract Amendments
Schedule 6.4(m)	Lender and Pension Fund Approvals
Schedule 6.4(n)	Other Third Party Approvals
Schedule 6.4(p)	Permits
Schedule 6.4(s)	Payment Obligations
Schedule 6.4(w)	Assigned Leases
Schedule 9.6	Further Actions

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EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of June 25, 2010, is entered into by and among CEG HOLDINGS, INC., a Delaware corporation (“Purchaser”), YRC WORLDWIDE INC., a Delaware corporation (“YRCW”), YRC INTERNATIONAL INVESTMENTS, INC., a Delaware corporation (“YRC International”), YRC LOGISTICS ASIA LIMITED, a Hong Kong private company limited by shares (“YRCL Asia”), YRC LOGISTICS SERVICES, INC., an Illinois corporation (“YRC Logistics Services”), YRC LOGISTICS CHINA (HONG KONG) LIMITED, a Hong Kong private company limited by shares (“YRCL China Hong Kong”), YRC ENTERPRISE SERVICES, INC., a Delaware corporation (“YRC Enterprise”), YRC LOGISTICS SERVICES, INC., an Illinois corporation, as the Seller Representative (the “Seller Representative”), the undersigned COMPANIES (as hereinafter defined) and the undersigned COMPANY SUBSIDIARIES (as hereinafter defined). YRCW, YRC International, YRCL Asia, YRCL China Hong Kong, YRC Logistics Services and YRC Enterprise are sometimes collectively referred to herein as the “Sellers” and each individually as a “Seller.”

RECITALS

WHEREAS, YRC International is the owner of (A) ninety-nine percent (99%) of the issued and outstanding Equity Interests of (i) YRC Logistics Inc., S.R.L., an entity formed under the laws of Peru (“YRC Peru”), (ii) YRC Logistics Inc. Ltda., an entity formed under the laws of Colombia (“YRC Colombia”), and (iii) YRC Logistics, Inc. Limitada, an entity formed under the laws of Chile (“YRC Chile”); (B) ninety percent (90%) of the issued and outstanding Equity Interests of YRC Logistics Inc., S.R.L., an entity formed under the laws of Argentina (“YRC Argentina”); and (C) all of the issued and outstanding Equity Interests of (i) YGPS (EU) Limited (registered number 05021332), an entity formed under the laws of England and Wales, and (ii) YRC Logistics B.V., an entity formed under the laws of the Netherlands (such entities listed in clauses (A) through (C) above, the “YRC International Companies”); and YRC Logistics, Inc., a Delaware corporation (“YRC Logistics”), is the owner of all of the issued and outstanding Equity Interests of the Persons in clauses (A) and (B) above not owned by YRC International;

WHEREAS, YRCL Asia is the owner of (A) forty nine percent (49%) of the issued and outstanding Equity Interests of YRC Logistics (Thailand) Co., Ltd., an entity formed under the laws of Thailand (“YRCL Thailand”); and (B) fifty-nine percent (59%) of the issued and outstanding Equity Interests of YRC Logistics Philippines, Inc., an entity formed under the laws of the Philippines (“YRCL Philippines”); (C) ninety-nine and ninety-five hundredths percent (99.95%) of the issued and outstanding Equity Interests of YRC Logistics India Private Limited, an entity formed under the laws of India (“YRCL India”), and (D) all of the issued and outstanding Equity Interests of (i) YRC Logistics Japan Limited, an entity formed under the laws of Japan (“YRCL Japan”), (ii) YRC Logistics Hong Kong Limited, an entity formed under the laws of Hong Kong (“YRCL Hong Kong”), which entity in turn is the owner of five hundredths percent (0.05%) of the issued and outstanding Equity Interests of YRCL India, (iii) YRC Logistics Korea Limited, an entity formed under the laws of Korea, (iv) YRC Logistics Taiwan Limited, an entity formed under the laws of Taiwan (“YRCL Taiwan”), (v) YRC Logistics Singapore Pte. Ltd., an entity formed under the laws of Singapore (“YRCL Singapore”), (vi) YRC Logistics Vietnam Limited, an entity formed under the laws of the British Virgin Islands, and (vii) YRC Logistics Vietnam Limited, an entity formed under the laws of Vietnam (“YRCL Vietnam” and such entities listed in clauses (A) through (D) above and YRCL Malaysia below, the “YRCL Asia Companies”);

WHEREAS, YRCL China Hong Kong is the owner of thirty percent (30%) of the issued and outstanding Equity Interests of YRC Logistics Malaysia Sdn. Bhd., an entity formed under the laws of Malaysia (“YRCL Malaysia”);

WHEREAS, Mrs. Nualsri Pattarathammas and Mr. Eric Alan Friedlander, as nominee shareholders of YRCL Asia (the “YRCL Thailand Nominees”), are the holders of legal title to all of the issued and outstanding Equity Interests of YRCL Thailand not held by YRCL Asia (with YRCL Asia having beneficial ownership of such Equity Interests in YRCL Thailand);

WHEREAS, Eric Alan Friedlander, Fred H. Yturzaeta, Robecca M. Cuenca, Jacinta G. Mendoza, Reid Anthony Schultz and Tam Kwok Shing, as nominee shareholders of YRCL Asia (the “YRCL Philippines Nominees”), are the holders of legal title to all of the issued and outstanding Equity Interests of YRCL Philippines not held by YRCL Asia (with YRCL Asia having beneficial ownership of such Equity Interests);

WHEREAS, Kais A/K Luta, as the nominee shareholder of YRCL China Hong Kong (the “YRCL Malaysia Nominee” and together with the YRCL Thailand Nominees and the YRCL Philippines Nominees, the “Nominees”), is the holder of legal title to all of the issued and outstanding Equity Interests of YRCL Malaysia not held by YRCL China Hong Kong (with YRCL China Hong Kong having beneficial ownership of such Equity Interests);

WHEREAS, YRC Logistics Services is the owner of all the issued and outstanding Equity Interests of (i) YRC Logistics Services Inc., an entity formed under the laws of Quebec (“YRC Logistics Services Quebec”), (ii) YRC Logistics Supply Chain Solutions Inc., an entity formed under the laws of Ontario (“YRC Logistics Supply Chain Solutions”), (iii) USF Logistics (Mexico) Inc., a Delaware corporation, (iv) USF Logistics Services (Puerto Rico) Inc., a Delaware corporation, and (v) MIQ Distribution, LLC, a Delaware limited liability company (such entities listed in clauses (i) through (v) above, the “YRC Logistics Services Companies”);

WHEREAS, YRC Enterprise is the owner of all the issued and outstanding Equity Interests of YRC Logistics (YRC Logistics, together with the YRC International Companies, the YRCL Asia Companies and the YRC Logistics Services Companies, collectively referred to herein as the “Companies”);

WHEREAS, as a material inducement to Purchaser to enter into this Agreement, (i) each of the individuals set forth on Exhibit H (each a “Key Employee” and, collectively, the “Key Employees”) shall, as a condition to Purchaser’s obligation to close the transaction contemplated herein, enter into an employment offer letter in the form presented to them by Purchaser prior to the date hereof and a Non-Solicitation Agreement (together, the “Key Employment Agreements”), and (ii) each of the individuals set forth on Exhibit I (except as set forth therein) shall, as a condition to Purchaser’s obligation to close the transaction contemplated herein, enter into a Non-Solicitation Agreement, and

WHEREAS, subject to the terms and conditions hereof, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the issued and outstanding Equity Interests of the Companies; and

WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.

Equity Interest Purchase Agreement

AGREEMENT

NOW, THEREFORE, in consideration of these recitals and the respective representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1 Purchase and Sale of Equity Interests. Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Closing or the Delayed Closing (as applicable), Purchaser will purchase, or will cause an Affiliate designated by Purchaser (a “Purchaser Designee”) to purchase, from each Seller, and each Seller will sell, and if requested by Purchaser will cause the Nominees (where applicable and provided the Purchaser Designee is permitted to be a nominee under local Law) to sell, to Purchaser or a Purchaser Designee or other Person designated by Purchaser, the Equity Interests of the Companies listed opposite each Seller’s and Nominee’s name in Exhibit B attached hereto (collectively, the “Company Interests”); provided that as a condition to any Purchaser Designee’s purchase of any Company Interests, such Purchaser Designee shall execute an instrument in form and substance reasonably acceptable to the Sellers pursuant to which such Purchaser Designee agrees to be bound as a “Purchaser” under this Agreement.

Section 1.2 Purchase Price. Subject to and in accordance with the terms and conditions set forth in this Agreement:

(a) The aggregate purchase price for the Company Interests shall equal $34,225,000 (the “Pre-Adjustment Purchase Price”), increased or decreased pursuant to the purchase price adjustments set forth in Section 1.2(c) and Section 1.3 (the “Purchase Price”).

(b) The Purchase Price shall be allocated in accordance with the methodology set forth in Exhibit C attached hereto.

(c) The Purchase Price shall be paid as follows:

(i) $34,225,000, minus (a) the Closing Adjustment Amount minus (b) any Transaction Cost Deficiency minus (c) the Payment Obligations minus (d) Borrowed Money Debt minus (e) the Delayed Payment Amounts plus (f) the Retained Insurance Claims Value (the “Closing Amount”), shall be delivered by Purchaser by wire transfer to the Sellers as directed by the Seller Representative at the Closing;

(ii) $2,775,000 (the “Indemnification Escrow Amount”) shall be deposited at the Closing by Purchaser, by wire transfer into an escrow account (the “Indemnification Escrow Account”) designated by the Escrow Agent. The Indemnification Escrow Amount shall be Purchaser’s until such amounts are disbursed by the Escrow Agent in accordance with this Agreement and an Escrow Agreement, in form and substance as set forth on Exhibit D attached hereto (the “Escrow Agreement”), to be entered into at the Closing among the Seller Representative, Purchaser and the Escrow Agent. Except as otherwise provided in the Escrow Agreement, interest accrued on the Indemnification Escrow Amount shall be paid to the Sellers and Purchaser, as the case may be, in proportion to the disbursements of the Indemnification Escrow Amount made to the Sellers and Purchaser and each party to this Agreement shall be responsible

Equity Interest Purchase Agreement

for any Taxes payable on the portion of the Indemnification Escrow Amount and accrued interest thereon disbursed to such party to this Agreement; provided, however, that to the extent Taxes are payable on the income earned on the Indemnification Escrow Amount or any portion thereof, prior to the disbursement of such amounts to the Sellers or Purchaser, Purchaser shall be responsible for the payment of such Taxes; and

(iii) the Delayed Payment Amounts shall be deposited into an escrow account (the “Delayed Payment Escrow Account”) designated by the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. The Delayed Payment Amounts shall be Purchaser’s until such amounts are disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. Except as otherwise provided in the Escrow Agreement, interest accrued on the Delayed Payment Amounts shall be paid to the Sellers and Purchaser, as the case may be, in proportion to the disbursements of the Delayed Payment Amount made to the Sellers and Purchaser and each party to this Agreement shall be responsible for any Taxes payable on the Delayed Payment Amounts and accrued interest thereon disbursed to such party to this Agreement; provided, however, that to the extent Taxes are payable on the income earned on the Delayed Payment Amounts or any portion thereof, prior to the disbursement of such amounts to the Sellers or Purchaser, Purchaser shall be responsible for the payment of such Taxes. In the event that the Delayed Closing of a Delayed Closing Company fails to occur on or before the first anniversary of the Closing Date, the Parties agree to instruct the Escrow Agent to release the Delayed Payment Amount relating to such Delayed Closing Company to Purchaser.

(d) If required to deposit an amount into escrow pursuant to Section 1.3(a), Purchaser shall deposit such amount at the Closing by wire transfer into an escrow account (the “Working Capital Escrow Account”) designated by the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. The Seller Representative and Purchaser shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to disburse the funds in the Working Capital Escrow Account upon (and in accordance with) the final resolution of Net Working Capital pursuant to Section 1.3. Notwithstanding the foregoing and anything else contained herein to the contrary, Purchaser may in its sole election furnish to the Sellers a letter of credit equal to the amount that Purchaser would have been required to contribute to the Working Capital Escrow Account in form and substance reasonably acceptable to the Seller Representative in lieu of depositing an amount into escrow pursuant to Section 1.3(a), and upon furnishing such letter of credit to the Sellers, shall have satisfied its obligations under Section 1.3(a) with respect to the deposit of amounts into the Working Capital Escrow Account. The amount deposited into the Working Capital Escrow Account, if any, shall remain Purchaser’s until such amounts are disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement. Except as otherwise provided in the Escrow Agreement, interest accrued on the amount deposited into the Working Capital Escrow Account shall be paid to the Sellers and Purchaser, as the case may be, in proportion to the disbursements of such amount made to the Sellers and Purchaser and each party to this Agreement shall be responsible for any Taxes payable on such amount from the Working Capital Escrow Account and accrued interest thereon disbursed to such party to this Agreement; provided, however, that to the extent Taxes are payable on the income earned on the Working Capital Escrow Account or any portion thereof, prior to the disbursement of such amounts to the Sellers or Purchaser, Purchaser shall be responsible for the payment of such Taxes.

(e) Each Seller hereby agrees that none of Purchaser or its Affiliates shall have any responsibility to see to the payment of the appropriate portion of the Purchase Price to the

Equity Interest Purchase Agreement

appropriate Seller (including any amounts distributed pursuant to Section 1.2(c), Section 1.3(d) or ARTICLE VIII of this Agreement or pursuant to the Escrow Agreement), and that Purchaser’s sole responsibility with respect to payment of the Purchase Price shall be to (i) make payment of the Closing Amount to such accounts of the Sellers as are specified in writing by the Seller Representative, (ii) make payment of the Indemnification Escrow Amount to the Indemnification Escrow Account and, if applicable, the payment of the amount required in Section 1.3(a) into the Working Capital Escrow Account, (iii) execute and deliver joint written instructions to the Escrow Agent in accordance with Section 1.6, (iv) make payment of the Seller Favorable Final Adjustment Amount, if any, and (v) pay applicable withholding Taxes described in Section 1.7.

Section 1.3 Adjustments to Pre-Adjustment Purchase Price.

(a) No later than seven (7) Business Days prior to the Closing, the Seller Representative will deliver to Purchaser a good faith estimate of the Net Working Capital of the Business at and as of 11:59 p.m. CDT on June 30, 2010 (the “Initial Net Working Capital Estimate”). Purchaser and its representatives, including Ernst & Young LLP or such other similar firm as Purchaser shall designate, will be entitled to review all work papers of the Sellers, the Companies and Company Subsidiaries and their respective representatives, including their independent accountants, relating to the calculation of the Initial Net Working Capital Estimate. If Purchaser disputes in good faith the Initial Net Working Capital Estimate (or any portion thereof) prior to the Closing, then Purchaser and the Sellers will negotiate in good faith for sixty (60) days, if necessary, to attempt to resolve any such dispute at or prior to the Closing; provided, however, that:

(i) if Purchaser and the Sellers cannot agree on the Initial Net Working Capital Estimate prior to the Closing and the difference between the estimated Net Working Capital calculated by Purchaser in good faith and the estimated Net Working Capital calculated by the Seller Representative in good faith, in each case at and as of 11:59 p.m. CDT on June 30, 2010, is $1,000,000 or less, the Net Working Capital of the Business at and as of 11:59 p.m. CDT on June 30, 2010 shall be deemed to equal the average of Purchaser’s good faith calculation of such estimated Net Working Capital and the Sellers’ good faith calculation of such estimated Net Working Capital; and

(ii) if Purchaser and the Sellers cannot agree on the Initial Net Working Capital Estimate prior to the Closing and the difference between the estimated Net Working Capital calculated by Purchaser and the estimated Net Working Capital calculated by the Sellers, in each case at and as of 11:59 p.m. CDT on June 30, 2010, is greater than $1,000,000, then (A) the Net Working Capital of the Business at and as of 11:59 p.m. CDT on June 30, 2010 shall be equal to Purchaser’s good faith calculation of such estimated Net Working Capital and (B) such estimated Net Working Capital calculations of Purchaser and the Sellers shall be submitted to the Referee in accordance with the dispute resolution mechanisms set forth in Section 1.3(c).

The estimated Net Working Capital of the Business at and as of 11:59 p.m. CDT on June 30, 2010, as it may be agreed upon by Purchaser and the Sellers or determined pursuant to clauses (i) or (ii) of this Section 1.3(a) above, shall be the referred to as the “Estimated Net Working Capital.” If the Estimated Net Working Capital is determined pursuant to clause (ii)(A) above, then Purchaser shall deposit, into the Working Capital Escrow Account in accordance with Section 1.2(d), the amount by which the Estimated Net Working Capital exceeds the Base Amount. If the Estimated Net Working Capital is less than the Base Amount, then the

Equity Interest Purchase Agreement

Pre-Adjustment Purchase Price shall be decreased at Closing by the amount of such deficit (the “Closing Adjustment Amount”).

(b) As promptly as practicable, but in any event within 75 days after the Closing Date, Purchaser will prepare and deliver to the Seller Representative a balance sheet of the Business at and as of immediately prior to the Closing (the “Final Balance Sheet”) and a calculation of the Net Working Capital as derived from the Final Balance Sheet. The Final Balance Sheet will be prepared in accordance with this Agreement and consistent with past practice in the operation of the Business. Following the delivery of the Final Balance Sheet to the Seller Representative, Purchaser will afford the Seller Representative and its representatives an opportunity to examine the Final Balance Sheet and such supporting schedules and analyses, and the relevant portions of the books and records of the Companies and the Company Subsidiaries, as are reasonably necessary and appropriate to evaluate the Final Balance Sheet and Purchaser’s calculation of the Net Working Capital as derived from the Final Balance Sheet.

(c) If within 30 days following delivery of the Final Balance Sheet to the Seller Representative, the Seller Representative has not delivered to Purchaser written notice of its objections to the Final Balance Sheet (such notice must contain a statement describing in reasonable detail the basis of such objections) (the “Objection Notice”), then the Final Balance Sheet shall be deemed final and conclusive. If the Seller Representative delivers the Objection Notice within such 30-day period, then Purchaser and the Seller Representative shall endeavor in good faith to resolve the objections, for a period not to exceed 15 days from the date of delivery of the Objection Notice. If at the end of such 15-day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Houston office of Deloitte & Touche, or if Deloitte & Touche is unable or unwilling to accept the engagement, then to a Person mutually acceptable to the Seller Representative and Purchaser (in each case, the “Referee”). The Referee shall determine any unresolved items within 30 days after the objections that remain in dispute are submitted to it, and Purchaser and the Seller Representative shall use their commercially reasonable efforts to cooperate with any investigations of the Referee. If any remaining objections are submitted to the Referee for resolution:

(i) the Sellers and Purchaser shall furnish to the Referee such work papers and other documents and information relating to such objections as the Referee may request and are available to that party or its Subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee;

(ii) to the extent that a value has been assigned to any objection that remains in dispute, the Referee shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either the Seller Representative or Purchaser or less than the smallest value for such objection claimed by either such party;

(iii) the determination by the Referee as set forth in a written notice delivered to the Seller Representative and Purchaser by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties to this Agreement, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof and shall be in substitution of and precludes the bringing of any Proceedings in any court in

Equity Interest Purchase Agreement

connection with any dispute under this Section 1.3 (other than for enforcement of the final award); and

(iv) the fees and expenses of the Referee shall be paid by the party whose aggregate claimed value of matters submitted to the Referee for resolution is further from the final aggregate value for such matters determined by the Referee.

(d) As used in this Agreement, the “Purchaser Favorable Final Adjustment Amount” means an amount equal to (i) the positive number, if any, resulting from the following calculation: (a) the Base Amount minus (b) the Net Working Capital as derived from the Final Balance Sheet minus (c) the Closing Adjustment Amount, or (ii) zero, if the calculation set forth in clause (i) of this sentence does not result in a positive number or results in a positive number equal to or less than $25,000. As used in this Agreement, the “Seller Favorable Final Adjustment Amount” means an amount equal to (i) the positive number, if any, resulting from the following calculation: (a) the Net Working Capital as derived from the Final Balance Sheet minus (b) the Base Amount plus (c) the Closing Adjustment Amount, or (ii) zero, if the calculation set forth in clause (i) of this sentence does not result in a positive number or results in a positive number equal to or less than $25,000. To the extent that the Seller Favorable Final Adjustment Amount exceeds zero, Purchaser will pay to the Sellers, as directed by the Seller Representative, within ten (10) Business Days of the final determination of the Net Working Capital in accordance with this Section 1.3, an amount equal to the Seller Favorable Final Adjustment Amount. To the extent that the Purchaser Favorable Final Adjustment Amount exceeds zero, the Sellers shall pay to Purchaser, within ten (10) Business Days of the final determination of the Net Working Capital in accordance with this Section 1.3, an amount equal to the Purchaser Favorable Final Adjustment Amount, or if Purchaser elects and notifies the Seller Representative of its election in writing within five (5) Business Days of the final determination of Net Working Capital, Purchaser shall be entitled to a disbursement from the Working Capital Escrow Account, if applicable, or the Indemnification Escrow Account in an amount equal to the Purchaser Favorable Final Adjustment Amount (in lieu of payment of such amount by the Sellers). In the event a party that is obligated to make a payment pursuant to this Section 1.3(d) fails to make such payment in full on or before the deadline for making such payment pursuant to this Section 1.3(d), the unpaid amount shall bear interest at the Past Due Rate from (and including) the deadline for making such payment pursuant to this Section 1.3(d) to (but excluding) the date on which such unpaid amount is paid; provided, however, that that if Purchaser has made the election in the preceding sentence and, prior to the deadline for making such payment to Purchaser the Seller Representative has executed and delivered a joint written instruction directing the Escrow Agent to disburse the Purchaser Favorable Final Adjustment Amount from the Working Capital Escrow Account, if applicable, or the Indemnification Escrow Account to Purchaser and none of the Sellers or the Seller Representative otherwise interferes with, objects to or impedes the release of such amount to Purchaser, then the Sellers shall not be liable as a result of the Escrow Agent’s failure to disburse such funds to Purchaser on or prior to the deadline for making such payment.

Section 1.4 Closing Date. Subject to ARTICLE VII, and excluding the Post-Closing Transfers which are addressed in Section 1.6, the purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 S. Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746, or remotely via the exchange of executed documents and other closing deliverables, at 10:00 A.M., CDT, on the date that is two Business Days following the satisfaction or waiver of all conditions to Closing in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time and place as the Seller Representative and

Equity Interest Purchase Agreement

Purchaser may agree in writing. The date and time on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 1.5 Closing Deliveries.

(a) At the Closing, the Sellers will deliver to Purchaser:

(i) certificates representing all of the certificated Company Interests of the Companies other than the Delayed Closing Companies, which certificates shall be duly endorsed (or accompanied by duly executed stock powers), along with any transfer documentation or corporate authorizations necessary to effect the transfer of Company Interests of the Companies other than the Delayed Closing Companies whether certificated or non-certificated;

(ii) resignations or evidence satisfactory to Purchaser of the removal, in each case effective as of the Closing Date, of all of the directors, officers and managers (of manager-managed limited liability companies), as applicable, of the Companies and the Company Subsidiaries other than the directors, officers and managers listed on Schedule 1.5(a)(ii) and such others as are requested in writing by Purchaser at least ten Business Days prior to the Closing not to resign or be removed;

(iii) all corporate books and accounting books and records of the Companies and the Company Subsidiaries (which, with respect to non-U.S. Companies and Company Subsidiaries, shall include certified copies of resolutions approving the resignations contemplated hereby (if necessary) and financial statements for the most recently ended fiscal year);

(iv) certified copies of the resolutions duly adopted by the boards of directors (or similar governing body) of the Sellers and the Companies authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated herein, and the consummation of all transactions contemplated herein and therein;

(v) a certificate with respect to the matters set forth in Section 6.4(b);

(vi) an affidavit of each Seller (other than YRCL Asia and YRCL China Hong Kong) stating that such Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in form and substance reasonably satisfactory to Purchaser, dated as of the Closing Date and duly executed by each such Seller;

(vii) a Transition Services Agreement, executed by the YRC Companies (as defined therein), in substantially the form and substance as set forth on Exhibit E attached hereto (the “TSA”);

(viii) a PowerForward License Agreement, executed by YRCW, in substantially the form and substance as set forth on Exhibit F attached hereto (the “License Agreement”);

(ix) a Commercial Services Agreement, executed by YRC Logistics (as may be renamed as MIQ Logistics, LLC), YRC Logistics Global, LLC (as may be renamed as MIQ Global, LLC), YRCW and YRC Inc., in substantially the form and substance as set forth on Exhibit G attached hereto (the “Commercial Services Agreement”);

Equity Interest Purchase Agreement

(x) an Assignment and Assumption of Lease in form and substance as set forth in Exhibit L attached hereto executed by the tenant entity as assignor and a Company Subsidiary designated by Purchaser as assignee, relating to each of the Assigned Leases, and an executed landlord consent to each such Assignment Agreement where required pursuant to the terms of the Assigned Lease, the form and substance of which is subject to Purchaser’s review and approval;

(xi) the Nominee Agreement, executed by YRC International, YRC China Hong Kong and YRCL Asia, in substantially the form and substance as set forth on Exhibit M attached hereto (the “Nominee Agreement”);

(xii) an Assignment and Assumption Agreement, executed by each of the Sellers, Companies and Company Subsidiaries, in substantially the form and substance as set forth on Exhibit Q attached hereto (the “Assignment and Assumption Agreement”);

(xiii) the Escrow Agreement, executed by the Seller Representative; and

(xiv) such other executed instruments of transfer or assignment, or such other documents as Purchaser reasonably may request to evidence or perfect Purchaser’s right, title and interest in and to the Company Interests and any Intellectual Property Rights to be assigned to Purchaser pursuant to this Agreement or any other Transaction Document.

(b) At the Closing, Purchaser will deliver:

(i) the Closing Amount in immediately available funds as set forth in Section 1.2(c);

(ii) the Indemnification Escrow Amount in immediately available funds as set forth in Section 1.2(c)(ii);

(iii) the Delayed Payment Amounts in immediately available funds as set forth in Section 1.2(c)(iii);

(iv) if applicable, the amount required to be deposited (or the letter of credit, if Purchaser elects) pursuant to Section 1.2(d) and Section 1.3(a);

(v) certified copies of the resolutions duly adopted by Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated herein, and the consummation of all transactions contemplated herein and therein;

(vi) a certificate with respect to the matters set forth in Section 6.3(b);

(vii) the TSA, executed by Purchaser;

(viii) the License Agreement, executed by Purchaser;

(ix) the Commercial Services Agreement, executed by Purchaser;

(x) the Nominee Agreement, executed by Purchaser; and

Equity Interest Purchase Agreement

(xi) the Escrow Agreement, executed by Purchaser.

Section 1.6 Post-Closing Transfers.

(a) The consummation of the transfer of the Company Interests in a Delayed Closing Company (each, a “Delayed Closing”) will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 900 S. Capital of Texas Highway, Las Cimas IV, Fifth Floor, Austin, Texas 78746, or remotely via the exchange of executed documents and other closing deliverables, at 10:00 A.M., CDT, on the date that is two Business Days following the completion of the actions set forth in the Step Plan with respect to such Delayed Closing Company, or at such other time and place as the Seller Representative and Purchaser may agree in writing. The date and time on which any such transfer actually takes place is referred to herein as a “Delayed Closing Date.”

(b) At each Delayed Closing, (i) the Sellers will deliver to Purchaser certificates representing all of the certificated Company Interests of the applicable Delayed Closing Company, which certificates shall be duly endorsed (or accompanied by duly executed stock powers), along with any transfer documentation or corporate authorizations necessary to effect the transfer of such Company Interests whether certificated or non-certificated, and (ii) Purchaser and the Seller Representative shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to disburse to the Sellers from the Delayed Payment Escrow Account, as directed by the Seller Representative, the Delayed Payment Amount for the applicable Delayed Closing Entity.

(c) Exclusively for purposes of registering the transfer of the ninety percent (90%) of the issued and outstanding Equity Interests of YRC Argentina with the Public Registry of Commerce of the City of Buenos Aires (Inspección General de Justicia), at the Delayed Closing with respect to YRC Argentina, YRC International and Purchaser agree to execute and deliver a short form quota assignment agreement, in substantially the form and substance as set forth on Exhibit S attached hereto (the “Quota Assignment Agreement”). The Parties acknowledge and agree that the Quota Assignment Agreement shall not be deemed a separate or independent agreement for any purpose whatsoever, including without limitation, for stamp tax purposes. In case of inconsistency between this Agreement and the Quota Assignment Agreement the terms of this Agreement shall prevail.

Section 1.7 Withholding. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any applicable provision of U.S. federal, state, local or non-U.S. Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Any such withholdings by Purchaser shall be properly documented to the Sellers in the form of a withholding tax certificate or other documentation evidencing the payment of the withholding tax to the applicable jurisdiction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS

The Sellers have delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this ARTICLE II. Each of the Sellers hereby represents and warrants to Purchaser that, except as otherwise set forth in the Disclosure Schedules, the following statements are true and correct:

Equity Interest Purchase Agreement

Section 2.1 Authorization. Each Seller is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation and has the power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by each Seller and the performance of each Seller’s obligations hereunder and thereunder have been duly authorized by all necessary action (whether corporate or otherwise), including the execution and delivery of all required stockholder consents and obtaining any required stockholder votes, on the part of such Seller. This Agreement and each of the other Transaction Documents to be executed by any Seller has been, or upon execution and delivery will be, duly executed and delivered by each Seller and, assuming that this Agreement and each other Transaction Document to which Purchaser is a party has been, or upon execution and delivery by Purchaser will be, duly executed and delivered by Purchaser, this Agreement and each other Transaction Document constitutes, or upon execution and delivery will constitute, the valid and binding obligation of such Seller, enforceable against each such Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 2.2 Title to Company Interests. Each Seller owns legally, beneficially and of record the Equity Interests of the Companies listed on Exhibit B opposite such Seller’s name, free and clear (except as set forth on Section 2.2 of the Disclosure Schedules) of any Liens other than the registration requirements of Section 5 of the Securities Act of 1933, as amended, or transfer restrictions if no exemption is available, and similar restrictions under applicable securities laws (“Transfer Restrictions”). Except as set forth on Section 2.2 of the Disclosure Schedules, there are no restrictions on or agreements with respect to the voting rights of any Seller’s Company Interests that would impair Purchaser’s rights under this Agreement or by which Purchaser would otherwise be bound at or after the Closing, including, without limitation, any proxies or voting trusts. Upon the delivery of and payment for the Company Interests at the Closing as provided for in this Agreement, Purchaser will receive good and valid title to each Seller’s Company Interests, free and clear of any Lien other than (a) Liens set forth on Section 2.2 of the Disclosure Schedules, (b) Transfer Restrictions and (c) any legend reflecting only the limitations set forth in Section 4.5. Except as described in Section 2.2 of the Disclosure Schedules, assuming that Purchaser or the applicable Purchaser Designee is permitted under Law to be a nominee, it is permissible under the Law for each of the Nominees to sell and transfer to Purchaser or a Purchaser Designee the Company Interests listed opposite such Nominee’s name in Exhibit B attached hereto. Except as set forth in Section 2.2 of the Disclosure Schedules, YRCL China Hong Kong has not engaged in any aspect of the Business, except solely with respect to its ownership of thirty percent (30%) of the issued and outstanding Equity Interests of YRCL Malaysia.

Section 2.3 No Conflicts; Consents and Approvals.

(a) Except as set forth on Section 2.3(a) of the Disclosure Schedules, the execution and delivery of this Agreement by each Seller and the performance of each Seller’s obligations hereunder will not result in (i) any breach or violation of, or any conflict with, in any material respect, any provision of such Seller’s Organizational Documents, (ii) any breach or violation of or default under, in each case in any material respect, any Law, statute, regulation, judgment, order, decree, license or other Permit or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which such Seller is a party or by which it or any of its properties or assets are bound or (iii) the creation or imposition of any Liens on such Seller’s Company Interests, except for any legend reflecting only the limitations set forth in Section 4.5.

(b) Except as set forth on Section 2.3(b) of the Disclosure Schedules, no consent, notice, approval, waiver, authorization or other order of, or registration, declaration or filing with, any Governmental Authority is required on the part of or with respect to any Seller in connection

Equity Interest Purchase Agreement

with such Seller’s execution and delivery of this Agreement, the consummation of the transactions contemplated herein or the performance of such Seller’s obligations hereunder or to allow any of the Companies or any of the Company Subsidiaries to operate the Business after the Closing in the manner operated by the Companies and the Company Subsidiaries in the ordinary course of business consistent with past practice prior to the Closing.

(c) Except as set forth on Section 2.3(c) of the Disclosure Schedules, no material consent, notice, approval, waiver, authorization or other order of, or registration, declaration or filing with, any third party is required on the part of or with respect to any Seller in connection with such Seller’s execution and delivery of this Agreement, the consummation of the transactions contemplated herein or the performance of such Seller’s obligations hereunder.

(d) Except as set forth on Section 2.3(d) of the Disclosure Schedules, no consent, notice, approval, waiver, authorization or other order of, or registration, declaration or filing with, any third party is required on the part of or with respect to any Seller to allow any of the Companies or any of the Company Subsidiaries to operate the Business after the Closing in the manner operated by the Companies and the Company Subsidiaries in the ordinary course of business consistent with past practices prior to the Closing.

Section 2.4 Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried out without the services of any Person acting on behalf of any Seller in such manner as to give rise to any valid claim against Purchaser, the Companies or any Company Subsidiary for any brokerage or finder’s commission or similar compensation. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers, the Companies or the Company Subsidiaries.

Section 2.5 Acquisition Proposals. The Sellers, the Companies, the Company Subsidiaries and their respective Affiliates have ceased any and all activities, discussions or negotiations with any third parties with respect to any Acquisition Proposal with respect to the Companies, the Company Subsidiaries or their respective assets or the Business.

Section 2.6 Rights to Intellectual Property. Except as set forth on Section 2.6 of the Disclosure Schedules, none of the Sellers owns Intellectual Property Rights or other assets used in the Business.

Section 2.7 Seller Representative. Each of the Sellers hereby consents to the delivery of the Purchase Price, including any payments pursuant to Section 1.3(d) or ARTICLE VIII, by Purchaser to the Sellers as directed by the Seller Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY GROUP

The Sellers have delivered to Purchaser the Disclosure Schedules to this Agreement referred to in this ARTICLE III. Each of the Sellers hereby represents and warrants to Purchaser that, except as otherwise set forth on the Disclosure Schedules, the following statements are true and correct:

Section 3.1 Corporate Status and Authorization of the Companies and Company Subsidiaries. Each of the Companies and each Company Subsidiary is duly organized or formed, validly existing and in good standing (or, with respect to jurisdictions where such concept is not recognized, is

Equity Interest Purchase Agreement

current with applicable corporate filings and is not being wound up or otherwise dissolved) under the Laws of its jurisdiction of organization or formation and has the power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Each Company and each Company Subsidiary has all requisite power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased and as presently proposed to be conducted. Each Company and each Company Subsidiary is duly qualified to do business and is in good standing (or, with respect to jurisdictions where such concept is not recognized, is current with applicable corporate filings and is not being wound up or otherwise dissolved) in each jurisdiction where required, except to the extent the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Companies or any Company Subsidiary is in violation in any material respect of any of the provisions of its Organizational Documents. Except as set forth in Section 3.1 of the Disclosure Schedules, none of the Companies or any Company Subsidiary owns, directly or indirectly, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in any Person (other than another Company or Company Subsidiary as disclosed in Section 3.3(c)(i) of the Disclosure Schedules). The execution and delivery of this Agreement and each of the other Transaction Documents to which each Company or Company Subsidiary is a party by each such Company or Company Subsidiary and the performance of each such Company’s or Company Subsidiary’s obligations hereunder and thereunder have been duly authorized by all necessary action (whether corporate or otherwise) on the part of such Company or Company Subsidiary or any holder of any Equity Interest of such Company or Company Subsidiary. This Agreement and each of the other Transaction Documents to be executed by any Company or Company Subsidiary has been, or upon execution and delivery will be, duly executed and delivered by such Company or Company Subsidiary and, assuming that this Agreement and each other Transaction Document to which Purchaser is a party has been, or upon execution and delivery by Purchaser will be, duly executed and delivered by Purchaser, this Agreement and each other Transaction Document constitutes, or upon execution and delivery will constitute, the valid and binding obligation of such Company or Company Subsidiary, enforceable against each such Company or Company Subsidiary in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Each director, officer and manager (of manager-managed limited liability companies) of each Company and Company Subsidiary is listed in Schedule 1.5(a)(ii).

Section 3.2 No Conflicts; Consents and Approvals.

(a) Except as set forth on Section 3.2(a) of the Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not result in (i) any breach or violation of, default (with or without notice or lapse of time, or both) under or conflict with, in each case in any material respect, any Law, Order or Permit applicable to any of the Companies, the Company Subsidiaries or their assets or, in any material respect, any provision of the Organizational Documents of the Companies or any Company Subsidiary, (ii) any breach or violation in any material respect of, default (with or without notice or lapse of time, or both) in any material respect under, termination or right of termination, amendment, acceleration or cancellation of, required payment under or increase in the burden of the Companies or any Company Subsidiary or alteration of the rights or obligations of any third party under, any Material Contract, Permit or any other material arrangement, obligation or instrument to which any of the Companies or any Company Subsidiary is a party or by which any of the Companies or any Company Subsidiary or any of their respective properties or assets are bound or affected or (iii) the creation or imposition of any Liens on any asset of the Companies or any Company Subsidiary, except for such Liens that do not (y) adversely affect the ability of any of the Companies or any of the Company Subsidiaries to operate the Business after the Closing in the manner operated by the Companies and the Company Subsidiaries in the ordinary course of

Equity Interest Purchase Agreement

business consistent with past practice prior to the Closing or (z) adversely affect in any material respect the assets used in the Business or the use of such assets, in each case individually or in the aggregate.

(b) Except as set forth on Section 3.2(b) of the Disclosure Schedules and in the Step Plan, no consent, notice, approval, order or authorization of, or filing, registration or declaration with, any Governmental Authority is required on the part of the Companies or any Company Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated herein and therein or the performance of such Company’s or Company Subsidiary’s obligations hereunder or thereunder or to allow any of the Companies or any of the Company Subsidiaries to operate the Business after the Closing in the manner operated by the Companies and the Company Subsidiaries in the ordinary course of business prior to the Closing.

(c) Except as set forth on Section 3.2(c) of the Disclosure Schedules and in the Step Plan, no material consent, notice, approval, order or authorization of, or filing, registration or declaration with, any third party is required on the part of the Companies or any Company Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated herein and therein or the performance of such Company’s or Company Subsidiary’s obligations hereunder or thereunder.

(d) Except as set forth on Section 3.2(d) of the Disclosure Schedules and in the Step Plan, no consent, notice, approval, waiver, authorization or other order of, or registration, declaration or filing with, any third party is required on the part of or with respect to any Company or any Company Subsidiary to allow any of the Companies or any of the Company Subsidiaries to operate the Business after the Closing in the manner operated by the Companies and the Company Subsidiaries in the ordinary course of business consistent with past practices prior to the Closing.

(e) None of the items listed on Schedule 5.8 constitute a deposit, security interest or prepayment.

(f) No consent from any bank or any pension fund, other than those listed on Schedule 6.4(m) is required (i) in connection with the execution and delivery of this Agreement and the other Transaction Documents, (ii) in connection with the consummation of the transactions contemplated herein and therein, (iii) in connection with the performance of any Company’s or Company Subsidiary’s obligations hereunder or thereunder, or (iv) to allow any of the Companies or any of the Company Subsidiaries to operate the Business after the Closing in the manner operated by the Companies and the Company Subsidiaries in the ordinary course of business consistent with past practices prior to the Closing.

Section 3.3 Capitalization of the Companies and Company Subsidiaries.

(a) The Companies. Section 3.3(a)(i) of the Disclosure Schedules sets forth the authorized and outstanding Equity Interests of the Companies. The outstanding Equity Interests of the Companies, as indicated on Section 3.3(a)(i) of the Disclosure Schedules, constitute all of the outstanding Equity Interests of the Companies, have been duly authorized and validly issued, are fully paid, are duly registered before the pertinent currency exchange authorities (where applicable) and nonassessable, and are owned beneficially and of record by the Sellers and the

Equity Interest Purchase Agreement

Nominees as set forth on Section 3.3(a)(i) of the Disclosure Schedules. No Equity Interests are held in treasury. The Sellers have provided to Purchaser complete and correct copies of the Companies’ Organizational Documents, all of which have been identified in Section 3.3(a)(ii) of the Disclosure Schedules; such Organizational Documents have not been amended, modified or repealed.

(b) Agreements with Respect to Companies’ Equity Interests. Except as disclosed on Section 3.3(b) of the Disclosure Schedules, there are no (i) issued and outstanding bonds, debentures, notes or other Debt having the right to vote on any matter on which the holders of Equity Interests of a Company may vote (“Voting Debt”), (ii) preemptive or similar rights on the part of any holder of any class of securities of any Company or on the part of any other Person with respect to Equity Interests of a Company, (iii) calls, subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating a Company or any holder of Equity Interests of a Company to issue or sell, or cause to be issued and sold, any Equity Interests or Voting Debt of such Company or any securities convertible into or exchangeable for any such Equity Interests or Voting Debt, or any commitments to issue or execute any of the foregoing or securities convertible into or exchangeable for the foregoing, (iv) stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Interests of a Company or any securities convertible into or exchangeable for Equity Interests of a Company or (v) unpaid dividends, whether current or accumulated, due or payable on any Equity Interests of a Company. None of the Companies has a stock plan or similar incentive plan. None of the outstanding Equity Interests of a Company has been issued in violation of any preemptive rights, rights or first refusal or similar rights or in violation of applicable securities Laws or any other Law of any jurisdiction applicable to such issuance.

(c) Company Subsidiaries. Set forth on Section 3.3(c)(i) of the Disclosure Schedules for each Company Subsidiary is (i) its name and jurisdiction of creation, formation, or organization, (ii) the number of authorized Equity Interests of each class of its Equity Interests and (iii) the number of issued and outstanding Equity Interests of each class of its Equity Interests, the names of the holders thereof and the number of Equity Interests held by each such holder. All of the issued and outstanding Equity Interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid, duly registered before the pertinent currency exchange authorities (if applicable) and nonassessable, and are held of record and beneficially owned by the holders thereof indicated on Section 3.3(c)(i) of the Disclosure Schedules, free and clear (except as set forth on Section 3.3(c)(i) of the Disclosure Schedules) of any Liens other than Transfer Restrictions. Except as otherwise disclosed on Section 3.3(c)(i) of the Disclosure Schedules, there is no (v) issued and outstanding Voting Debt of any Company Subsidiary, (w) preemptive or similar right on the part of any holders of any class of Equity Interests of any Company Subsidiary or on the part of any other Person with respect to Equity Interests of any Company Subsidiary, (x) call, subscription, option, warrant, conversion, exchange or other right, agreement or commitment of any kind obligating any Company Subsidiary or any holder of Equity Interests of any Company Subsidiary to issue or sell, or cause to be issued and sold, any Equity Interests or Voting Debt of such Company Subsidiary or any securities convertible into or exchangeable for any such Equity Interests or Voting Debt, or any commitment to issue or execute any of the foregoing or securities convertible into or exchangeable for the foregoing, (y) stockholder agreement, voting trust or other agreement or understanding relating to the voting, purchase, redemption or other acquisition of any Equity Interests of any Company Subsidiary or any securities convertible into or exchangeable for Equity Interests of any Company Subsidiary or (z) unpaid dividend, whether current or accumulated, due or payable on any Equity Interests of any Company Subsidiary. None of the Company Subsidiaries has a stock plan or similar

Equity Interest Purchase Agreement

incentive plan. None of the outstanding Equity Interests of a Company Subsidiary has been issued in violation of any preemptive rights, rights or first refusal or similar rights or in violation of applicable securities Laws or any other Law of any jurisdiction applicable to such issuance. The Sellers have provided to Purchaser complete and correct copies of the Company Subsidiaries’ Organizational Documents, all of which have been identified in Section 3.3(c)(i) of the Disclosure Schedules; such Organizational Documents have not been amended, modified or repealed.

(d) Books and Records. With respect to non-U.S. Companies and Company Subsidiaries only, (i) the books of account of the Companies and Company Subsidiaries that have been made available to Purchaser have been fully, properly and accurately maintained, and contain in detail true, complete and accurate records in each case of all matters required by Law to be recorded therein, and (ii) the corporate books of the Companies and Company Subsidiaries that have been made available to Purchaser contain true and complete records of all formally constituted meetings of the management (and any committee thereof) and shareholders of the Companies and Company Subsidiaries (to the extent such meetings have been held), and accurately reflect all material actions referred to in such minutes.

Section 3.4 Financial Statements. Section 3.4 of the Disclosure Schedules contains complete and correct copies of (a) the unaudited consolidated statement of income of the combined Companies and the Company Subsidiaries for the fiscal year ended December 31, 2008, (b) the unaudited consolidated balance sheet and related statement of income of the combined Companies and the Company Subsidiaries for the fiscal year ended December 31, 2009, and (c) the unaudited consolidated balance sheet of the Companies and the Company Subsidiaries as of April 30, 2010 (the “April Balance Sheets” and such date, the “April Balance Sheet Date”), and the related statement of income of the combined Companies and the Company Subsidiaries for the four-month period then ended (collectively, such items in clauses (a), (b) and (c) above, the “Financial Statements”). The Financial Statements have been prepared from, are in accordance in all material respects with, and in all material respects accurately reflect the books and records of the Companies and the Company Subsidiaries and the Business, present fairly in all material respects the financial condition and results of operations of the Companies and the Company Subsidiaries as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles for the jurisdictions in which the Companies and Company Subsidiaries are located (“GAAP”), consistently applied (except for the absence of notes thereto and normal, recurring year-end adjustments, which shall not be material individually or in the aggregate).

Section 3.5 Absence of Undisclosed Liabilities. Except for (a) liabilities reflected or reserved against in the April Balance Sheets, (b) liabilities disclosed in Section 3.5 of the Disclosure Schedules or (c) obligations under agreements, commitments or contracts entered into in the ordinary course of business consistent with past practice that are not required to be disclosed pursuant to Section 3.8 and are not required under GAAP to be reflected or reserved against in the Financial Statements, the Companies and the Company Subsidiaries have no liabilities, whether known or unknown, matured or unmatured, absolute, accrued or contingent, that would reasonably be expected to exceed $50,000 individually or $250,000 in the aggregate, other than liabilities incurred in the ordinary course of business consistent with past practice since the April Balance Sheet Date.

Section 3.6 Debt. The Companies, Company Subsidiaries and the Business, taken as a whole, do not have any Debt (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be reflected in financial statements prepared in accordance with GAAP) representing, in the aggregate, an obligation in excess of $200,000 that is not fully reflected in the Financial Statements or on Section 3.6 of the Disclosure Schedules. Section 3.6 of the Disclosure

Equity Interest Purchase Agreement

Schedules lists each item of Debt in excess of $50,000 and any Debt disclosed pursuant to the foregoing sentence, in each case, identifying the creditor (including name and address), the type of instrument under which the Debt is owed and the amount of the Debt as of the close of business on the Business Day immediately prior to the date hereof. With respect to each such item of Debt, no Company or Company Subsidiary is in default, no payments are past due and, to the Knowledge of the Sellers, no circumstance exists that, with or without notice, the passage of time or both, would reasonably be expected to constitute a default by any Company or Company Subsidiary under any such item of Debt. None of the Sellers, the Companies or the Company Subsidiaries has received any written notice of a (a) default, (b) alleged failure to perform or (c) offset or counterclaim with respect to any item of Debt that has not been fully remedied or withdrawn. Except as disclosed on Section 3.6 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement or any other Transaction Document will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Debt. Except as disclosed on Section 3.6 of the Disclosure Schedules, none of the Companies or Company Subsidiaries is a guarantor or otherwise liable for any liability or obligation (including Debt) of any other Person.

Section 3.7 Real Property; Assets.

(a) None of the Companies or Company Subsidiaries owns or has owned in the past three years any real property. Section 3.7(a)(i) of the Disclosure Schedules lists all material items of real property leased by any of the Companies or any Company Subsidiary (the “Company Leased Real Property”). Section 3.7(a)(ii) of the Disclosure Schedules lists all material items of real property leased by the Sellers or any Subsidiary or Affiliate of the Sellers that are not a Company or Company Subsidiary and at which the Business is conducted and/or employees of the Companies or Company Subsidiaries are primarily located (the “Non-Company Leased Real Property”, together with the Company Leased Real Property, the “Leased Real Property”). All lessees, sublessees and licensees of Leased Real Property have valid leasehold interests in the Leased Real Property leased by each of them, in each case, free and clear of Liens, except for (i) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (iii) statutory Liens in favor of lessors arising in connection with any Leased Real Property, (iv) easements, encroachments, rights-of-way or other encumbrances reflected on an accurate survey of any Leased Real Property and which do not adversely affect the use of such Leased Real Property by the lessee thereof in any material respect, (v) Liens that will be removed prior to or in connection with the Closing with no expenditure required on the part of Purchaser or any Affiliate of Purchaser and (vi) such other Liens as are immaterial in nature and amount and do not materially detract from the value of or materially interfere with the present use, or any use presently anticipated, of the Leased Real Property subject thereto or affected thereby (collectively, “Permitted Liens”).

(b) To the Knowledge of the Sellers, each lease, sublease, license or other agreement (including any option to purchase contained therein) pursuant to which any Company or Company Subsidiary occupies any Leased Real Property listed on Section 3.7(a)(i) of the Disclosure Schedules (the “Company Leases”), and each lease, sublease, license or other agreement (including any option to purchase contained therein) pursuant to which the Sellers or any Subsidiary or Affiliate of the Sellers that are not a Company or Company Subsidiary occupy any Leased Real Property listed on Section 3.7(a)(ii) of the Disclosure Schedules (the “Non-Company Leases”, and together with the Company Leases, the “Leases”), is valid, in good standing and in full force and effect and is enforceable against the landlord that is party thereto in accordance with its terms. For the purpose of this Section 3.7, Leases shall include the Assigned

Equity Interest Purchase Agreement

Leases. Except as set forth on Section 3.7(b) of the Disclosure Schedules or referenced in the Leases, to the Knowledge of the Sellers, the Leases are not subject to any ground leases, mortgages, deeds of trust or other superior Liens or interests that would entitle the holder thereof to interfere with or disturb in any material respect the lessee’s use and enjoyment of the leased premises or the exercise of the lessee’s rights under the Leases so long as the lessee is not in default. There exists no default or event of default, in any material respect, on the part of a Company or Company Subsidiary (as applicable) or, to the Knowledge of the Sellers, on the part of any other party under any Lease. There is no pending or, to the Knowledge of the Sellers, threatened condemnation or similar proceeding affecting any Leased Real Property or any portion thereof, and none of the Sellers has Knowledge that any such action is currently contemplated. To the Knowledge of the Sellers, each Leased Real Property is supplied with utilities and other services sufficient to operate the business of the applicable Company or Company Subsidiary as presently conducted. To the Knowledge of the Sellers, none of the operations of any of the Companies or any of the Company Subsidiaries on the Leased Real Property, nor such Leased Real Property, nor the improvements thereon, violate in any material respect any applicable building code or zoning requirement. The Sellers have made available to Purchaser complete and correct copies of all Leases, including all amendments or written modifications thereto and to the Knowledge of the Sellers any other modifications thereto, and no term or condition of any of the Leases has been waived in writing, modified or amended except as shown in such copies; each of the Leases constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to a Company’s or a Company Subsidiary’s use or occupancy of any of the premises described in any of the Leases. None of the Sellers, the Companies or any Company Subsidiary has received any written notice of any default under any Lease that has not been cured or any other termination notice with respect thereto. No Company or Company Subsidiary would be required to expend more than $25,000 in causing the Leased Real Property located at 8550 W. Bryn Mawr., Chicago, Illinois or 5220 110th Street, Overland Park, Kansas to comply with the surrender conditions set forth in the applicable Lease, based on the current condition of such Leased Real Property.

(c) To the Knowledge of the Sellers, each lease (including any option to purchase contained therein) pursuant to which a Company or Company Subsidiary leases any fixtures, furniture, equipment or any other personal property (the “Personal Property Leases”) is valid and in full force and effect and is enforceable against the lessor that is party thereto in accordance with its terms. There exists no default or event of default (or, to the Knowledge of the Sellers, any event which with or without notice or lapse of time or both would become a default or event of default), in any material respect, on the part of any Company or Company Subsidiary (as applicable) or, to the Knowledge of the Sellers, any other party under any Personal Property Lease. The Sellers have made available to Purchaser complete and correct copies of each Personal Property Lease under which a Company or any Company Subsidiary is required to make payments in excess of $30,000 per annum or $100,000 in the aggregate over the remaining term of such Personal Property Lease, including all amendments thereto. None of the Companies or any Company Subsidiary has received any written notice of any default under any Personal Property Lease that has not been cured and to the Knowledge of the Sellers, none of the Companies or any Company Subsidiary has received any other termination notice with respect thereto.

(d) Either a Company or a Company Subsidiary has legal and beneficial ownership to each item of the material tangible personal property and material assets included in the most recent Financial Statements, except for immaterial properties and assets disposed of in the ordinary course of business consistent with past practice since such date, free and clear of Liens other than Permitted Liens. The Companies and the Company Subsidiaries own or, pursuant to

Equity Interest Purchase Agreement

the Leases and Personal Property Leases provided to Purchaser, have the right to use all of the properties and assets that, taken together as a whole, are in all material respects necessary for the conduct of the Business.

(e) All of the material properties and material assets of each of the Companies and Company Subsidiaries, in the aggregate, are, to the Knowledge of the Sellers, free from defects (patent and latent) in all material respects, and such properties and assets, in the aggregate, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they have been used in the ordinary course of business in the Business.

(f) There are no existing leasehold mortgages, leasehold deeds of trust, or other similar security interests affecting the leasehold interest of the tenant under any Company Lease or Assigned Lease (“Leasehold Mortgages”) granted in connection with the Contribution Deferral Agreement dated as of June 17, 2009, by and between YRC, Inc., USF Holland, Inc., New Penn Motor Express, Inc., USF Reddaway Inc., the trustees for the Central States, Southeast and Southwest Areas Pension Fund and the other Funds from time to time party thereto and Wilmington Trust Company (as amended, amended and restated, restated, supplanted or otherwise modified to date and through the Closing Date (the “Contribution Deferral Agreement”)), all required actions have been taken to remove any such Leasehold Mortgages from the real property records of the jurisdiction in which the applicable Leased Real Property is located, and no party to the Contribution Deferral Agreement has a right to require a Company or a Company Subsidiary to grant a mortgage or other interest in the Leased Real Property pursuant thereto.

(g) No Company or Company Subsidiary has granted a security interest in any of its assets in connection with, or is a guarantor of the obligations arising under, the Third Amended and Restated Receivables Purchase Agreement, dated as of April 18, 2008, among Yellow Roadway Receivables Funding Corporation (now YRC, Inc.), Falcon Asset Securitization Company, LLC, Three Pillars Funding LLC, Amsterdam Funding Corporation, YRC Assurance Co. Ltd., the financial institutions party thereto, Wachovia Bank, National Association, Suntrust Robinson Humphrey, Inc., ABN AMRO Bank N.V. and JPMorgan Chase Bank, N.A. (as amended, amended and restated, restated, supplanted or otherwise modified to date and through the Closing Date (the “Receivables Purchase Agreement”)), and no party to the Receivables Purchase Agreement has a right to require a Company or a Company Subsidiary to grant a security interest or enter into a guaranty of the obligations thereunder.

(h) All Leases for real property used in the Business and all Contracts related to the Business, in each case, to which YRC Logistics Inc. (Ontario) is a party (excluding intercompany debt obligations solely between YRC Logistics Inc. (Ontario) and the Sellers), are included under the heading “YRC Logistics Inc. (Ontario) Contracts and Leases” in Annex 2 to Schedule 5.3.

Section 3.8 Contracts.

(a) Section 3.8 of the Disclosure Schedules contains a complete and correct list, as of the date hereof, of all Material Contracts (with specific reference to the subsection of this Section 3.8 to which such Material Contract relates). The term “Material Contracts” means all of the following types of Contracts to which any Company or any Company Subsidiary is a party or bound or to which any of its properties or assets are subject:

Equity Interest Purchase Agreement

(i) each employment, contractor, and consulting agreement and other similar Contract with any Employee that is not terminable at will by the applicable Company or Company Subsidiary both without any penalty and without any obligation of the Company or Company Subsidiary to pay severance or other amounts (other than accrued but unpaid base salary, commissions, bonuses, and vacation pay);

(ii)(1) each Labor Agreement or other Contract with any union, works council or similar labor-relations body, (2) each plan, program, or Contract that provides for the payment of a bonus, severance, change in control, termination or any similar type of compensation or benefits, and (3) each plan, program, or Contract that provides for medical, life insurance or similar benefits for former Employees or for current Employees upon their retirement from, or termination of employment with, a Company or Company Subsidiary (other than health coverage continuation provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar state statute);

(iii) each loan agreement, note, mortgage, indenture, security agreement or guarantee of the obligations of a third party (other than a Company or any Company Subsidiary) and each other Contract under which a Company or any Company Subsidiary has incurred any Debt, other than instruments related to Debt that will be paid at or prior to Closing and that will no longer be in effect after the Closing;

(iv) each Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(v) each Contract that requires consent, approval or waiver of, or notice to, a Governmental Authority or other third party in the event of or with respect to any of the transactions contemplated by this Agreement in order to avoid termination of or loss of a material benefit under any such Contract;

(vi) each Contract (A) providing for future performance by a Company or any Company Subsidiary in consideration of amounts in excess of $50,000 previously paid to a Company or any Company Subsidiary, or (B) which has resulted or will result in deferred revenue under GAAP in excess of $50,000;

(vii) each Contract entered into since November 30, 2009 that provides for receipts by a Company or Company Subsidiary in excess of $100,000 or is otherwise material to the Business and provides for future performance by a Company or any Company Subsidiary with less than the historical standard or usual charges of such Company or Company Subsidiary to be due for such performance;

(viii) each Contract containing (whether in the Contract itself or by operation of law) any provisions (1) dealing with a “change of control” or similar event with respect to a Company or any Company Subsidiary, (2) requiring disclosure pursuant to Section 3.2, or (3) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time, or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or

Equity Interest Purchase Agreement

acceleration, or loss of material benefit, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person;

(ix) each Contract providing for payments of royalties or other license fees to third parties;

(x) each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xi) each Contract that expressly guarantees or warrants that any of the products or services of a Company or any Company Subsidiary is fit for any particular purpose or that guarantees a result or commits to performance levels;

(xii) each Contract providing for monetary liquidated damages in excess of $100,000 (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or termination of the Contract);

(xiii) except with respect to Retained Insurance Claims, (A) each currently effective Contract entered into in connection with the settlement or other resolution of any Proceeding involving more than $100,000 individually or, when aggregated with other similar Contracts, $200,000 in the aggregate, or any non-monetary relief that restricts, in any material respect, the activities or businesses conducted by a Company or a Company Subsidiary, and (B) each other Contract entered into since the date that is three years preceding the date of this Agreement in connection with the settlement or other resolution of any Proceeding involving more than $1,000,000 individually or, when aggregated with other similar Contracts or Contracts pertaining to the settlement or other resolution of Proceedings involving substantially similar facts, $1,000,000 in the aggregate;

(xiv) each joint venture, partnership and limited partnership Contract (excluding the Organizational Documents of the Companies and the Company Subsidiaries);

(xv) each Contract (excluding individual purchase orders) for the purchase by a Company or any Company Subsidiary of materials, supplies, products or services, and each Contract (excluding individual purchase orders) for the sale or provision by a Company or any Company Subsidiary of materials, supplies, products or services (including, without limitation, distribution, marketing and brokerage agreements), in each case not terminable on notice of 30 days or less without penalty, and under which the amount that would reasonably be expected to be paid or received by the applicable Company or the applicable Company Subsidiary exceeds $200,000 per year;

(xvi) each Contract with any of the Customers or Suppliers;

(xvii) each Lease and Assigned Lease;

(xviii) each Contract prohibiting or restricting the ability of a Company or any Company Subsidiary to compete with or solicit any Person, engage in any business or operate in any geographical area, or pursuant to which any material benefit is required to be given or lost as a result of so competing, soliciting, engaging or operating;

Equity Interest Purchase Agreement

(xix) each stock purchase agreement, asset purchase agreement and other acquisition or divestiture Contracts relating to the acquisition, lease or disposition by a Company or any Company Subsidiary of material assets and properties (other than in the ordinary course of business) or any capital stock or other Equity Interest of a Company or any Company Subsidiary;

(xx) each Contract involving a remaining commitment by a Company or a Company Subsidiary to pay capital expenditures in excess of $500,000 individually or, when aggregated with other similar Contracts, $1,000,000 in the aggregate;

(xxi) each Contract to sell or otherwise dispose of any capital assets having a fair market value in excess of $100,000 individually or, when aggregated with other similar Contracts, $250,000 in the aggregate;

(xxii) each license or franchise granted by a Company or any Company Subsidiary pursuant to which such Company or Company Subsidiary has agreed to refrain from granting license or franchise rights to any other Person;

(xxiii) each Contract with (1) any Seller, (2) any other Affiliate of a Seller, of a Company or of any Company Subsidiary or (3) any current or former director, officer or employee of a Company or any Company Subsidiary or an Affiliate of a Company or any Company Subsidiary (other than Contracts customarily entered into in connection with the employment of such Person);

(xxiv) each Contract entered into since November 30, 2009 outside the ordinary course of business or not consistent with past practice;

(xxv) each Contract pursuant to which a Company or any Company Subsidiary is restricted in any material respect in the conduct of the Business;

(xxvi) each material noncompetition Contract running in favor of a Company or any Company Subsidiary;

(xxvii) each currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xxviii) each performance bond and surety agreement;

(xxix) each material Contract pursuant to which a Company or any Company Subsidiary is a member or participates in any trade organization; and

(xxx) each Contract which is not disclosed pursuant to the above subsections of this Section 3.8 and is otherwise material to the Business.

(b) The Sellers have furnished or made available to Purchaser complete and correct copies of the Material Contracts listed on Section 3.8 of the Disclosure Schedules as in effect on the date hereof. Each Material Contract is in full force and effect and is a valid and binding agreement of the applicable Company or Company Subsidiary and, to the Knowledge of the Sellers, of each other party thereto, enforceable against the applicable Company or Company Subsidiary, as the case may be, and, to the Knowledge of the Sellers, against the other party or parties thereto, in each case, in accordance with its terms. The applicable Company or Company

Equity Interest Purchase Agreement

Subsidiary, as the case may be, has performed or is performing in all material respects all obligations required to be performed by it under the Material Contracts and none of the Companies or Company Subsidiaries, or, to the Knowledge of the Sellers, any other party thereto, is (with or without notice or lapse of time or both) in breach or default, in any material respect, under any Material Contract, and each Material Contract is in full force and effect as to the applicable Company or the applicable Company Subsidiary, and to the Knowledge of the Sellers, as to each other party thereto. None of the Companies or any Company Subsidiary has received any written notice of any default under any Material Contract that has not been cured or any other termination notice with respect thereto, other than defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9 Employment Agreements and Employee Benefits.

(a) “Employee Plan” means every plan, fund, Contract, program and arrangement (whether written or not, and whether mandatory under any applicable legal requirement or not), regardless of the number of individuals covered, that is maintained or contributed to by the Companies or any Company Subsidiary for the benefit of present or former employees or directors of the Companies or any Company Subsidiary, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, workers’ compensation, life insurance, death, disability, short term disability, long term disability, severance, sickness or accident benefits, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria or flexible benefit plan benefits, flexible spending account, adoption assistance, tuition assistance, transportation plan (whether or not defined in Section 3(1) of ERISA); (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA); (iii) bonus, incentive compensation, stock option, stock appreciation right, phantom stock, stock purchase benefits or other equity compensation or (iv) salary continuation, unemployment, supplemental unemployment, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

(b) “Employee Agreement” means each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or Contract (including, any offer letter or any agreement providing for acceleration of options or unvested common stock, or any other agreement providing for compensation or benefits) between the Companies, a Company Subsidiary and any Employee. For the avoidance of doubt, an Employee Agreement shall not be deemed to create or to refer to an employment relationship unless the Employee who signed such agreement has an employment relationship with the relevant Company or Company Subsidiary under Law.

(c) Section 3.9(c) of the Disclosure Schedules sets forth a complete and correct list of all Employee Plans and Employee Agreements by name.

(d) With respect to each Employee Plan that is sponsored by the Companies or a Company Subsidiary, the Sellers have made available to Purchaser complete and correct copies of (i) all documents embodying each such Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three (3) most

Equity Interest Purchase Agreement

recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Companies or Company Subsidiary; and (viii) all correspondence to or from any governmental agency relating to any Employee Plan. With respect to any Employee Plan that is sponsored by a Company ERISA Affiliate other than the Companies or a Company Subsidiary (collectively, “Affiliate Employee Plan(s)”), the Sellers have made available to Purchaser (i) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, required under ERISA with respect to each Affiliate Employee Plan, (ii) the most recent IRS determination or opinion letters and (iii) all communications material to any Employee or Employees relating to any Affiliate Employee Plan and any proposed Affiliate Employee Plans, in each case, only to the extent such material relates to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Companies or Company Subsidiaries.

(e) All contributions, premium payments and other payments required to be made in connection with the Employee Plans and any Employee Agreement, as applicable, as of the date of this Agreement have been made in full. A proper accrual has been made on the books of the applicable Companies or the applicable Company Subsidiary for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement. All of the Employee Plans have been established, registered, qualified, funded, invested and administered in accordance with, and are in good standing under, all Laws, the terms of such Employee Plans and all understandings, written or oral, between the Companies or any Company Subsidiary and the employees or former employees of the Companies or any Company Subsidiary.

(f) Except as set forth on Section 3.9(f)(i) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not cause any Employee Plan or Employee Agreement to increase benefits payable to any participant or beneficiary who is an employee of the Companies or the Company Subsidiaries. Except as otherwise expressly provided in this Agreement or as set forth on Section 3.9(f)(ii) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not: (x) entitle any current or former employee of the Companies or any Company Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award or (y) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee. Except as set forth in Section 3.9(f)(i) of the Disclosure Schedules, there are no Payment Obligations.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) none of the Companies or any Person (whether or not incorporated) that is treated as a single employer together with the Companies or any Company Subsidiary under Code Section 414 (a “Company ERISA Affiliate”) has incurred any liability

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under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from the Companies or a Company ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of the Sellers, no condition exists that presents a risk that the Companies or a Company ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with IRS Notice 2005-1 and Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder.

(i) None of the Companies or Company Subsidiaries is a participating employer in, or has any liability or obligation under, the Yellow Corporation Pension Plan.

(j) Except for Purchaser’s payment obligations under the TSA, after the Closing, none of the Companies, Company Subsidiaries or Purchaser will have any liability or obligation with respect to Employee Plans that are sponsored by YRCW for the benefit of the employees of YRCW and its Affiliates, including the YRCW Plans and the post-retirement rights provided under YRCW’s medical benefit plans.

(k) None of the Companies or Company Subsidiaries, upon the consummation of the transactions contemplated hereby, will have, any obligation arising out of, in connection with or related to that certain letter dated August 11, 2009 from Central States, Southeast and Southwest Areas Pension Fund addressed to YRCW.

Section 3.10 Intellectual Property Rights.

(a) Section 3.10(a) of the Disclosure Schedules lists (i) all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Companies and the Company Subsidiaries (the “Company Registered Intellectual Property Rights”); and (ii) any proceedings or actions before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or the Company Intellectual Property.

(b) Each item of the Company Registered Intellectual Property Rights is, to the Knowledge of the Sellers, valid and subsisting. All necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property Rights have been paid and, to the Knowledge of the Sellers, all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. Except as set forth in Section 3.10(b) of the Disclosure Schedules, there are no actions that must be taken by the Companies or any Company Subsidiary before the end of calendar year 2010, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Right.

Equity Interest Purchase Agreement

(c) Except as set forth on Section 3.10(c) of the Disclosure Schedules, each item of Company Intellectual Property is free and clear of any Liens.

(d) The Sellers do not have any Knowledge of any facts or circumstances that (i) may render any of the Company Intellectual Property invalid or unenforceable, including any information or fact that may constitute prior art, (ii) would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or (iii) would adversely affect any pending application for any Company Registered Intellectual Property Right. Neither the Companies nor Company Subsidiaries have misrepresented, or failed to disclose, nor do the Sellers have any Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any Company Registered Intellectual Property Right.

(e) Except as set forth on Section 3.10(e) of the Disclosure Schedules, other than general know how and information available in the public domain without charge and without any restrictions or limitations, the Company Intellectual Property and the Intellectual Property Rights licensed to the Company pursuant to the Contracts listed on Section 3.10(o) of the Disclosure Schedules constitutes all the Technology and Intellectual Property Rights used in or necessary to the conduct of the Companies’ and Company Subsidiaries’ businesses as presently conducted, including the design, development, manufacture, use, import and sale of products, technology and performances of services.

(f) The Companies and Company Subsidiaries have taken reasonable steps to protect their rights in their material confidential information that comprises part of the Company Intellectual Property.

(g) The Companies or a Company Subsidiary, as applicable, has irrevocably obtained worldwide, perpetual ownership of, and is the exclusive owner of, all Company Intellectual Property including the right to seek past and future damages with respect thereto by operation of law or by valid assignment; and has received the waiver with respect thereto of all non assignable rights including but not limited to all author or moral rights.

(h) The Contracts listed in Section 3.10(h) of the Disclosure Schedules include all Contracts pursuant to which any person has licensed any Company Intellectual Property. Neither the Companies nor the Company Subsidiaries are in breach of or have failed to perform under any of the foregoing Contracts and, to the Knowledge of the Sellers, no other party to any such Contract is in breach thereof or has failed to perform thereunder.

(i) Except as set forth in Section 3.10(i) of the Disclosure Schedules, to the Knowledge of the Sellers, the operation of the Companies’ and Company Subsidiaries’ businesses as presently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale and licensing of the products, technology or services of the Companies and Company Subsidiaries did not, does not, and will not when conducted by Purchaser in the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction, and neither the Companies nor Company Subsidiaries have received written notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Companies or Company Subsidiaries infringes or misappropriates any Intellectual Property Right of any person

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or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor do the Sellers have Knowledge of any basis therefor).

(j) Except as set forth on Section 3.10(j) of the Disclosure Schedules, to the Knowledge of the Sellers, there are no material Contracts between a Company or Company Subsidiary on the one hand and any other person on the other hand with respect to the Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Companies or Company Subsidiaries thereunder.

(k) Except as set forth on Section 3.10(k) of the Disclosure Schedules, to the Knowledge of the Sellers, no person is infringing or misappropriating, or has infringed or misappropriated, any Company Intellectual Property. No pending Proceeding brought by the Companies or Company Subsidiaries alleges infringement of any Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party.

(l) No Company Intellectual Property is subject to any Proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts the use, transfer or licensing thereof by a Company or Company Subsidiary or that may affect the validity, use or enforceability of the foregoing.

(m) Except as set forth in Section 3.10(c) of the Disclosure Schedule, all Company Intellectual Property is fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.

(n) Except as set forth on Section 3.10(n) of the Disclosure Schedules, neither the Companies nor Company Subsidiaries have transferred to any other Person ownership of, or granted exclusive rights to use, any Technology or Intellectual Property Right that is or was Company Intellectual Property.

(o) The Contracts listed in Section 3.10(o) of the Disclosure Schedules include all Contracts to which a Company or Company Subsidiary is a party with respect to any Technology or Intellectual Property Rights (excluding non negotiated “shrinkwrap” or “clickwrap” license agreements that grant the Company or a Company Subsidiary a license to standard software that is equally available to Purchaser on standard terms and conditions at a cost of less than $1,000). Except as set forth in Section 3.10(o) of the Disclosure Schedules, no person who has licensed Technology or Intellectual Property Rights to the Companies or Company Subsidiaries has ownership rights or license rights to improvements made by the Companies or Company Subsidiaries in such Technology or Intellectual Property Rights which has been licensed to the Companies or Company Subsidiaries.

(p) Section 3.10(p) of the Disclosure Schedules lists all Contracts between the Company and any other person, other than those Contracts entered into in the ordinary course of business, wherein or whereby a Company or Company Subsidiary has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by a Company, Company Subsidiary, or such other person of the Intellectual Property Rights of any person other than the Companies or Company Subsidiaries.

Equity Interest Purchase Agreement

(q) Neither this Agreement nor the transactions contemplated by this Agreement (with the exception of the License Agreement) will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property, (ii) a Company or Company Subsidiary granting to any third party any right, title or interest to or with respect to any Technology or Intellectual Property Rights owned by, or licensed to, a Company or Company Subsidiary pursuant to any agreement to which such Company or Company Subsidiary is a party or by which it is bound, (iii) a Company or Company Subsidiary being bound by, or subject to, any non compete or other restriction on the operation or scope of its business, (iv) any restriction on the ability of a Company or Company Subsidiary to share information relating to its ongoing business or operations, or (v) except as set forth in Section 3.10(q)(v) of the Disclosure Schedules, a Company or Company Subsidiary being obligated to pay any royalties or other amounts to any third party in excess of those payable by a Company or Company Subsidiary prior to the Closing Date pursuant to agreements to which a Company or Company Subsidiary is a party or by which it is bound.

(r) Except as set forth in Section 3.10(r) of the Disclosure Schedules, neither the Companies nor the Company Subsidiaries have used any Public Software in connection with the development of their products or services or incorporated any Public Software into their products or services. The list on Section 3.10(r) of the Disclosure Schedules shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which a Company or Company Subsidiary has received a license to such Public Software, and (iii) a short statement regarding how the Public Software is being used. Notwithstanding the foregoing, (a) the Companies and Company Subsidiaries are in full compliance with all Public Software license agreements to which the Companies or Company Subsidiaries are a party, and (b) the Companies’ and Company Subsidiaries’ use or incorporation of Public Software has not and does not (i) grant to any third party any rights in the Companies’ or Company Subsidiaries’ products, services or the Company Intellectual Property, (ii) require the licensing, disclosure, or distribution of any source code developed by or for the Companies or Company Subsidiaries, (iii) require the Companies or Company Subsidiaries to license the use of their products or services to third parties without charge, or (iv) create restrictions on or immunities to the Companies’ or Company Subsidiaries’ enforcement of their Intellectual Property Rights. “Public Software” means any software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (1) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (2) requires the licensee to distribute the software or any portion thereof for free or at some reduced price, or (3) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects the Companies’ or Company Subsidiaries’ exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(s) To the Knowledge of the Sellers, all data which have been collected, stored, maintained or otherwise used by the Companies and Company Subsidiaries have been collected, stored, maintained and used in accordance with all Laws, rules, regulations and Contracts. Neither the Companies nor Company Subsidiaries have received a written notice of

Equity Interest Purchase Agreement

noncompliance with applicable data protection Laws, rules or regulations. The Companies and Company Subsidiaries have the full power and authority to transfer to Purchaser their rights in any individual’s personal information in the Companies’ or Company Subsidiaries’ possession or control. Neither the Companies nor Company Subsidiaries are subject to any obligation that would prevent the Companies, Company Subsidiaries, or Purchaser from using the personal information in a manner consistent with any Law regarding the collection, retention, use, or disclosure of such information.

Section 3.11 Permits; Compliance with Law.

(a) Except as set forth in Section 3.11(a) of the Disclosure Schedules, each of the Companies and the Company Subsidiaries and their respective properties, assets, operations and businesses have been since May 31, 2006, and are being, operated and have been since May 31, 2006, and are, in compliance in all material respects with all Laws and Orders applicable to their businesses or operations. No Company or Company Subsidiary has received a written notice or other written communication alleging a possible violation of any Law or Order applicable to its businesses or operations.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedules, each of the Companies and Company Subsidiaries has in effect all Federal, state, provincial and local, domestic and foreign, governmental consents, approvals, Orders, authorizations, certificates, filings, permits, concessions, franchises and licenses (collectively, “Permits”) necessary for it to own, lease or operate its properties and assets and to carry on the Business as now conducted. Each Company and Company Subsidiary is in compliance in all material respects with all terms and conditions of such Permits. There is no event which, to the Knowledge of the Sellers, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit and the transactions contemplated by this Agreement alone will not cause the revocation, cancellation, non-renewal or adverse modification of any such Permit.

(c) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that would reasonably be expected to (i) interfere with or prevent compliance or continued compliance, in each case in any material respect, by the Companies and the Company Subsidiaries with any import/export Laws governing the Companies’ and the Company Subsidiaries’ present operations or with any Law, Order, notice or demand letter issued, entered, promulgated or approved thereunder, (ii) give rise to any material liability of a Company or any Company Subsidiary under any import/export Law governing a Company’s or any Company Subsidiary’s past or present operations or (iii) to the Knowledge of the Sellers, otherwise form a valid basis of any Proceeding based on or related to importation or export of goods or services, and, to the Knowledge of the Sellers, no such events, conditions, circumstances, activities, practices, incidents, actions or plans are reasonably expected to arise in the future.

(d) For the purposes of the threshold set out at section 110(3) of the Competition Act, YRC Logistics Services Inc., an entity formed under the laws of Quebec, YRC Logistics Inc., an entity formed under the laws of Ontario, YRC Supply Chain Solutions Inc., an entity formed under the laws of Ontario, and their respective Affiliates do not have aggregate assets in Canada that exceed $70 million (CDN), nor do they have aggregate gross revenues from sales in or from Canada generated from their assets in Canada that exceed $70 million (CDN), all as determined in accordance with Part IX of the Competition Act.

Equity Interest Purchase Agreement

(e) The volume of business of YRC Argentina and its affiliates does not exceed the aggregate amount of 200,000,000 Argentine pesos in Argentina, calculated as per Section 8 of Argentine Antitrust Act No. 25,156, as amended and regulated. Each Company and each Company Subsidiary is in compliance with all applicable foreign exchange and trade regulations, including Argentine Law No. 19,359, reinstated by National Decree No. 480/1995, as amended, National Decree No. 616/05 and relevant Communications issued by the Argentine Central Bank.

(f) Each of YRC Logistics Services Quebec and YRC Logistics Supply Chain Solutions has complied since January 1, 2007, with all Privacy Laws in connection with the collection, use and disclosure of Personal Information by the Companies and the Company Subsidiaries, as the case may be; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

Section 3.12 Litigation. Section 3.12 of the Disclosure Schedules lists (a) all material Proceedings involving any Company, any Company Subsidiary or, to the Knowledge of the Sellers, any of the officers, directors, members, managers or general managers of the Companies and the Company Subsidiaries (in their capacities as such) with respect to which a Company or Company Subsidiary or, to the Knowledge of the Sellers, such officer, director, member, manager or general manager has been duly served or otherwise received notice or is a party and, (b) to the Knowledge of the Sellers, all threatened Proceedings against any Company, any Company Subsidiary, any of their respective officers, directors, members, managers or general managers (in their capacities as such), or any of their respective properties. None of the Companies or any Company Subsidiary is a party to or in default under or, to the Knowledge of the Sellers, subject to, any Order. There is no pending investigation or audit of any Company, Company Subsidiary, or any of their respective officers, directors, members, managers or general managers (in their capacities as such) by any Governmental Authority as to which any Company or Company Subsidiary or, to the Knowledge of the Sellers, such officer, director, member, manager or general manager has been duly served or otherwise received notice or, to the Knowledge of the Sellers, threatened investigation or audit of any Company, Company Subsidiary, or any of their respective officers, directors, members, managers or general managers (in their capacities as such) by any Governmental Authority, other than routine environmental investigations in which no material violations or liabilities have been identified. No Governmental Authority has at any time challenged or in written communications with any Company or any Company Subsidiary questioned the legal right of any Company or any Company Subsidiary to conduct their respective operations as presently or previously conducted.

Section 3.13 Taxes.

(a) Each material Tax Return required to have been filed by or on behalf of any of the Companies or any Company Subsidiary has been timely filed. Each such Tax Return has been prepared in compliance with all Laws and regulations. Each such Tax Return is correct in all material respects.

(b) All material Taxes due and payable by the Companies and the Company Subsidiaries have been timely paid (whether or not shown as due on a Tax Return). All employment and withholding Taxes required to be paid or withheld by or on behalf of the Companies or the Company Subsidiaries have been timely paid or properly set aside in accounts for such purpose.

(c) No written agreement or other document extending or having the effect of extending the period of assessment or collection of any Taxes payable by or with respect to the

Equity Interest Purchase Agreement

Companies or any Company Subsidiary, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority that is currently in effect.

(d) None of the Companies or any Company Subsidiary is the beneficiary, directly or indirectly, of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority or extension requested by a Company or a Company Subsidiary and permitted by the appropriate Governmental Authority) within which to file any Tax Return not previously filed.

(e) All pending audits, examinations, investigations or other Proceedings (“Tax Contests”) in respect of Taxes related to the Business or to a Company or any Company Subsidiary and that could result in a proposed adjustment for such Taxes in an amount equal to or exceeding $100,000 individually or $250,000 in the aggregate are disclosed on Section 3.13(e) of the Disclosure Schedules. All Tax Contests completed within the past three years that related either to the Business or to a Company or a Company Subsidiary are disclosed on Section 3.13(e) of the Disclosure Schedules. For purposes of this Section 3.13(e), a Tax Contest is related to the Business or to a Company or a Company Subsidiary if the Tax Contest resulted in a proposed adjustment to any Tax item or attribute of the Business, a Company or a Company Subsidiary, including an item of income, gain, deduction, loss, basis, credit, or loss or credit carry-back or carry-forward.

(f) Except as set forth on Section 3.13 of the Disclosure Schedules, none of the Companies or any Company Subsidiary (i) is a party to, bound by or owes any amount pursuant to any Tax allocation, indemnification or sharing agreement, (ii) is or has been a member of an Affiliated Group (other than groups the common parent of which is or was YRCW), (iii) has any liability for the Taxes of any other Person as a transferee or successor, by Contract, by operation of Law or otherwise or (iv) has ever been a party to any joint venture, partnership or other agreement or arrangement that could be treated as a partnership for Tax purposes.

(g) No deficiency for Taxes of or with respect to any Company or any Company Subsidiary is currently outstanding, assessed or proposed in writing. No adjustment relating to any Tax Return filed by, or related to, the Business, any of the Companies or any Company Subsidiary has been proposed in writing by any taxing authority. No claim has ever been made by a taxing authority that any Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. None of the Companies or any Company Subsidiary has any liabilities for unpaid Taxes that has not been accrued or reserved on the Financial Statements, whether asserted or unasserted, contingent or otherwise. For purposes of this Section 3.13(g), an adjustment to a Tax Return is related to the Business, any Company or any Company Subsidiary if it is with respect to any Tax item or attribute of the Business, a Company or a Company Subsidiary, including any item of income, gain, deduction, loss, basis, credit, or loss or credit carry-back or carry-forward.

(h) Each Company and each Company Subsidiary is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order applicable to it (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

Equity Interest Purchase Agreement

(i) None of the Companies nor any of the Company Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.

(j) Each of the Companies and each Company Subsidiary is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of documentation substantiating their transfer pricing practices and methodology. The prices charged for any material property or services (or for the use of any property) provided by or to each of the Companies and Company Subsidiaries are arm’s length prices for purposes of applicable transfer pricing laws.

(k) None of the Companies or any Company Subsidiary will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of (i) any change in method of accounting made prior to the Closing, (ii) any closing or settlement agreement executed prior to the Closing, (iii) being or having been a member of an Affiliated Group prior to the Closing, (iv) any installment sale or open transaction disposition consummated prior to the Closing or (v) any prepaid amount received prior to the Closing.

(l) No position has been taken on any Tax Return by or with respect to any Company or any Company Subsidiary that is contrary to any publically announced position of a taxing authority or that is substantially similar to any position that a taxing authority has successfully challenged in the course of an examination of a Tax Return of or with respect to any Company or any Company Subsidiary.

(m) None of the Companies or any Company Subsidiary has been a party to any transaction or series of transactions which is or forms part of a scheme for the primary purpose of Tax avoidance.

(n) No later than seven days prior to the Closing, Sellers shall provide to Buyer a list that sets forth, to the Knowledge of the Sellers, each Governmental Authority (including the name and jurisdiction of such Governmental Authority) that could reasonably be expected to impose any withholding taxes with respect to the payment of the Purchase Price.

Section 3.14 Absence of Changes. Since December 31, 2009, except as set forth on Section 3.14 of the Disclosure Schedules or as reflected in the April Balance Sheets:

(a) the Companies and the Company Subsidiaries have conducted the Business in the ordinary course, in substantially the same manner in which it has been previously conducted and have not suffered any state of facts, change, development, occurrence or effect on the Business or their respective assets, properties, financial condition or results of operations, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect;

(b) there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Equity Interests of the Companies or any of the Company Subsidiaries or any purchase, redemption or other acquisition of any of the Companies’ or any of the Company Subsidiaries, Equity Interests or any options, warrants, calls or rights to acquire any such Equity Interests;

Equity Interest Purchase Agreement

(c) there has not been any split, combination or reclassification of any of the Equity Interests of the Companies or any of the Company Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such Equity Interests;

(d) there has not been:

(i) any grant by the Companies or Company Subsidiary to any Employee (each, a “Participant”) of any increase in compensation, commission opportunity, perquisites or benefits, any loan or any payment or award by the Companies or Company Subsidiary of any bonus or award other than in the ordinary course of business consistent with past practice;

(ii) any grant by the Companies or any Company Subsidiary to any Participant of, or any increase in or amendment of, severance, change in control, termination or similar compensation or benefits,

(iii) any entry by the Companies or any Company Subsidiary into, any amendment of, or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or any termination of, (A) any Employee Plan or Employee Agreement, or similar agreement, commitment or obligation between the Companies or any Company Subsidiary and any Participant or any Labor Agreement, (B) any agreement between the Companies or any Company Subsidiary and any Participant the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Companies or any Company Subsidiary of the nature contemplated by this Agreement or (C) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under this clause (iii), collectively, “Benefit Agreements”);

(iv) any payment to any Participant of any benefit not provided for under any Contract, or Benefit Agreement other than the payment of regular cash compensation in the ordinary course of business consistent with past practice; or

(v) any hiring, termination, promotion, demotion or other such actions of any Employee;

(e) there has not been any damage, destruction or loss to any assets or properties of the Companies or Company Subsidiaries or any other Person, whether or not covered by insurance, that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(f) there has not been any adoption of or change in financial accounting methods, principles or practices by any Seller, a Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP or Law;

(g) there has not been any material Tax election made or changed, any Tax accounting method or practice adopted or changed, any settlement or compromise of any material Tax liability, any filing of any amended Tax Return, or any consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, in each case relating to Taxes of or with respect to any Company or Company Subsidiary;

Equity Interest Purchase Agreement

(h) there has not been any payment, discharge, waiver or satisfaction, in any amount in excess of $100,000 in any one case, or $250,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of a Company or a Company Subsidiary), other than payments, discharges or satisfactions of liabilities in the ordinary course of business consistent with past practice; and

(i) there has not been any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property Rights or rights thereto.

Since December 31, 2009, each Company and Company Subsidiary has continued all pricing, sales, receivables or payables practices in accordance with GAAP and in the ordinary course of business consistent with past practice and has not engaged, other than in a manner that is materially consistent with past practice, in:

(j) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods,

(k) any practice with the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods,

(l) any practice with the effect of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods or

(m) any other promotional sales, discount activity or inventory overstocking or understocking, in each case in this clause (d) in a manner outside the ordinary course of business or inconsistent with past practice.

Section 3.15 Environmental Matters. Except for those matters disclosed on Section 3.15 of the Disclosure Schedules:

(a) the Companies and the Company Subsidiaries have conducted their operations (including any Hazardous Substance Activity) in compliance with all applicable Environmental Laws and have obtained, maintained and complied with the terms of all Permits, identification numbers and other authorizations required under or issued pursuant to all applicable Environmental Laws (“Environmental Permits”) to entitle the Companies and the Company Subsidiaries to own or lease and operate their respective assets and to carry on and conduct the Business as currently conducted, except in each case where the failure to so obtain, maintain or comply would not reasonably be expected to affect the Business in any material respect;

(b) there are no pending or threatened Proceedings, Orders, demands or Liens resulting from any Environmental Liabilities or arising under any Environmental Law with respect to or affecting the Leased Real Property or any of the properties and assets (whether real, personal or mixed) currently or formerly owned or operated by the Companies or any Company Subsidiary that would reasonably be expected to affect the Business in any material respect;

(c) none of the Companies or any Company Subsidiary has received any written notice from any Governmental Authority of any unresolved violation of any Environmental Law

Equity Interest Purchase Agreement

by any Company or Company Subsidiary, or of any unresolved obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Leased Real Property or any other properties in which any of the Companies or any Company Subsidiary has or had an interest or with respect to any property at which Hazardous Substances were generated by any of the Companies or any Company Subsidiary, or to which Hazardous Substances generated by any of the Companies or any Company Subsidiary were transferred that would reasonably be expected to affect the Business in any material respect;

(d) As of the Closing, except in compliance with Environmental Laws in a manner that could not reasonably be expected to subject the Company or any Company Subsidiary to any material Environmental Liability, no Hazardous Substances are present in, on or under any Leased Real Property currently owned, operated, occupied, controlled or leased by the Company or any Company Subsidiary or were present in, on or under any real property formerly leased, owned or otherwise occupied by the Company or any Company Subsidiary at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or Company Subsidiary. To the Knowledge of the Sellers, there are no underground storage tanks or asbestos which is friable that is present on any Leased Real Property.

(e) the Sellers have made available to Purchaser copies of any environmental site assessment, remediation study, or notification to or from Governmental Authorities (including but not limited to any inspection reports) in the Sellers’ possession, as well as any documents or correspondence relating in any way to any Environmental Liabilities that relate to the Business or the Leased Real Property, in each case that would reasonably be expected to affect the Business in any material respect;

(f) None of the Companies or Company Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to any Environmental Liability, or the Hazardous Substance activities of a Company, any Company Subsidiary or any Person, or otherwise require the Company or Company Subsidiaries to undertake any remedial obligation or other corrective action, that would reasonably be expected to affect the Business in any material respect; and

(g) The New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et seq. does not apply to the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.16 Affiliate Transactions. Except as set forth on Section 3.16 of the Disclosure Schedules and for any of the Transaction Documents, none of the Companies or any Company Subsidiary is a party to any agreement with (a) any of its current or former directors, officers, managers, members or general managers or (b) any Seller or any Affiliate of such Seller other than any of the Companies or any Company Subsidiary (such Affiliates, “Non-Company Affiliates”). Section 3.16 of the Disclosure Schedules describes all services provided by any Non-Company Affiliate to any of the Companies or any Company Subsidiary. There are no loans, leases, royalty agreements or other continuing transactions between a Company or any Company Subsidiary, on the one hand, and any current or former director, officer, employee, consultant, representative or equity holder of a Company or Company Subsidiary.

Section 3.17 Suppliers. Section 3.17 of the Disclosure Schedules sets forth, for the year ended December 31, 2009, the names of the ten (10) largest suppliers of each of the Global, Distribution – Warehouse, Transportation Management and Truckload Brokerage business lines of the Business based on the dollar volume of purchases (the “Suppliers”). None of the Companies or any Company Subsidiary has received written notice from any Supplier to the effect, and none of the Sellers has any Knowledge,

Equity Interest Purchase Agreement

that any such Supplier will stop supplying materials, products or services to the Companies or the Company Subsidiaries.

Section 3.18 Customers. Section 3.18 of the Disclosure Schedules sets forth for the year ended December 31, 2009, the names of the ten (10) largest customers of each of the Global, Distribution – Warehouse, Transportation Management and Truckload Brokerage business lines of the Business based on the dollar volume of sales (the “Customers”). None of the Companies or any Company Subsidiary has received written notice from any Customer to the effect, and none of the Sellers has any Knowledge, that any such Customer will stop buying products or services of the Companies or the Company Subsidiaries.

Section 3.19 Insurance. Section 3.19 of the Disclosure Schedules lists each insurance policy maintained by any of the Sellers, the Companies or any Company Subsidiary with respect to the properties, assets and operations of any of the Companies or Company Subsidiaries or of which a Company or any Company Subsidiary is the owner, insured or beneficiary (collectively, “Insurance Policies”) and sets forth the date of expiration of each such Insurance Policy and a list identifying each of the outstanding claims under each such Insurance Policy. Complete and correct copies of each of the Insurance Policies with open claims have been provided to Purchaser. Each of the Insurance Policies is in full force and effect. Neither any Seller, any Company or any Company Subsidiary nor, to the Knowledge of the Sellers, any other Person, is in breach or default under any such Insurance Policy (including with respect to the payment of premiums or the giving of notices) in any material respect, and to the Knowledge of the Sellers, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, in any material respect, under any such Insurance Policy. To the Knowledge of the Sellers, no party to any such Insurance Policy has repudiated any provision thereof. Section 3.19 of the Disclosure Schedules separately identifies and describes any material self insurance arrangements affecting any Company or Company Subsidiary.

Section 3.20 Employment Matters

(a) Section 3.20(a)(i) of the Disclosure Schedules sets forth a table providing: (1) the name and job title; (2) employment type (full-time, part-time, temporary); (3) employment status (active or leave of absence), (4) the specific entity for whom they provide services; (5) hire date, (6) annual salary; (7) commission and bonus opportunity; (8) accrued but unused or unpaid vacation/paid time off balances; (9) the exempt and non-exempt status; and (10) location of each employee of (i) any Company and each Company Subsidiary or (ii) any Affiliate of the Sellers, the Companies or any Company Subsidiary who provides services primarily to the Business, in each case as of the date hereof.

(b) Each Company and each Company Subsidiary is in compliance in all material respects with all Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, occupational health and safety, wages (including overtime wages), compensation, hours of work, and labor relations and in each case, with respect to their Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such Employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) is not liable for special

Equity Interest Purchase Agreement

commitments or obligations over and above those given by Law regarding severance compensation, bonus, vacation, and any other employee benefit. There are no Proceedings pending or, to the Knowledge of the Sellers, threatened against any Company, Company Subsidiary or their respective Employees relating to any Employee, Employee Agreement or Employee Plan. There are no pending or, to the Knowledge of the Sellers, threatened Proceedings against any Company, any Company Subsidiary, any Company trustee or any trustee of any Company Subsidiary under any worker’s compensation policy or long-term disability policy.

(c) None of the Companies and Company Subsidiaries is party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, provincial or local agency or governmental authority with respect to employment practices. The services provided by each Company’s, each Company Subsidiary’s and each Company ERISA Affiliate’s Employees in the U.S. are terminable at the will of the respective Company, Company Subsidiary, and Company ERISA Affiliate and any such termination would result in no liability to any Company, Company Subsidiary, or any Company ERISA Affiliate. None of the Companies and Company Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased or seconded from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Nor does any Company or any Company Subsidiary have any joint-employer liability with respect to any service providers used or provided by any Company or Company Subsidiary.

(d) No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against any Company or any Company Subsidiary is pending, or to the Knowledge of the Sellers, threatened, or reasonably anticipated. None of the Sellers has Knowledge of any activities or proceedings of any labor union or similar entity to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Sellers, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. None of the Companies and Company Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar statute or Law, including any similar Law of a non-U.S. jurisdiction. Except as set forth in Section 3.20 of the Disclosure Schedules, none of the Companies and Company Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union contract, labor-related agreement or arrangement with any union, works council or similar labor-relations body, or any similar Contract or agreement with respect to the Employees, (the “Labor Agreements”) and no Labor Agreements are being negotiated by any Company, any Company Subsidiary, or the Sellers. The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any union, works council, or other labor-relations body) to any payments under any Labor Agreements or any similar arrangements or require any Company, Company Subsidiary, or Seller to consult with any union, works council or similar labor relations body.

(e) None of the Companies and Company Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN or any similar statute or Law, issued any notification of a plant closing or mass layoff required by WARN or any similar statute or Law, or incurred any liability or obligation under WARN or any similar statute or Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN or any similar statute or Law.

Equity Interest Purchase Agreement

(f) There are no outstanding inspection orders made under U.S or Canadian occupational health and safety legislation relating to the Companies or any Company Subsidiary. There are no pending or, to the Knowledge of the Sellers, threatened charges against the Companies or any Company Subsidiary under applicable U.S. or Canadian occupational health and safety laws and there have been no fatal or critical accidents that have occurred in the course of the operation of the Companies or any Subsidiary Company that would reasonably be expected to lead to charges under U.S. or Canadian occupational health and safety legislation.

(g) All current assessments under U.S. or Canadian workers’ compensation legislation that relate to each of the Companies or any Company Subsidiary have been paid or accrued, and each of the Companies and Company Subsidiaries has not been subject to any specialty or penalty assessment under such legislation which has not been paid.

Section 3.21 Warranties; Defects; Liabilities. Each product manufactured, sold, licensed, leased, or delivered by a Company or any Company Subsidiary, and each service rendered by a Company or any Company Subsidiary, has been in conformity with all applicable contractual commitments and all express and implied warranties except where the failure to be in such conformity would not reasonably be expected to have a Material Adverse Effect. None of the Companies or Company Subsidiaries has any liability (and to the Knowledge of the Sellers, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for replacement or repair of any such products or with respect to any such services, or for other damages in connection therewith, other than warranty claims arising from warranty obligations incurred in the ordinary course of business in amounts consistent with the historical experience of the Companies and the Company Subsidiaries.

Section 3.22 Complete Copies of Documents. Each copy of a document that has been provided in the Data Room is a complete copy, in all material respects, of the underlying document.

Section 3.23 Bankruptcy; Insolvency.

(a) None of the Sellers, Companies or Company Subsidiaries has (i) instituted voluntary proceedings under any Bankruptcy Law, (ii) had an involuntary bankruptcy proceeding instituted against it under any Bankruptcy Law, (iii) filed a petition or other document seeking liquidation or reorganization under any bankruptcy or any Bankruptcy Law, (iv) consented to the filing of any such petition, (v) had appointed a Custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, or (viii) failed generally to pay its debts as they become due.

(b) The occurrence of the Closing and the transactions contemplated by this Agreement before and after Closing shall not cause any of the Sellers, Companies or Company Subsidiaries to, and as a result of the transactions contemplated by this Agreement, none of the Sellers, Companies or Company Subsidiaries shall be required to, (i) institute voluntary proceedings under any Bankruptcy Law, (ii) have an involuntary proceeding filed against it under any Bankruptcy Law, (iii) file a petition or other document seeking liquidation or reorganization under any Bankruptcy Law, (iv) consent to the filing of any such petition, (v) have appointed a Custodian (as defined below) of it or any of its assets or property, (vi) make a general assignment for the benefit of creditors, (vii) admit in writing its inability to pay its debts generally as they become due, (viii) become insolvent within the meaning of any Bankruptcy Law, (ix) fail generally to pay its debts as they become due, or (x) have unreasonably small assets in relation to its business.

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Section 3.24 Bank Accounts. Section 3.24 of the Disclosure Schedules lists each deposit or checking account maintained by any Company or Company Subsidiary, including the name and location of the bank, trust company, savings and loan association or other financial institution at which such account is maintained, the account number of such account and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

Section 3.25 Payments. To the Knowledge of the Sellers, none of the Companies or Company Subsidiaries nor any of their respective representatives acting on their behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which, to the Knowledge of the Sellers, was illegal under any Laws. To the Knowledge of the Sellers, none of the Companies or Company Subsidiaries nor any of their representatives acting on their behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.26 Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried out without the services of any Person acting on behalf of the Companies in such manner as to give rise to any valid claim against Purchaser, the Companies or any Company Subsidiary for any brokerage or finder’s commission or similar compensation. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Sellers, the Companies or the Company Subsidiaries.

Section 3.27 Purchaser’s Representations and Warranties. To the Knowledge of the Sellers, except as disclosed to Purchaser and except where Purchaser has actual knowledge of such breach, no breach of any of Purchaser’s representations and warranties under this Agreement exists. For purposes of this Section 3.27, the “due inquiry” component of the definition of “Knowledge of the Sellers” shall be disregarded and given no effect.

Section 3.28 Disclaimer of Implied Warranties. The Sellers are not making and have not made any representations and warranties, except as specifically set forth in this Agreement, the Disclosure Schedules and, at the Closing, the certificates described in Section 6.4(d) and Section 6.4(j).

Section 3.29 Representations Complete. The representations and warranties made by the Sellers in this Agreement, in the Disclosure Schedules and in any certificate executed and delivered in connection with the Closing, when all such documents are read together in their entirety, do not contain and will not contain at the Closing any untrue statement of a material fact, and do not omit and will not omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers that the following statements are true and correct:

Section 4.1 Corporate Status and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party have been duly authorized by all necessary action (whether corporate or otherwise) on the part of Purchaser. This Agreement and each of

Equity Interest Purchase Agreement

the other Transaction Documents to be executed by Purchaser has been duly executed and delivered by Purchaser and, assuming that this Agreement and each other Transaction Document has been duly executed and delivered by the party seeking to enforce this Agreement or such other Transaction Document, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.2 No Conflicts; Consents and Approvals.

(a) The execution and delivery of this Agreement by Purchaser and the performance of Purchaser’s obligations under this Agreement will not result in (i) any conflict with the Organizational Documents of Purchaser or (ii) any breach or violation of or default under any Law, statute, regulation, judgment, order, decree or Permit or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound.

(b) Except as provided in the Step Plan, no consent, approval or authorization of or filing with any third party or Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

Section 4.3 Financial Ability to Perform. Purchaser will have as of the Closing available cash funds or credit facilities sufficient to pay the Pre-Adjustment Purchase Price.

Section 4.4 Litigation. There are no judicial or administrative actions, Proceedings or investigations involving Purchaser that are pending or, to the Knowledge of Purchaser, threatened, that question the validity of this Agreement or any action taken or to be taken by it in connection herewith.

Section 4.5 Purchase for Investment. Purchaser is acquiring the Company Interests solely for investment purposes and not with a view toward any resale or distribution thereof. Purchaser acknowledges that the Company Interests have not been registered under the Securities Act of 1933, as amended, or the applicable securities laws and regulations of any state or other jurisdiction, and may not be transferred in the absence of such registration or an exemption therefrom.

Section 4.6 Brokers. All negotiations relating to this Agreement and the transactions contemplated herein have been carried out without the services of any Person acting on behalf of Purchaser or any Affiliate of Purchaser in such manner as to give rise to any valid claim against any Seller, any Company or any Company Subsidiary for any brokerage or finder’s commission or similar compensation.

Section 4.7 Argentina Business Volume. Purchaser and its Affiliates in Argentina have not performed during the last 36 months any concentration under the terms of section 8 of the Argentine Antitrust Act No. 25,156 as amended and regulated.

Section 4.8 Sellers’ Representations and Warranties. To Purchaser’s Knowledge, except as disclosed to the Seller Representative or the Sellers and except where the Seller Representatives or any of the Sellers has actual knowledge of such breach, no breach of any of the Sellers’ representations and warranties under this Agreement exists.

Equity Interest Purchase Agreement

Section 4.9 Disclaimer of Implied Warranties. Purchaser is not making and has not made any representations and warranties, except as specifically set forth in this Agreement and, at the Closing, the certificate described in Section 6.3(d).

Section 4.10 Complete Copy of Stock Purchase Agreement. The copy of the Stock Purchase Agreement that has been provided by Purchaser to the Sellers is a complete copy, in all material respects, of the underlying document.

ARTICLE V

COVENANTS OF PARTIES

Section 5.1 Consents. Each party to this Agreement shall use commercially reasonable efforts to obtain all consents of any Governmental Authority or other third party required to be obtained to consummate the transactions contemplated by this Agreement or to enable Purchaser, the Companies and the Company Subsidiaries to operate the Business after the Closing in the manner operated by the Companies and the Company Subsidiaries in the ordinary course of business consistent with past practice prior to the Closing. The Sellers will use commercially reasonable efforts to obtain, and to cause each Company or Company Subsidiary, as applicable, to obtain, each consent under any Material Contract required to be obtained in connection with the execution, delivery or performance of this Agreement by the Sellers or the consummation of the transactions contemplated herein. The Sellers will also use commercially reasonable efforts to obtain, and to cause each Company or Company Subsidiary, as applicable, to obtain, the termination of each Contract set forth on Schedule 5.1; provided that any termination fees, claims or other expenses incurred or suffered as a result of such terminations shall be the responsibility of the Sellers. In the event that any other party to a Lease or Material Contract conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise requires in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under a Lease or the provision of additional security (including a guaranty), (i) the Company (or, if applicable, the Company Subsidiary) shall not make or commit to make any such payment or provide any such consideration without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and (ii) any such payment shall be the responsibility of the Sellers under this Agreement.

Section 5.2 Satisfaction of Closing Conditions. The parties hereto will use their reasonable efforts to bring about the satisfaction as soon as possible of all of the conditions contained in ARTICLE VI.

Section 5.3 Conduct of Business. From the date hereof until the Closing, except as contemplated by this Agreement (including Schedule 5.3), the Sellers will cause the Companies and the Company Subsidiaries to conduct the Business in the ordinary course consistent with past practice, and the Sellers will cause the Companies and the Company Subsidiaries not to, in each case, without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed):

(a) take any action, or fail to take any action, that would be required to be listed on Section 3.14 of the Disclosure Schedules if such action or failure to act had occurred after December 31, 2009 and prior to the date hereof;

(b) (i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease or exclusively license all or substantially all of its assets; or (iv) permit the sale or transfer of any Equity Interests;

Equity Interest Purchase Agreement

(c) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests;

(d) guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course of business) or make any loans, advances or capital contributions to, or investments in, any Person, other than between the Companies or Company Subsidiaries;

(e) incur any Debt, other than (i) up to $500,000 of Borrowed Money Debt and (ii) Debt incurred in the ordinary course of business consistent with past practice;

(f) except as required by GAAP applied on a basis consistent with prior periods, Law or circumstances that did not exist as of the date of this Agreement, change any of the accounting principles or practices used by it;

(g) change its practices and procedures in any material respect with respect to the collection of accounts receivable or offer to discount the amount of any account receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto, other than in the ordinary course of business;

(h) fail to pay any Debt or any other accounts payable as they become due, or change in any material respect its existing practices and procedures for the payment of Debt or other accounts payable;

(i) settle any Proceeding where the settlement involves ongoing obligations of a Company or Company Subsidiary or any non-monetary relief, except Sellers, without Purchaser’s consent, may settle (A) Proceedings related to the Retained Insurance Claims and (B) any Proceeding where the settlement involves only the payment of cash consideration paid prior to the Closing and the determination of the Estimated Net Working Capital and does not involve any non-monetary relief;

(j) reduce the amount of any insurance coverage provided by existing insurance policies;

(k) make any loan to, or enter into any transaction directly or indirectly with, any of its directors, officers or employees, including any member of his or her immediate family or Affiliates, as applicable, other than transactions contemplated by this Agreement;

(l) enter into any Labor Agreement;

(m) hire or terminate (other than for cause) any management-level employee or make any material changes in headcount or key personnel;

(n) make or commit to make any material changes in salary, wages, bonuses, severance obligations or similar items or adopt or modify any Employee Plan (other than as required by Law);

Equity Interest Purchase Agreement

(o) fail to maintain cash on its balance sheet in ordinary amounts necessary to maintain the continuing operations of the Business; provided, however, that distributions of cash may be made on or prior to June 30, 2010, but only to the extent that (i) such reduction of cash on its balance sheet is fully reflected in the Initial Net Working Capital Estimate and (ii) from the date of such reduction until the Closing there is sufficient cash to maintain the continuing operations of the Business;

(p) acquire, sell, transfer or otherwise dispose of any material assets except inventories and supplies in the ordinary course of business consistent with past practice;

(q) purchase services, lease, sublease or license real or personal property, acquire any real property or any interest in real property, make any other expenditures or incur any other liabilities (including Debt) that in each case exceed $200,000 on an annual basis or $250,000 in the aggregate;

(r) cancel or terminate any current Insurance Policies that are specific to the Companies and the Company Subsidiaries (and not applicable to YRCW and its Affiliates as a whole) or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(s) (i) make or change any Tax elections, or adopt or change any Tax accounting methods, or take any other discretionary positions with respect to Taxes that relate to the Companies or any Company Subsidiary that would adversely affect the Business, a Company or any Company Subsidiary (except to the extent such election or position is of a type previously made or taken by a Company or any Company Subsidiary in the ordinary course of business), (ii) file or amend any Tax Return filed by the Companies or any Company Subsidiary or that would directly and adversely affect the Business, a Company or any Company Subsidiary other than in accordance with Section 5.9, (iii) surrender the right to any refund or credit of Taxes to which a Company or any Company Subsidiary is entitled, (iv) enter into any closing agreement or settle or compromise any Tax claim or assessment that relates primarily to a Company or a Company Subsidiary, (v) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment that primarily relate to the Companies or any Company Subsidiary (other than a limitation period applicable to a Tax claim or assessment with respect to a Tax Return of an Affiliated Group of which YRCW or a Seller is the parent corporation), or (vi) fail to withhold, accrue and pay when due any payroll taxes and penalties imposed on a Company or any Company Subsidiary but, for the avoidance of doubt, only to the extent such withholding, accrual or payment is required to be made prior to the Closing; for purposes of clauses (i), (iv) and (v), a Tax matter is related to the Business, any Company or any Company Subsidiary if it is with respect to any Tax item or attribute of the Business, a Company or a Company Subsidiary, including any item of income, gain, loss, basis, credit, or loss or credit carry-back or carry-forward;

(t) enter into, amend or modify in any material respect, or take any affirmative action to terminate, any Material Contract other than (i) in the ordinary course of business and (ii) any amendments to the Credit Agreement and the loan documents entered into in connection therewith that do not directly impact the Business, the Equity Interests or the properties and assets of the Companies and Company Subsidiaries (for the avoidance of doubt, neither reaffirming the guarantees, pledges and security interests obligating the Companies or the Company Subsidiaries

Equity Interest Purchase Agreement

in effect immediately prior to the execution and delivery of this Agreement, nor requesting the termination or release thereof, alone requires the consent of Purchaser);

(u) make any material change to any partnership;

(v) delay or postpone the payment of accounts payable or other liabilities outside the ordinary course of business;

(w) make or authorize any change to, or repeal any provision of, the Organizational Documents of a Company or any Company Subsidiary;

(x) after June 30, 2010, make, declare, make provision for, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its Equity Interests, or purchase, redeem or acquire any Equity Interests, or make or declare any grants or charitable donations; or

(y) approve, propose, authorize any of, or commit or agree to take any of the foregoing;

provided, however, that it shall not be a violation of this Section 5.3 for YRCW to (A) take any actions with respect to the Domestic Freight Forwarding, Flow-Through Distribution and certain Hong Kong and China operations that are to be retained by YRCW and not acquired by Purchaser pursuant to this Agreement, but only to the extent such actions do not adversely affect, in any material respect, any Company or Company Subsidiary, the Business or the consummation of the transactions contemplated herein, or (B) conduct activities with respect to the conversion of any of the Companies to limited liability companies, but only to the extent such activities have been approved in writing by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing, it is understood and agreed that this Agreement does not, and shall not be construed to, impose any condition on the ability of any Seller, Company or Company Subsidiary or any Affiliate of a Seller, Company or Company Subsidiary to create, incur or permit to exist any lien upon any of its property or assets to secure the Secured Obligations (as defined in the Credit Agreement); provided that in no event shall Purchaser be required to consummate the sale and purchase of the Company Interests unless the conditions set forth in Section 6.2 and Section 6.4 have been fulfilled or waived in accordance with the terms herein.

Section 5.4 Access and Information. The Sellers shall cause the Companies to give to Purchaser and its agents and representatives reasonable access during normal business hours to (a) the Chief Executive Officer and the Chief Financial Officer of the Business and other employees, members of management and customers of the Companies and the Business to whom Purchaser reasonably requests access, provided that access to customers shall be subject to mutual coordination by YRC Logistics and Purchaser, and (b) the properties, assets, books, records, business plans and budgets of the Companies and the Company Subsidiaries (including, without limitation, access to any Leased Real Property for the purpose of performing any non-intrusive environmental investigations that Purchaser shall desire, provided that (i) the Sellers shall only be obligated to use commercially reasonable efforts to give access to any Leased Real Property if the consent of the lessor of such Leased Real Property is required to perform environmental investigations, and (ii) Purchaser shall not perform any Phase II Environmental Site Investigations without the express written approval of the Seller Representative), and will furnish such information and documents in their possession relating to the Companies and the Company

Equity Interest Purchase Agreement

Subsidiaries as Purchaser and its agents and representatives may reasonably request. All such information and documents obtained by Purchaser or its representatives shall be subject to the terms and conditions of that certain Confidentiality Agreement, dated February 5, 2009, by and between Austin Ventures X, L.P. and YRC Logistics (the “Confidentiality Agreement”). The Sellers, the Companies and the Company Subsidiaries, as applicable, shall promptly support the provision of information to third party providers requested by Purchaser or its agents or representatives to evaluate establishing an independent bank line of credit or insurance policies at the Companies or Company Subsidiaries, provided that Purchaser and such agents or representatives shall cooperate with the Sellers to inform such third party providers of the confidential nature of such information provided to them.

Section 5.5 Publicity; Disclosure. Prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein may be issued or made by or on behalf of any party to this Agreement without the approval of the Seller Representative and Purchaser, unless required by law or stock exchange requirement (in the reasonable opinion of counsel for the party making the disclosure), in which case the other party shall have the right to review such press release or announcement prior to publication. In addition, prior to the Closing, the parties to this Agreement shall not disclose, and shall cause their respective partners, officers, directors, employees, stockholders, members, managers and other agents not to disclose, to any third party other than legal, tax and similar advisors in connection with the transactions contemplated by this Agreement, the terms and conditions of this Agreement, the transactions contemplated by this Agreement or any letter of intent related to this Agreement between any of the parties hereto (a “Letter of Intent”), and the existence of the proposed transactions and of any Letter of Intent, except that the parties to this Agreement may (a) disclose such information to any bank, lender (including a pension fund) or other financial institution (or such Person’s consultants and legal counsel) that provides financing to the Sellers or any of their Affiliates (including YRCW), (b) disclose such information to any Person (including a Governmental Authority) for the sole purpose of obtaining a consent or approval of such Person listed in Section 2.3(b), Section 3.2(a) or Section 3.2(b) to the transactions contemplated by this Agreement and (c) make any disclosure required to be made by it under Law (including federal securities laws) provided that (i) in the case of a disclosure described in clause (c), the Sellers shall have advised Purchaser at least two (2) Business Days prior to any such disclosure, if the Sellers determine that such disclosure is required under applicable securities laws and (ii) prior to making any disclosure of information covered by this Section 5.5, such party will use commercially reasonable efforts to notify the other parties thereof and cooperate with such other parties with respect thereto to the extent requested in order to preserve confidentiality. Notwithstanding the foregoing, the parties to this Agreement shall be allowed to inform key customers and suppliers and potential customers and suppliers of the Business that the transactions contemplated by this Agreement are intended to be consummated upon satisfaction of the closing conditions; provided, however, that no party shall be allowed to disclose this Agreement, the Letter of Intent or the terms or conditions of any of the foregoing to such key customers and suppliers and potential customers and suppliers.

Section 5.6 Preservation. The Sellers shall cause each of the Companies and Company Subsidiaries to (a) use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors and customers, (b) confer on a regular and frequent basis, at Purchaser’s reasonable request, with representatives of Purchaser to report operational matters and the general status of ongoing operations and (c) notify Purchaser of any material adverse development or material change in its business or in the operation of its properties or in the Business.

Section 5.7 Confidential Information. From and after the Closing, except in response to legal process or stock exchange requirements (where a Seller has, to the extent permitted by law, notified the Companies and the Company Subsidiaries in writing so that they may seek appropriate relief and has

Equity Interest Purchase Agreement

given the Companies and the Company Subsidiaries a reasonable period of time to seek such relief prior to any disclosure by such Seller), no Seller shall divulge, disclose, furnish or make accessible to anyone or use in any way any confidential or secret knowledge or information of the Companies or the Company Subsidiaries including, but not limited to, trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly used in the Business, any customer or supplier lists of the Companies or the Company Subsidiaries, any confidential or secret development or research work of the Companies or the Company Subsidiaries, or any other confidential information or secret aspects of the Business. The Sellers acknowledge that the above-described knowledge or information constitutes a unique and valuable asset of the Companies and the Company Subsidiaries and represents a substantial investment of time and expense by the Companies and the Company Subsidiaries, and that any disclosure or use of such knowledge or information by a Seller would be wrongful and would cause irreparable harm to the Companies and the Company Subsidiaries, entitling the Companies and Company Subsidiaries to obtain equitable relief without having to post bond. The foregoing obligations of confidentiality shall not apply to (a) any knowledge or information that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by a Seller, or (b) disclosures by any Seller to its outside consultants or legal advisers or disclosures by any Seller to any bank, lender (including a pension fund) or other financial institution (or such Person’s consultants and legal counsel) that provides financing to the Sellers or any of their Affiliates (including YRCW), so long as, in each of the foregoing cases, the recipient of such disclosure has a legitimate need to know such knowledge or information in connection with professional services being provided to Seller and has been informed of the confidential nature of the information provided to it.

Section 5.8 Seller Credit Enhancements. Schedule 5.8 sets forth a list of all performance, local import or other similar bonds, sureties, letters of credit or other guaranties, excluding security deposits and prepayments, in connection with the operation of the Business posted by any of the Sellers or their respective Affiliates (other than the Companies or the Company Subsidiaries) (collectively, “Seller Credit Enhancements”). Purchaser shall use commercially reasonable efforts to, effective as of the Closing Date, replace the Seller Credit Enhancements with new arrangements, including obtaining and posting substitute bonds, sureties, letters of credit or guaranties or assuming existing Seller Credit Enhancements; provided, however, that Purchaser shall replace the Seller Credit Enhancements listed under the heading “Bonds and Letters of Credit - US” on Schedule 5.8 in the manner described in this sentence within five (5) Business Days after the Closing. The Sellers shall not, and shall cause the Companies and Company Subsidiaries not to, withdraw or replace the deposits in the amount of £1,700,000 and €225,000 in connection with the Euler Hermes Guarantees (as defined in the Disclosure Schedules) prior to or upon Closing.

Section 5.9 Tax Matters.

(a) The Sellers shall have the right (at the Sellers’ sole risk, cost and expense) to control the conduct of any Tax Contest, that would, if pursued successfully, result in or give rise to a claim for Indemnified Tax Losses (as defined in Section 5.10). Purchaser and the relevant Companies and Company Subsidiaries shall be entitled to attend and participate in any such proceeding at their sole cost and expense. Purchaser (at Purchaser’s sole risk, cost and expense) shall control all other Tax Contests with respect to the Companies and the Company Subsidiaries. If the Companies or the Sellers receive any written or oral communication with respect to a claim for Indemnified Tax Losses, then the Sellers or Purchaser (on behalf of the Companies and Company Subsidiaries) shall promptly notify the other party hereto in writing of the existence of such Tax claim. The party controlling any Tax Contest that would, if pursued successfully, result in or give rise to a claim for Indemnified Tax Losses, shall not settle or compromise such Tax

Equity Interest Purchase Agreement

Contest without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

(b) The Sellers and Purchaser shall, and Purchaser shall cause the Companies and the Company Subsidiaries to, cooperate and consult in good faith with each other (i) during the course of the preparation of U.S. federal, state, regional, county, provincial, municipal, local or non-U.S. Tax Returns of the Companies for periods ending on or before the Closing Date (collectively, the “Pre-Closing Tax Period”) and the portion of any Straddle Period ending on the Closing Date, and (ii) in connection with any adjustment, claim or question asserted or raised by any Tax authority with respect to the Companies and in respect of any Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date. Such cooperation shall include the retention as set forth in the next sentence, and (upon the request and at the expense of the other party) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making themselves and employees available on a mutually convenient basis to provide additional information and explanation of any material information provided hereunder. The Sellers and Purchaser agree, and Purchaser shall cause its Affiliates (including the Companies and Company Subsidiaries), (A) to retain all books and records in their possession with respect to Tax matters relating to the Companies and the Company Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or the Sellers shall, and Purchaser shall cause its Affiliates (including the Companies and Company Subsidiaries) to, allow such party to take possession of such books and records. YRCW will provide to Purchaser on or prior to the Closing Date a complete list of Tax Returns that are required to be filed for, by, on behalf of, or with respect to any of the Companies or any Company Subsidiary, including a list of the required filing date for each such Tax Return (determined as if the purchase and sale of the Company Interests would not occur). The Sellers and Purchaser shall cooperate and consult in good faith with each other to determine which of such Tax Returns are required to be filed for a Pre-Closing Tax Period and which Tax Returns cover a Straddle Period. Any information obtained by any Person in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Tax Contest in accordance with the terms of this Agreement.

(c) To the extent permitted by Law, the Sellers shall cause the Companies and the Company Subsidiaries to elect with the appropriate Tax authority to close the taxable periods of the Companies and the Company Subsidiaries as of and including the Closing Date. In any case where Law does not require or permit a taxable period of the Companies or the Company Subsidiaries to be closed as of and including the Closing Date, any Tax pertaining to a period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) shall be allocated in accordance with the applicable provisions of Section 5.9(d) hereof.

(d) In the case of any Tax pertaining to a Straddle Period and which is based on income, sales, revenue, production or similar items or other Taxes not described in the next sentence, the portion of Tax pertaining or attributable to the Companies for the portion of a Straddle Period ending on and including the Closing Date shall be determined on the basis of an interim closing of the books as of and including the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing,

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shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each such portion. Any real or personal property Tax assessed against or pertaining to any asset of a Company for a Straddle Period shall be prorated as follows: the total amount of any such Taxes allocable to the portion of the Straddle Period ending on and including the Closing Date shall be the product of (i) such Tax for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in such Tax period prior to and including the Closing Date, and the denominator of which is the total number of days in the Tax period, and the balance of such Taxes shall be allocable to the Post-Closing Tax Period. To the extent that the party responsible pursuant to this Agreement for filing a Tax Return (the “Filing Party”) is required to remit any Taxes that the other party is responsible pursuant to this Agreement to pay (the “Paying Party”), the Paying Party shall pay to the Filing Party any such Taxes within 10 days after receipt of reasonably satisfactory evidence of the amount of such Taxes.

(e) The Sellers shall prepare or cause to be prepared and timely filed any and all Tax Returns which are required to be filed for, by, on behalf of or with respect to the Companies or the Company Subsidiaries on or before the Closing Date. The Sellers will prepare or cause to be prepared and timely filed each Tax Return covering a Pre-Closing Tax Period (including, without limitation, any short taxable period, or Tax Return required or permitted to be filed for a short taxable period ending on the Closing Date) which is required to be filed for, by, on behalf of or with respect to any of the Companies or any Company Subsidiary after the Closing Date. Purchaser will prepare or cause to be prepared and timely filed each Tax Return covering a Straddle Period which is required to be filed for, by, on behalf of or with respect to any of the Companies or any Company Subsidiary after the Closing Date. Tax Returns contemplated by the foregoing provisions of this Section 5.9(e) shall be prepared in accordance with Law and consistent with past practice. The party required by the foregoing provisions of this Section 5.9(e) to prepare or cause to be prepared and timely filed any Tax Return shall permit the other party to review and comment on each such Tax Return during a reasonable period prior to filing and shall revise such Tax Returns in accordance with such other party’s reasonable comments. Any disputes regarding the Tax Returns referred to by the foregoing provisions of this Section 5.9(e) shall be timely resolved by the Referee. Purchaser shall prepare and file or cause to be prepared and filed all other Tax Returns for the Companies and the Company Subsidiaries required to be filed after the Closing Date.

(f) Any sales, use, value-added, goods and services and other transfer taxes, stamp duties, real estate or other excise taxes and other similar Taxes imposed as a result of the transfer of the Company Interests to Purchaser or its Affiliates pursuant to this Agreement (“Transfer Taxes”) shall be the liability of the Sellers, and, to the extent such Transfer Taxes are payable by Purchaser, Purchaser shall be entitled to treat such amounts as withholding pursuant to Section 1.7 or require the Sellers to reimburse Purchaser for the amount of such Transfer Taxes. The parties hereto shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. Notwithstanding anything to the contrary in this Section 5.9, the party required by Law to file any Tax Return with respect to Transfer Taxes shall do so in the time and manner prescribed by Law, and shall permit the other party to review and comment on each such Tax Return during a reasonable period prior to filing and shall revise such Tax Returns in accordance with the other party’s reasonable comments.

(g) In Purchaser’s sole discretion, any Tax sharing, indemnification or allocation agreement (or similar agreement or arrangement) to which any of the Companies or Company Subsidiaries is a party or by which the Company or any of the Companies or Company

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Subsidiaries is bound shall be terminated effective as of the Closing, and neither the Companies nor the Company Subsidiaries shall have any liability pursuant to any such agreement.

(h) The Sellers agree that elections may be made under Section 338(g) of the Code with respect to the purchase pursuant to this Agreement of any of the Companies or Company Subsidiaries that is a non-U.S. corporation.

(i) Prior to the Closing, (i) the Sellers shall take all actions necessary to cause (A) any of the Companies or any Company Subsidiary that is incorporated or formed under the laws of the United States or any political subdivision thereof, other than USF Logistics (Mexico) Inc. and USF Logistics Services (Puerto Rico) Inc. to be disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3 for U.S. federal Tax purposes, and (B) the complete liquidation of Globe.com Lines, Inc., a Delaware corporation, and (ii) YRCW shall join with Purchaser and take all actions necessary to make an election under Section 338(h)(10) of the Code with respect to the purchase of the stock of each of USF Logistics (Mexico) Inc. and USF Logistics Services (Puerto Rico) Inc. (collectively, the “Restructuring”). In addition, the Sellers shall cooperate as reasonably requested by Purchaser and at Purchaser’s expense to take any and all other actions necessary or convenient in connection with Purchaser’s tax planning or structuring with respect to the Business.

(j) The Sellers and Purchaser shall cooperate and consult in good faith with each other to determine, prior to the Closing Date, which Governmental Authorities identified on the list provided pursuant to Section 3.13(n) will impose withholding tax with respect to the payment of the Purchase Price and the amount of any such Tax.

(k) In the event of a conflict between any of the provisions of this Section 5.9 and any other provision of this Agreement, the provisions of this Section 5.9 shall control.

Section 5.10 Tax Indemnification. The Sellers hereby agree, jointly and severally, to indemnify and hold harmless Purchaser and its Affiliates (including the Companies and Company Subsidiaries after the Closing) from and against any Tax, loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with: (i) any Taxes imposed on the Companies and /or the Company Subsidiaries with respect to any Pre-Closing Tax Period or portion of any Straddle Period ending on and including the Closing Date, including, for the avoidance of doubt, any such Taxes resulting from the North America Business Transfer Transaction, the Hong Kong Business Transfer Transaction, the Restructuring, the matters referred to in Section 5.15 or any other action taken on or prior to the Closing Date in order to facilitate, or otherwise prepare any Company or Company Subsidiary for transfer pursuant to, the transactions contemplated by this Agreement; (ii) any Taxes imposed on the Sellers that are collected or required to be collected by means of withholding against the Purchase Price; (iii) any Taxes of another Person imposed on any Company and/or Company Subsidiary as a result of being or having been a member of an Affiliated Group, as a transferee or successor, by contract, by operation of Law or otherwise during or with respect to any period or portion of such period ending on or before the Closing Date; (iv) any obligation under any Tax allocation, indemnification or sharing agreement, including the Tax Sharing Agreement, dated January 1, 2003 by and among Yellow Corporation and certain of its subsidiaries as set forth on Section 3.13 of the Disclosure Schedules and the Tax Indemnification and Allocation Agreement, dated September 30, 2002, by and between Yellow Corporation and SCS Transportation, Inc.; and (v) Taxes imposed on the Companies and/or the Company Subsidiaries as a result of any inaccuracy or breach of representation or warranty under Section 3.13 or any covenant under Section 5.3(s) or Section 5.9 provided that no Seller shall be liable to Purchaser for any amount described in this Section 5.10 until the aggregate amount of Taxes determined to be due and payable exceeds the aggregate amount that is

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specifically accrued or reserved for such Taxes on the Final Balance Sheet. In addition, and notwithstanding anything in this Agreement to the contrary, including the foregoing, the Sellers hereby agree, jointly and severally, to indemnify and hold harmless Purchaser and its Affiliates (including the Companies and Company Subsidiaries after the Closing) from and against any Tax, loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any Taxes of the Sellers for any taxable period or portion thereof, including, for the avoidance of doubt, any such Taxes collected or required to be collected by means of withholding against the Purchase Price. Any amount described in this Section 5.10 plus any Losses arising out of, in connection with or related to the Pending Tax Cases shall be referred to as “Indemnified Tax Losses.”

Section 5.11 Notification of Certain Matters.

(a) The Sellers will give prompt notice to Purchaser of, and prior to the Closing will update the applicable section or sections of the Disclosure Schedules to describe (including the underlying event, condition, fact or circumstance that causes, caused, constitutes or constituted):

(i) to the Knowledge of the Sellers, the existence of any breach or breaches of any representation or warranty in ARTICLE II or ARTICLE III of this Agreement, if such breach or breaches individually or in the aggregate, would reasonably be expected to result in Purchaser Indemnified Losses in excess of the Minimum Loss Amount; and

(ii) to the Knowledge of the Sellers, the failure by any of the Sellers to comply with or satisfy, or the failure by any of the Sellers to cause the Companies and the Company Subsidiaries to comply with or satisfy, in any material respect any covenants to be complied with by the Sellers, the Companies or the Company Subsidiaries hereunder as a condition to Purchaser’s obligation to close the transactions contemplated hereunder.

No such notification will affect the representations or warranties of the Sellers or the conditions to Purchaser’s obligation to close hereunder, and for purposes of determining the accuracy of the representations and warranties contained in this Agreement and determination of the amount of Purchaser Indemnified Losses related thereto, any update of or modification to the Disclosure Schedules made or purported to have been made by the Sellers after the date of this Agreement shall be disregarded.

(b) Purchaser will give prompt notice to the Sellers of:

(i) to the Knowledge of Purchaser, the existence of any breach or breaches of any representation or warranty in ARTICLE IV of this Agreement, if such breach or breaches individually or in the aggregate, would reasonably be expected to result in Seller Indemnified Losses in excess of the Minimum Loss Amount; and

(ii) to the Knowledge of Purchaser, the failure of Purchaser to comply with or satisfy in any material respect any covenants to be complied with by Purchaser hereunder as a condition to the Sellers’ obligation to close the transactions contemplated hereunder.

No such notification will affect the representations or warranties of Purchaser or the conditions to the Sellers’ obligation to close hereunder, and for purposes of determining the accuracy of the representations and warranties contained in this Agreement and determination of the amount of Seller Indemnified Losses related thereto, any update of or modification to the Disclosure

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Schedules made or purported to have been made by Purchaser after the date of this Agreement shall be disregarded.

Section 5.12 Employee Benefits/Labor Matters.

(a) At or after the expiration date of the Employee Transition Period (as defined in the TSA) (such expiration date, the “Expiration Date”), Purchaser shall, or shall cause one of its Subsidiaries to, take such actions as are necessary to grant those employees who (i) are, as of the Expiration Date, Leased Employees (as defined in the TSA), (ii) are not included in a unit of employees covered by a collective bargaining agreement and (iii) have been offered and accepted employment with Purchaser or one of its Subsidiaries following the Expiration Date (such employees meeting the conditions described in all of clauses (i) through (iii) above, the “Company Employees”), credit for Past Service (as defined below) for purposes of initial eligibility to participate in, and vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan or plan providing post-retirement welfare benefits) under, any employee benefit plans maintained by Purchaser and its Subsidiaries in which the Company Employees are eligible to participate (collectively, “Purchaser Plans”). “Past Service” means a Company Employee’s service with the Companies, any Company Subsidiary, or the YRC Companies (as defined in the TSA) pursuant to the terms of the TSA to the same extent recognized by the Companies, the Company Subsidiaries and the YRC Companies (as defined in the TSA) pursuant to the terms of the TSA under the Employee Plans. Purchaser shall, or shall cause one of its Subsidiaries to, take such actions as are necessary to give Company Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Purchaser and its Subsidiaries in which they are eligible to participate.

(b) With respect to each Company Employee who is an active participant in an Employee Plan (a “Company Employee Plan”) immediately prior to the Expiration Date, Purchaser shall, or shall cause one of its Subsidiaries to, take such actions as are necessary to ensure that the group health plan maintained by Purchaser or one of its Subsidiaries in which such Company Employee is eligible to participate during the calendar year in which the Expiration Date occurs (the “Current Year”) shall, to the extent permitted under such Company Employee Plan (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Employee Plan in which such Company Employee participated immediately prior to the Expiration Date, and (ii) provide credit, for the Current Year, for any co-payments or deductible payments made by the Company Employee and out of pocket expenditures incurred by the Company Employee under the applicable Company Employee Plan for the Current Year. For the period of time between the Closing Date and the Expiration Date the Leased Employees shall continue to be eligible to participate in the Company Employee Plans, other than a Company Employee Plan that is intended to include a Code Section 401(k) arrangement, subject to the terms and conditions of such Company Employee Plans and on the same terms in effect as of the Closing Date, through the Expiration Date.

(c) Effective as of the day immediately preceding Closing, the Companies and/or the Company Subsidiaries, as applicable, shall, subject to Law, each terminate (i) any and all group severance, separation or salary continuation plans, programs or arrangements, (ii) any and all plans intended to include a Code Section 401(k) arrangement that are sponsored by a Company or a Company Subsidiary and (iii) participation in any and all plans intended to include a Code Section 401(k) arrangement in which Employees of a Company or a Company Subsidiary

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participate (collectively, “Company Terminated Plan(s)”). Effective as of the day immediately preceding Closing, and subject to Law, the Companies and the Company Subsidiaries shall each terminate participation in any Affiliate Employee Plan (including any Affiliate Employee Plan that is an employee pension benefit plan as defined in Section 3(2) of ERISA, whether qualified or not qualified). No later than five Business Days prior to the Closing, the Companies and Company Subsidiaries shall provide Purchaser with evidence that such Company Terminated Plan(s) and each of the Companies’ and Company Subsidiaries’ participation in any Affiliate Employee Plan have been terminated (effective as of the day immediately preceding the Closing Date and subject to the Closing) pursuant to resolutions of the Sellers’, Companies’ and Company Subsidiaries’ board of directors, members or managers, as applicable. The form and substance of such resolutions shall be subject to review and approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. The Companies and Company Subsidiaries also shall take such other actions in furtherance of terminating such Company Terminated Plan(s) and participation in such Affiliate Employee Plans as Purchaser may reasonably require, which may include, without limitation, obtaining employees’ consent where required.

(d) Purchaser acknowledges that by operation of law the Companies or the Company Subsidiaries, as applicable, shall continue to be obligated to comply with the terms of any non-U.S. Employee Plans that are sponsored by the Companies and any Company Subsidiary immediately prior to the Closing Date; provided, however, that nothing herein shall restrict Purchaser’s, its Subsidiaries’, the Companies’ or a Company Subsidiary’s ability to amend or terminate such Employee Plans in accordance with their terms and subject to Law. Nothing contained herein is intended to, nor shall it, amend any Employee Plan or any similar plan, program or arrangement maintained by Purchaser or its Subsidiaries.

(e) Purchaser acknowledges that by operation of law after the Closing Date the Companies or Company Subsidiaries that are parties to the collective bargaining agreements set forth on Section 5.12(e) of the Disclosure Schedules shall continue to be obligated to comply with the terms of such collective bargaining agreements.

(f) Except as set forth in the TSA, the Sellers shall be responsible for, hereby covenant to pay or otherwise discharge, and shall indemnify and hold harmless Purchaser against, any liability, claim or obligation (including reasonable attorney’s fees) for any liability, claim or obligation that was incurred prior to the Expiration Date under, in connection with, relating to or arising out of any Employee Plan.

(g) Nothing herein shall alter the at-will employment of any employee of any Company or any Company Subsidiary in the U.S., including any applicable employment in connection with the TSA.

(h) The Sellers shall use commercially reasonable efforts, and shall cause the Company and the Company Subsidiaries to use commercially reasonable efforts, to cooperate with Purchaser in the preparation of communications announcing the transactions contemplated by this Agreement and the other Transaction Documents to the Employees and shall not provide any Employee with a description or commitment of any compensatory arrangements to be in effect after the Closing without first obtaining Purchaser’s prior written consent.

(i) Prior to the Closing, each employee listed on Exhibit I shall have resigned his or her employment with, or been terminated by, the Sellers, the Companies and the Company Subsidiaries and the Sellers shall not provide any such employee a competing or alternative offer of employment with any Seller or an Affiliate of any Seller; provided that (i) the Sellers shall be

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permitted to retain and continue to employ such employees who become Leased Employees to the extent necessary to perform the obligations of the Sellers who are parties to the TSA and in accordance with the TSA and (ii) the resignation or removal of such employees who become Leased Employees may become effective after the Closing Date but in no event later than the end of the Employee Transition Period (as defined in the TSA). Until the first anniversary of the Closing Date, without the consent of Purchaser, the Sellers shall not directly or indirectly solicit for employment or rehire any employee listed on Exhibit I who was terminated or who resigned employment with any of the Sellers, the Companies and the Company Subsidiaries prior to the Closing.

Section 5.13 Acquisition Proposals.

(a) No Solicitation. From the date hereof through the earlier of the termination of this Agreement pursuant to Section 7.1 or the Closing, none of the Sellers, the Companies, the Company Subsidiaries or any of their respective officers, directors, employees, partners, stockholders, members, managers and other agents or representatives will, and the Sellers, the Companies and the Company Subsidiaries will cause their own and their Affiliates’ officers, directors, employees, partners, stockholders, members, managers and other agents or representatives not to (and will not authorize any of them to), directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, or submission of, any Acquisition Proposal with respect to any of the Companies, the Company Subsidiaries or the Business; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to any of the Companies or the Company Subsidiaries; (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to the Companies, the Company Subsidiaries or the Business, except as to the existence of these provisions; (iv) approve, endorse, recommend or submit to a vote of holders of its Equity Interests any Acquisition Proposal with respect to the Companies, the Company Subsidiaries or the Business; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to the Companies, the Company Subsidiaries or the Business. Notwithstanding the foregoing, any Seller, Company or Company Subsidiary may respond to an inquiry or other expression of interest without being deemed to have violated this Section 5.13 if and only to the extent that such response states only that such Seller, Company or Company Subsidiary is prohibited from, among other things, discussions regarding such inquiry or other expression of interest.

(b) Notification of Unsolicited Acquisition Proposals. From the date hereof until the earlier of the termination of this Agreement pursuant to Section 7.1 or the Closing, immediately after receipt by any of the Sellers, the Companies or the Company Subsidiaries or any of their respective Affiliates of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, the Sellers will provide Purchaser with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

Section 5.14 Non-Reliance. Purchaser acknowledges and agrees that the Sellers have not made any implied representations or warranties in this Agreement or otherwise. Specifically, but without limitation, the Sellers have not made in this Agreement or otherwise any implied representations and warranties of merchantability or use or fitness for any particular purpose of the assets of the Companies or

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the Company Subsidiaries. Each of the Sellers acknowledges and agrees that Purchaser has not made any implied representations or warranties in this Agreement or otherwise.

Section 5.15 Transfer of Equity Interests. The Sellers shall use commercially reasonable efforts to cause YRCL Singapore to transfer any Equity Interests of PT Meridian IQ Indonesia owned by YRCL Singapore to a Person other than a Company or a Company Subsidiary. If the Sellers are unable, prior to the Closing, to cause YRCL Singapore to transfer such Equity Interests of PT Meridian IQ Indonesia to a Person other than a Company or a Company Subsidiary, then the Parties shall cooperate to cause such transfer to occur no later than one hundred and eighty (180) days after the Closing Date. Without limiting the agreement of the Parties in the preceding sentence:

(a) the costs and expenses (including Taxes) associated with such transfer of such Equity Interests of PT Meridian IQ Indonesia shall be borne by the Sellers;

(b) from and after the Closing, until the transfer of such Equity Interests of PT Meridian IQ Indonesia in accordance with this Section 5.15, Purchaser shall cause YRCL Singapore not to transfer, sell, dispose of or otherwise encumber such Equity Interests of PT Meridian IQ Indonesia, or to agree or commit to do any of the foregoing;

(c) from and after the Closing, until the transfer of such Equity Interests of PT Meridian IQ Indonesia in accordance with this Section 5.15, Purchaser shall cause YRCL Singapore to vote such Equity Interests as directed by YRCL Asia on all matters on which a vote of such Equity Interests is required or appropriate, including for the election of directors or other members of the governing body of PT Meridian IQ Indonesia; provided that Purchaser shall not be required to cause YRCL Singapore to vote such Equity Interests in a manner that is prohibited by Law or Order or to approve any action that if approved or taken would constitute a violation of Law or Order;

(d) Purchaser shall cause YRCL Singapore to pay and remit to YRCL Asia any dividends, distributions or other sums received by YRCL Singapore in respect of its ownership of such Equity Interests of PT Meridian IQ Indonesia; and

(e) the transfer of such Equity Interests of PT Meridian IQ Indonesia pursuant to this Section 5.15 shall be made pursuant to transfer documentation mutually acceptable to the Parties and as outlined on Schedule 5.15.

Section 5.16 May Financial Statements. The Sellers shall deliver to Purchaser unaudited balance sheets of the Companies and the Company Subsidiaries as of May 31, 2010 and the related statements of income for the five-month period then ended promptly upon preparation of such financial statements, but in any event no later than the Closing.

Section 5.17 Name Changes; Use of Trademarks.

(a) The Sellers shall dissolve, or change the corporate names of, PT Meridian IQ Indonesia, Meridian IQ Jin Jiang Logistics Co., Ltd., and any other Affiliates of the Sellers whose names include the phrase “Meridian IQ”, the word “Meridian”, the letter string “MIQ”, any other substantially similar word or phrase to any of the foregoing, or any word or phrase that includes any of the foregoing (each a “Meridian Mark,” and collectively, the “Meridian Marks”) no later than one hundred and eighty (180) days after the Closing Date. The Sellers agree, on their own behalf and on behalf of their Affiliates, that from and after the Closing, none of them will use a Meridian Mark in any form whatsoever, including in respect of advertising and promotional

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materials. The Sellers agree that from and after the Closing, they will not use, license or authorize any third party to use, any other name, slogan, logo, trade name or trademark (“Name”) or any abbreviation of or derivation from “Meridian IQ” or any Name similar to any Name used in connection with the Business prior to or as of the Closing Date. The Sellers agree, on their own behalf and on behalf of their Affiliates, that from and after the Closing they shall not register or attempt to register trademarks in any jurisdiction consisting of a Meridian Mark and shall not qualify to do business under any name consisting of a Meridian Mark. The Sellers and their Affiliates shall not oppose Purchaser’s or a Purchaser Nominee’s registration or use of the Meridian Marks alone or with other words or designs, in any jurisdiction. The Sellers shall take, and shall cause their Affiliates to take, all reasonable action, as and when requested by Purchaser, to cancel or abandon any active trademark applications or registrations for a Meridian Mark.

(b) Purchaser shall change the corporate name of each Company and Company Subsidiary whose name includes the phrase “YRC Logistics” or the words “YRCW” or “YRC” no later than one hundred and eighty (180) days after the Closing Date. Purchaser agrees, on its own behalf and on behalf of its Affiliates, that from and after the Closing, except as permitted under the TSA, none of them will use the phrase “YRC Logistics” or the words “YRCW” or “YRC” or any abbreviation of or derivation from such phase or words or any name similar to them in any form whatsoever, including in respect of advertising and promotional materials. Purchaser agrees that from and after the Closing, except as permitted under the TSA, neither Purchaser, its Affiliates, the Companies nor the Company Subsidiaries will use, license or authorize any third party to use, any other Name or any abbreviation of or derivation from “YRC Logistics”, “YRCW” or “YRC” or any Name similar to such Name used in connection with the Business prior to or as of the Closing Date. Purchaser agrees that from and after the Closing, neither Purchaser, its Affiliates, the Companies nor the Company Subsidiaries shall register or attempt to register trademarks in any jurisdiction using the phrase “YRC Logistics” or the words “YRCW” or “YRC,” and shall not qualify to do business under any name using the phrase “YRC Logistics” or the words “YRCW” or “YRC”. During the one hundred and eighty (180) day period following the Closing Date, the Sellers and their Affiliates shall not use the phrase “YRC Logistics” in connection with the business of the Sellers or their Affiliates, except that the Sellers may continue to use the phrase “YRC Logistics” in connection with the Retained Asia Business. After such 180-day period, Purchaser shall not oppose the Sellers’ or the Sellers’ Affiliates’ registration or use of the name “YRC Logistics” alone or with other words or designs, in any jurisdiction.

Section 5.18 Retained Obligations. Prior to the Closing, the Sellers shall cause the Companies and the Company Subsidiaries to assign to the Sellers and prior to the Closing, the Sellers shall assume the Retained Obligations pursuant to the Assignment and Assumption Agreement.

Section 5.19 Certain Software Contracts and Applications. The Parties recognize and agree that the Contracts and applications identified in Schedule 5.19 will not be transferred at signing of this Agreement, and the Parties covenant to use commercially reasonable efforts between the date hereof and the Closing Date and, to the extent necessary, after the Closing Date, to effect those transfers, as necessary to place adequate rights in such Contracts and applications with the appropriate Party, as indicated in Schedule 5.19 (with “NewCo Needs” referring to Purchaser, a Company or a Company Subsidiary as the appropriate Party).

Section 5.20 UK Deposits. The Parties hereby agree that 61.5% of the UK Deposit Amount shall belong to the Sellers, and 38.5% of the UK Deposit Amount shall belong to Purchaser. After the Closing Date, Purchaser shall use commercially reasonable efforts to obtain the release of the UK Deposit Amount, which efforts shall include obtaining and posting substitute bonds, sureties, letters of credit or

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guaranties. If after the Closing Date the full UK Deposit Amount is released to one of the Companies, Company Subsidiaries or Purchaser, then Purchaser shall, within 72 hours of such release, pay to the Sellers 61.5% of the UK Deposit Amount. If after the Closing Date less than the full UK Deposit Amount is released to one of the Companies, Company Subsidiaries or Purchaser, then Purchaser shall, within 72 hours of such release, pay to the Sellers 61.5% of the amount released to one of the Companies, Company Subsidiaries or Purchaser, and upon any subsequent partial release of the UK Deposit Amount, Purchaser shall pay to the Sellers 61.5% of the amount released within 72 hours of such release to one of the Companies, Company Subsidiaries or Purchaser. For the avoidance of doubt, the obligation of Purchaser to pay the portion of the UK Deposit Amount to the Sellers as specified in this Section 5.20 shall be not be subject to any condition other than those specified in this Section 5.20.

Section 5.21 Intercompany Agreements; Third-Party Receivables and Payables.

(a) Prior to the Closing the Sellers shall, and shall cause the Companies and Company Subsidiaries to, amend the Agency Agreements and Master Agreements listed on Section 3.16 of the Disclosure Schedules to which YRC Logistics Services is a party so as to remove YRC Logistics Services as a party thereto, including obtaining any required third-party consents necessary for such amendment.

(b) Promptly following the Closing, but in any event within five (5) Business Days after the Closing Date, the Sellers shall notify all third-party customers or suppliers who are party to agreements among such third-parties and the Sellers or their Affiliates (excluding the Companies and the Company Subsidiaries), on one hand, and Companies or Company Subsidiaries, on the other, that all payments related to services provided by the Companies or Company Subsidiaries shall be made to the applicable Company or Company Subsidiary and not to the Sellers or their Affiliates (excluding the Companies and the Company Subsidiaries), and that only accounts payable arising from goods or services provided to the Companies or Company Subsidiaries shall be payable by the Companies or Company Subsidiaries. Such notice shall be subject to Purchaser’s prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(c) In the event that after the Closing any of the Sellers or any of their Affiliates (other than the Companies or Company Subsidiaries) receives any instrument of payment with respect to any of the Companies’ or Company Subsidiaries’ accounts receivable, the Sellers shall, or shall cause their Affiliates to, promptly deliver it to the applicable Company or Company Subsidiary, endorsed where necessary, without recourse, in favor of the applicable Company or Company Subsidiary. In the event a Company or Company Subsidiary receives any instrument of payment with respect to any accounts receivable of the Sellers or their Affiliates (other than the Companies or Company Subsidiaries), such Company or Company Subsidiary shall, or Purchaser shall cause such Company or Company Subsidiary to, promptly deliver it to the applicable Seller or their Affiliate after the Closing, endorsed where necessary, without recourse, in favor of such Seller or their Affiliate.

(d) In the event that after the Closing any of the Sellers or any of their Affiliates (other than the Companies or Company Subsidiaries) receives any invoice for goods or services provided to any of the Companies or Company Subsidiaries, the Sellers shall, or shall cause their Affiliates to, promptly deliver such invoice to the applicable Company or Company Subsidiary. In the event a Company or Company Subsidiary receives any invoice for goods or services provided to any of the Sellers or their Affiliates (other than the Companies or Company Subsidiaries), such Company or Company Subsidiary shall, or Purchaser shall cause such

Equity Interest Purchase Agreement

Company or Company Subsidiary to, promptly deliver such invoice to the applicable Seller or their Affiliate after the Closing.

Section 5.22 Financing. Prior to the Closing Date, the Sellers will, and will cause the Companies and the Company Subsidiaries to, and will use their commercially reasonable efforts to cause their respective Affiliates, attorneys and other agents or representatives to, provide to Purchaser all cooperation reasonably requested by Purchaser in connection with the arrangement of the Financing, including, without limitation, (i) permitting Purchaser and the prospective lenders involved in the Financing access during normal business hours, upon reasonable notice, to all of the properties, books, Contracts, personnel and records of the Companies and Company Subsidiaries or otherwise related to the Business as Purchaser may reasonably request, including to evaluate the Companies’ and Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date; (ii) using commercially reasonable efforts to assist Purchaser to establish or maintain, effective as of the Closing Date, bank and other accounts and blocked account agreements and lock box arrangements in connection with the Financing; (iii) using commercially reasonable efforts to assist Purchaser to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts to which any Company or any Company Subsidiary is a party and to arrange discussions among Purchaser and the prospective lenders in connection with the Financing with other parties to material leases, encumbrances and Contracts as of the Closing Date; (iv) providing monthly financial statements (excluding footnotes) within fifteen (15) days of the end of each month prior to the Closing Date; and (v) taking all corporate actions by the Companies and Company Subsidiaries reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Financing.

Section 5.23 Termination and Release of Post-Signing Liens, Guaranties, Etc. To the extent the approvals identified in items 1-4 of Schedule 6.4(m) are obtained, the Sellers shall, and shall cause the Companies and Company Subsidiaries to, cause (a) any lien, security interest or other encumbrance upon the Equity Interests or upon any assets of any Company or Company Subsidiary and (b) any guaranty and any other obligation by any Company or any Company Subsidiary, in each case as imposed, created or entered into after the execution of this Agreement and prior to Closing in connection with the Note Purchase Agreement, or the Credit Agreement and Loan Documents (as defined therein), or the Pledge Agreements, the 5% Notes Indenture, the 3.375% Notes Indenture or the 6% Notes Indenture (as such terms are defined in Schedule 5.1), to be released or terminated pursuant to written releases or instruments of termination in form and substance reasonably acceptable to Purchaser and delivered to Purchaser prior to or upon the Closing, which in the case of a release of a lien, security interest or other encumbrance, shall obligate the holder thereof to execute such agreements or instruments and take such further actions as are necessary to terminate any and all associated filings with any Governmental Authority evidencing such lien, security interest or encumbrance; provided, however, that if any such lien, security interest or other encumbrance or guaranty or other obligation is released or terminated, as applicable, automatically prior to or upon the Closing, then no such written release or instrument of termination shall be required, provided that the effectiveness of such automatic release is readily ascertainable from the terms of the applicable instrument or agreement and the Sellers confirm in writing to Purchaser that such release or termination is effective.

Section 5.24 Lender and Pension Fund Approvals. Sellers shall use commercially reasonable efforts to obtain the lender and pension fund approvals and consents identified in Schedule 6.4(m) as soon as commercially practicable and, promptly upon receipt thereof, shall deliver to Purchaser copies of all such approvals and consents.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

Equity Interest Purchase Agreement

Section 6.1 General. The respective obligations of the Sellers and Purchaser to consummate the sale and purchase of the Company Interests at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Section 6.2 and Section 6.3, and in the case of Purchaser, of the conditions set forth in Section 6.2 and Section 6.4.

Section 6.2 Conditions to Each Party’s Obligations.

(a) There will not be in effect any injunction or other final, non-appealable order issued by a court of competent jurisdiction materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(b) All necessary consents, permits or approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made.

Section 6.3 Conditions to Obligations of the Sellers.

(a) Deliveries. Each item required to be executed or delivered by Purchaser pursuant to Section 1.5(b) shall have been executed or delivered.

(b) Representations and Warranties. The representations and warranties set forth in ARTICLE IV above, to the extent not qualified as to materiality or Material Adverse Effect, shall be true and correct, in all material respects, and to the extent qualified as to materiality or Material Adverse Effect, shall be true and correct (in each case at and as of the Closing Date as though made as of the Closing Date, unless a specific date is set forth in such representation or warranty).

(c) Covenants. Purchaser shall have performed and satisfied, in all material respects, all covenants, conditions and agreements required or contemplated by this Agreement, in each case, to be performed by Purchaser prior to Closing.

(d) Certificate. The Sellers shall have received a certificate signed on behalf of Purchaser by an executive officer or member of the board of directors of Purchaser certifying without qualification or condition the satisfaction of the conditions in Section 6.3(b) and Section 6.3(c) above.

(e) Stock Purchase Agreement. A fund or funds associated with Austin Ventures IX, L.P. and/or Austin Ventures X, L.P. shall have executed and delivered the Series A Preferred Stock and Common Stock Purchase Agreement with Purchaser (the “Stock Purchase Agreement”) naming the Sellers as intended third party beneficiaries, and such Stock Purchase Agreement shall not have been modified or amended in any material respect and shall remain in full force and effect as of the Closing Date.

(f) Legal Opinion. The Sellers shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Purchaser, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit K.

Section 6.4 Conditions to Obligations of Purchaser.

(a) Deliveries. Each item required to be executed or delivered by the Sellers pursuant to Section 1.5(a) shall have been executed or delivered.

Equity Interest Purchase Agreement

(b) Representations and Warranties.

(i) The representations and warranties set forth in ARTICLE II and Section 3.1, Section 3.2 (except Section 3.2(c)), Section 3.3 through Section 3.6, Section 3.7(c) through Section 3.7(e), Section 3.8 through Section 3.14, Section 3.15 (except Section 3.15(a)), Section 3.16, Section 3.19, and Section 3.22 through Section 3.28 of ARTICLE III above, to the extent not qualified as to materiality or Material Adverse Effect, shall be true and correct, in all material respects, and to the extent qualified as to materiality or Material Adverse Effect, shall be true and correct (in each case at and as of the Closing Date as though made as of the Closing Date, unless a specific date is set forth in such representation or warranty).

(ii) The representations and warranties set forth in Section 3.2(c), Section 3.7(a), Section 3.7(b), Section 3.7(f), Section 3.7(g), Section 3.7(h), Section 3.15(a), Section 3.17, Section 3.18, Section 3.20, Section 3.21 and Section 3.29 of ARTICLE III above, to the extent not qualified as to materiality or Material Adverse Effect, shall be true and correct, in all material respects, and to the extent qualified as to materiality or Material Adverse Effect, shall be true and correct (in each case at and as of the Closing Date as though made as of the Closing Date, unless a specific date is set forth in such representation or warranty), except in each case where the failure to be so true and correct arises out of facts and circumstances that did not exist prior to the date of this Agreement and where the failure would not reasonably be expected to have a Material Adverse Effect.

(c) Covenants. The Sellers shall have performed and satisfied in all material respects all covenants, conditions and agreements required or contemplated by this Agreement, in each case, to be performed by the Sellers, the Companies or the Company Subsidiaries (or, in each case, any one of them) prior to Closing.

(d) Certificate. Purchaser shall have received a certificate signed on behalf of each of the Sellers by an executive officer of each such Seller certifying without qualification or condition the satisfaction of Section 6.4(b) and Section 6.4(c).

(e) Intercompany Agreements. Each of the intercompany agreements set forth on Schedule 6.4(e) shall have been terminated or amended effective as of the Closing (in each case as described on Schedule 6.4(e)).

(f) Consents, Waivers. The Sellers shall have obtained the consents and waivers of third persons set forth on Schedule 6.4(f), and each such consent and waiver shall have been delivered to Purchaser in form and substance reasonably satisfactory to Purchaser in its sole discretion.

(g) Restructuring. The Restructuring shall have been completed.

(h) Contract Terminations. Each party to a Contract set forth on Schedule 6.4(h) shall have executed and delivered terminations to each such Contract as described on Schedule 6.4(h) in form and substance reasonably satisfactory to Purchaser in its sole discretion.

(i) Contract Amendments. An amendment to each Contract set forth on Schedule 6.4(i) shall have been executed and delivered by the parties thereto providing terms as

Equity Interest Purchase Agreement

described on Schedule 6.4(i), in form and substance reasonably satisfactory to Purchaser in its sole discretion.

(j) No Material Adverse Effect. Since the date of this Agreement, no change shall have occurred which would reasonably be expected to have a Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of each of the Sellers by an executive officer of such Seller to such effect.

(k) Employment Agreements. Purchaser shall have received executed copies of the Key Employee Agreements from the Key Employees listed on Exhibit H, and all such Key Employee Agreements shall not have been terminated and shall remain in full force and effect as of the Closing.

(l) Non-Solicitation Agreements. Purchaser shall have received executed copies of the Non-Solicitation Agreements from the employees listed on Exhibit I (except as provided therein), and all such Non-Solicitation Agreements shall not have been terminated and shall remain in full force and effect as of the Closing.

(m) Lender and Pension Fund Approvals. Purchaser shall have received evidence reasonably satisfactory to it of the approval of the execution and delivery of this Agreement by the Sellers, the consummation of the transaction contemplated in this Agreement and the performance of the obligations of the Sellers herein, from the Sellers’ lenders and pension funds listed on Schedule 6.4(m), or if such consents shall have been obtained prior to the execution and delivery of this Agreement, such consents shall continue to be in full force and effect and shall not have been rescinded or revoked.

(n) Other Third Party Approvals. Purchaser shall have received evidence reasonably satisfactory to it of the approval of the execution and delivery of this Agreement by the Sellers, the consummation of the transaction contemplated in this Agreement and the performance of the obligations of the Sellers herein, from the third parties listed on Schedule 6.4(n).

(o) Legal Opinion. Purchaser shall have received from Fulbright & Jaworski L.L.P., counsel to the Sellers, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit J.

(p) Permits. The Sellers, the Companies and the Company Subsidiaries shall have transferred to Purchaser, or to the extent not transferable, Purchaser shall have obtained the Permits set forth on Schedule 6.4(p).

(q) Security Deposits. The Sellers shall have delivered to Purchaser all security deposits and prepayments of the Companies and the Company Subsidiaries.

(r) Certificates of Good Standing. The Sellers shall have provided Purchaser with a certificate from each jurisdiction in which the Companies and Company Subsidiaries are organized or qualified to do business, as to such Company’s or Company Subsidiary’s good standing (or, with respect to jurisdictions where such concept is not recognized, reasonably equivalent evidence (if available) that such Company or Company Subsidiary is current with applicable corporate filings and is not being wound up or otherwise dissolved) and payment of all applicable franchise Taxes.

Equity Interest Purchase Agreement

(s) Payment Obligations. Purchaser shall have reviewed and approved, in its sole discretion, the Contracts providing for the Payment Obligations other than the Contracts providing for Payment Obligations that are listed as of the date of this Agreement on Schedule 6.4(s) as to which Purchaser acknowledges it has reviewed and approved prior to the date of this Agreement.

(t) Debt. The Companies and the Company Subsidiaries shall have no Borrowed Money Debt.

(u) Bankruptcy; Insolvency. None of the Sellers, Companies or Company Subsidiaries shall have (i) instituted voluntary proceedings under any Bankruptcy Law, (ii) had an involuntary proceeding filed against it under any Bankruptcy Law, (iii) filed a petition or other document seeking liquidation or reorganization under any Bankruptcy Law, (iv) consented to the filing of any such petition, (v) had appointed a Custodian of it or any of its assets or property, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due or (viii) failed generally, to an extent greater than existed on March 8, 2010, to pay its debts as they become due.

(v) Lien Release and Guaranty Release; Termination of Related Filings. Any lien, security interest or other encumbrance upon the Equity Interests, including those described in Section 2.2 of the Disclosure Schedules, or upon any of the assets of any Company or Company Subsidiary, and any guaranty by any Company or any Company Subsidiary, shall be released pursuant to written releases (unless otherwise automatically released prior to or upon the Closing; provided that, with respect to the 6% Notes Indenture (as such terms are defined in Schedule 5.1), written evidence of release in form and substance reasonably acceptable to Purchaser shall be obtained), and any and all other obligations of the Companies and Company Subsidiaries under or in connection with the Credit Agreement and Loan Documents (as defined therein), or the Pledge Agreements, the 5% Notes Indenture, the 3.375% Notes Indenture or the 6% Notes Indenture (as such terms are defined in Schedule 5.1) or the Note Purchase Agreement, to the extent such Note Purchase Agreement is amended, restated, supplemented or otherwise modified after the date hereof and prior to the Closing, shall be terminated pursuant to written terminations (unless otherwise automatically terminated prior to or upon the Closing; provided that, with respect to the 6% Notes Indenture, written evidence of termination in form and substance reasonably acceptable to Purchaser shall be obtained), in each case delivered to Purchaser prior to the Closing, which in the case of a release of a lien, security interest or other encumbrance, shall obligate the holder thereof to execute such agreements or instruments and take such further actions as are necessary to terminate any and all associated filings with any Governmental Authority evidencing such lien, security interest or encumbrance.

(w) Assignment of Assigned Leases. Each of the Assigned Leases (as further described in Schedule 6.4(w)) shall have been assigned to the appropriate Company Subsidiary and all required consents thereto shall have been obtained and approved by Purchaser.

(x) Retained Obligations. The Retained Insurance Claims and the obligations related to the other matters described in clause (v) of the definition of Purchaser Indemnified Losses shall have been assigned to and assumed by the Sellers pursuant to the Assignment and Assumption Agreement.

(y) Transfer of YRCL Asia Service Business and Employees. The Hong Kong Business Transfer Transaction shall have been consummated.

Equity Interest Purchase Agreement

(z) North America Business Transfer Transaction. The North America Business Transfer Transaction shall have been consummated.

(aa) Japan Freight Forwarder Registration. YRCL Japan shall have applied for a port-to-port ocean-freight forwarder registration with MLIT for a foreign company.

(bb) Section 2.6 Transfer. The Sellers shall have transferred to Purchaser each item required to be set forth on Section 2.6 of the Disclosure Schedules (other than any such item that is also listed in Schedule 5.19) pursuant to transfer documentation in form and substance reasonably satisfactory to Purchaser in its sole discretion.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Purchaser and the Seller Representative;

(b) By Purchaser in the event of any breach in any material respect by the Sellers of any of their representations, warranties, covenants or agreements contained herein and either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to 5:00 p.m. CDT on the date immediately preceding the Termination Date;

(c) By the Seller Representative in the event of any breach in any material respect by Purchaser of any of Purchaser’s representations, warranties, covenants or agreements contained herein and either (i) such breach cannot be cured or (ii) if it can be cured, such breach has not been cured prior to 5:00 p.m. CDT on the date immediately preceding the Termination Date;

(d) By Purchaser or the Seller Representative if any court of competent jurisdiction in the United States or other Governmental Authority will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining or otherwise prohibiting the purchase of the Equity Interests in any of the Companies or the Company Subsidiaries or otherwise prohibiting the transfer of any Equity Interests contemplated herein to be consummated concurrent with the Closing or the consummation of any other material transaction contemplated herein to be consummated concurrent with the Closing, except for the Post-Closing Transfers;

(e) By Purchaser if any court of competent jurisdiction in the United States or other Governmental Authority will have issued a final and non-appealable order, decree or ruling permanently restraining, rejoining, or otherwise prohibiting the ability of any of the Companies and the Company Subsidiaries to operate the Business in all material respects as the Business was operated in the ordinary course of business consistent with past practice prior to the Closing;

(f) By Purchaser if there has occurred a Material Adverse Effect;

(g) By the Seller Representative at any time after 5:00 p.m. (Central Time) on the Termination Date if any condition to the Sellers’ obligation to consummate the Closing has not then been satisfied or waived, unless such date is extended by the written agreement of Purchaser and the Seller Representative; provided, however, that the right to terminate this Agreement under this clause (g) of Section 7.1 shall not be available to the Seller Representative if the breach by any of the Sellers of this Agreement has resulted in the failure to satisfy one or more of the

Equity Interest Purchase Agreement

conditions to Purchaser’s obligation to consummate the Closing on or before the Termination Date; and

(h) By Purchaser at any time after 5:00 p.m. (Central Time) on the Termination Date if any condition to Purchaser’s obligation to consummate the Closing has not then been satisfied or waived, unless such date is extended by the written agreement of Purchaser and the Seller Representative; provided, however, that the right to terminate this Agreement under this clause (h) of Section 7.1 shall not be available to Purchaser if Purchaser’s breach of this Agreement has resulted in the failure to satisfy one or more of the conditions to the Sellers’ obligation to consummate the Closing on or before the Termination Date.

Section 7.2 Effect of Termination. Except as set forth in this Section 7.2, in the event of termination by the Sellers or Purchaser pursuant to Section 7.1, the transactions contemplated by this Agreement will be terminated without further action by any party to this Agreement. If the transactions contemplated by this Agreement are terminated pursuant to Section 7.1:

(a) Purchaser will destroy or return to the Sellers all documents and other materials received from the Sellers, the Companies, any Company Subsidiary and their respective agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated herein, whether obtained before or after the execution hereof;

(b) The Sellers will destroy or return to Purchaser all documents and other materials received from Purchaser and its affiliates and agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated herein, whether obtained before or after the execution hereof;

(c) Purchaser shall remain bound by its obligations, if any, under the Confidentiality Agreement in accordance with the terms thereof; and

(d) The Sellers shall remain bound by the obligations of YRCW, if any, as if they are YRCW, under the Confidentiality Agreement in accordance with the terms thereof; and

(e) If this Agreement is terminated as provided in Section 7.1, this Agreement will become null and void and of no further force or effect, except for Section 5.5 (relating to publicity), this ARTICLE VII, Section 9.5 (relating to certain expenses), Section 9.14 (relating to governing law) and Section 9.15 (relating to jurisdiction and venue); provided that nothing in this Section 7.1 will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement, to preclude any party to this Agreement from recovering for the breach of another party to this Agreement of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party to this Agreement of its obligations under this Agreement, and provided further that:

(i) in the event that (A) any of the Sellers, the Companies or the Company Subsidiaries breach any provision of Section 5.13 and this Agreement is terminated, (B) the Sellers fail to obtain any of the approvals from the Sellers’ lenders and pension funds listed on Schedule 6.4(m) and this Agreement is terminated, or (C) any of the Sellers has taken any action that interferes with or frustrates, in each case in any material respect, the consummation of the transactions contemplated by this Agreement and this Agreement is terminated other than pursuant to Section 7.1(b) (the matters described in clauses (A), (B) and (C) are collectively referred to as the “Termination Fee Trigger Events”), then in

Equity Interest Purchase Agreement

any such event the Sellers, the Companies and the Company Subsidiaries shall promptly pay to Purchaser or its designee, by wire transfer of immediately available funds, a termination fee equal to $1,250,000 (the “Termination Fee”), plus any costs of collection incurred by Purchaser, including reasonable attorneys’ fees and expenses. The obligation to pay the Termination Fee, plus any costs of collection incurred by Purchaser, including reasonable attorneys’ fees and expenses, shall be joint and several obligations of the Sellers, the Companies and the Company Subsidiaries. The parties agree that the right to receive the Termination Fee, plus the collection costs described in this clause (i), shall be the sole and exclusive remedy of Purchaser and its Affiliates against the Sellers, the Companies, the Company Subsidiaries and their respective Affiliates for any and all claims and losses suffered with respect to any Termination Fee Trigger Event, and upon payment of the Termination Fee, plus the collection costs described in this clause (i), to Purchaser, neither the Sellers, the Companies, the Company Subsidiaries nor any of their respective Affiliates shall have any further liability or obligation of any kind or nature whatsoever arising out of a Termination Fee Trigger Event.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification.

(a) Indemnification by the Sellers. Subject to the provisions of this ARTICLE VIII, from and after the Closing each of the Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Losses:

(i) up to an aggregate amount equal to the Indemnification Escrow Amount; and

(ii) otherwise to the extent indemnification in excess of an amount equal to the Indemnification Escrow Amount is permitted pursuant to Section 8.6 or Section 9.2.

For the avoidance of doubt, except as otherwise provided in the TSA, and without limiting the indemnification obligations of the Seller Indemnifying Parties hereunder (including the indemnification obligations of the Seller Indemnifying Parties hereunder with respect to the Retained Insurance Claims), the Parties hereby acknowledge and agree that the Sellers shall not have responsibility under this Agreement with respect to Post-Closing Claims. When determining the amount of any Indemnified Losses resulting from a breach or inaccuracy of a representation or warranty or a breach of a covenant, in each case contained in this Agreement or any other Transaction Document, any and all materiality qualifications contained in such representation, warranty or covenant, including the term “Material Adverse Effect,” will be ignored and not given effect.

(b) Indemnification by Purchaser. Subject to the provisions of this ARTICLE VIII, from and after the Closing, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Losses:

(i) up to an aggregate amount equal to the Indemnification Escrow Amount; and

Equity Interest Purchase Agreement

(ii) otherwise to the extent indemnification in excess of an amount equal to the Indemnification Escrow Amount is permitted pursuant to Section 8.6 or Section 9.2.

(c) Remedies. Except as permitted pursuant to Section 9.2 and except for a dispute that is subject to the dispute resolution procedures set forth in Section 1.3 or Section 5.9(e), from and after the Closing the indemnification rights of the Indemnified Parties contained in this ARTICLE VIII shall constitute the sole and exclusive remedy of the Indemnified Parties for any and all Indemnified Losses arising out of or related to this Agreement (including breaches of any representations and warranties set forth herein).

Section 8.2 Defense of Third-Party Claims.

(a) In the event an Indemnified Party becomes aware of a claim by a Person not a party to this Agreement (a “Third-Party Claim”) which such Indemnified Party believes may result in an indemnification claim pursuant to this ARTICLE VIII by or on behalf of such Indemnified Party, such Indemnified Party shall promptly (but in no event more than fifteen (15) days) after becoming aware of such Third-Party Claim, give written notice to the Seller Representative (if the Indemnifying Party is a Seller Indemnifying Party) or Purchaser (if the Indemnifying Party is Purchaser) of such Third-Party Claim, but the failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is materially and adversely prejudiced by the Indemnified Party’s failure to give such prompt notice. For avoidance of doubt and solely for purposes of the preceding sentence, any claim by Austin Ventures IX, L.P. or Austin Ventures X, L.P. shall be a direct claim and not a Third Party Claim. The Indemnifying Party shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim if:

(i) the Indemnifying Party:

(A) acknowledges and agrees that:

(1) any and all damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, and out-of-pocket expenses (including court costs, reasonable attorney’s fees and other out-of-pocket expenses incurred in investigating and preparing for, or otherwise in connection with, any Proceeding) (collectively, “Losses”) sustained, suffered or incurred by the Indemnified Parties arising out of or relating to such Third Party Claim, excluding all fees, expenses and costs with respect to the defense of such Third Party Claim incurred while the Indemnifying Party satisfies the conditions in this Section 8.2(a), shall be deemed to be Purchaser Indemnified Losses; and

(2) except for the limits on indemnification in Section 8.6, the Indemnifying Party shall not have any power or authority to object under any provision of this ARTICLE VIII to the amount of any such Losses or to the characterization of such Losses as Purchaser Indemnified Losses;

Equity Interest Purchase Agreement

(B) indemnifies the Indemnified Parties for all Indemnified Losses sustained, suffered or incurred by any of the Indemnified Parties in connection with, or related to, or arising out of, such Third-Party Claim;

(C) diligently conducts the defense of such Third-Party Claim; and

(D) provides promptly evidence that it possesses the financial resources to conduct the defense;

(ii) within thirty (30) days of receiving notice of such Third-Party Claim from the Indemnified Party (or such shorter period as may be required to respond to such Third-Party Claim under requirements of Law), the Indemnifying Party confirms in a written instrument delivered to the Indemnified Party its obligation and willingness to take each of the actions described in clause (i) above; and

(iii) the total potential liability to the Indemnified Party from such Third-Party Claim (based on the good faith estimates of the Indemnifying Party and the Indemnified Party) is less than two hundred percent (200%) of the amount:

(A) then remaining in the Indemnification Escrow Account and not subject to prior claims for Purchaser Escrow Losses, if the Indemnified Party is a Purchaser Indemnified Party; or

(B) determined by subtracting all amounts paid by Purchaser and subject to outstanding claims for Seller Escrow Losses from the total amount of the Indemnification Escrow Amount at Closing, if the Indemnified Party is a Seller Indemnified Party (such items in clauses (i) through (iii) collectively, the “Conditions”).

If all of the Conditions are met and the Indemnifying Party elects to conduct the defense of such Third-Party Claim:

(I) Purchaser (if the Indemnifying Party is a Seller Indemnifying Party) or the Sellers (if the Indemnifying Party is Purchaser) shall have the right to:

(A) receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not adversely affect the availability of any privilege relating to any Indemnifying Party; and

(B) have reasonable access to counsel to the Indemnifying Party;

(II) the Indemnifying Party shall not, without the prior written consent of the Indemnified Parties, settle or compromise, or consent to the entry of any judgment with respect to, such Third Party Claim if such settlement, compromise or judgment:

(A) involves non-monetary obligations that would reasonably be expected to have a direct, significant and adverse effect on the business of the Indemnified Parties; or

Equity Interest Purchase Agreement

(B) involves obligations other than the payment of money by the Indemnifying Parties and customary mutual releases or does not include as an unconditional term thereof the release by the Persons making such Third Party Claim of the Indemnified Parties from all liability with respect to such Third Party Claim; and

(III) the Indemnifying Party must diligently conduct the defense of such Third-Party Claim in good faith and in a commercially reasonable manner and fulfill its indemnification obligations described in Section 8.2(a)(i).

(b) If any of the Conditions are not met, or if any of the Conditions fail to continue to be met after an Indemnifying Party has elected to conduct the defense of a Third-Party Claim pursuant to Section 8.2(a) above, the Indemnified Party may, by notice to the Indemnifying Party, elect at any time to assume the exclusive right to defend, compromise or settle such Third-Party Claim, in which case:

(i) the Indemnified Party must diligently conduct the defense of such Third-Party Claim in good faith and in a commercially reasonable manner;

(ii) Purchaser (if the Indemnified Party is a Seller Indemnified Party) or the Sellers (if the Indemnified Party is a Purchaser Indemnified Party) shall have the right to:

(A) receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not adversely affect the availability of any privilege relating to any Indemnified Party; and

(B) have reasonable access to counsel to the Indemnified Parties;

(iii) the Indemnified Parties shall not, without the prior written consent of the Indemnifying Party, settle or compromise, or consent to the entry of any judgment with respect to, such Third Party Claim if such settlement, compromise or judgment:

(A) involves non-monetary obligations that would reasonably be expected to have a direct, material and adverse effect on the business of the Indemnifying Party or its Subsidiaries; or

(B) involves obligations other than the payment of money by the Indemnified Parties and customary mutual releases or does not include as an unconditional term thereof the release by the Persons making such Third Party Claim of the Indemnified Parties from all liability with respect to such Third Party Claim;

(iv) except with the consent of the Seller Representative if the Indemnifying Party is a Seller Indemnifying Party, or Purchaser if the Indemnifying Party is Purchaser, no settlement or resolution by the Indemnified Party of any claim that gives rise to an indemnification claim by or on behalf of such Indemnified Party shall be determinative of the existence of or amount of Indemnified Losses relating to such matter, provided, however, such settlement or resolution will be determinative of the existence of and the amount of Indemnified Losses relating to such matter if the Indemnified Party shall have

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assumed control of the defense of the claim because one or more of the Conditions fail to continue to be met after an Indemnifying Party has elected to conduct the defense of a Third-Party Claim pursuant to Section 8.2(a) above; and

(v) in the event that the Seller Representative, if the Indemnifying Party is a Seller Indemnifying Party, or Purchaser, if the Indemnifying Party is a Purchaser Indemnifying Party, has consented to any such settlement or resolution by the Indemnified Party, none of the Indemnifying Parties shall have any power or authority to object under any provision of this ARTICLE VIII to the amount of any claim by or on behalf of any Indemnified Party for indemnity with respect to such settlement or resolution.

Notwithstanding anything to the contrary in this Section 8.2(b), at least two Business Days prior to any settlement, compromise or entry of a judgment to resolve such Third Party Claim if such resolution involves only monetary obligations and customary mutual releases, the Indemnified Parties shall notify the Indemnifying Party of the amount of such settlement, compromise or judgment. If within two Business Days of receiving such notice, the Indemnifying Party proposes in writing to the Indemnified Parties an alternative settlement, compromise or judgment amount to be paid to the Persons making such Third Party Claim that is not less than 90% of the amount proposed by the Indemnified Parties and includes in such alternative proposal an unconditional commitment to the Indemnified Parties to indemnify them for all Losses incurred or suffered by them arising out of or related to such Third Party Claim, including all amounts in excess of the Cap (less the extent to which the settlement, compromise or judgment amount proposed by the Indemnified Parties exceeds the Cap), then the Indemnified Parties must either:

(I) settle, compromise or consent to the entry of a judgment at their proposed settlement amount and acknowledge and agree that the maximum amount of the Indemnified Losses payable by the Indemnifying Party with respect to such Third Party Claim is such alternative settlement amount proposed by the Indemnifying Party (which shall not be less than 90% of the settlement amount proposed by the Indemnified Parties); or

(II) elect not to settle, compromise or consent to the entry of such a judgment for their proposed settlement amount, in which case, the Indemnifying Party shall be obligated to fulfill such unconditional indemnification commitment set forth in its response to the Indemnified Parties’ proposed settlement.

(c) If the Indemnified Party assumes the defense of a Third-Party Claim pursuant to Section 8.2(b) above and fails to diligently conduct the defense of such Third-Party Claim, the Indemnifying Party may, by notice to the Indemnified Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnified Party will not be bound by any determination of a Third-Party Claim so defended or any compromise or settlement effected without its consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.3 Direct Claims. If an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.2 because no Third-Party Claim is involved, the Indemnified Party will notify Purchaser (if the Indemnifying Party is Purchaser) or the Seller Representative (if the Indemnifying Party is a Seller Indemnifying Party), in writing of any Indemnified Losses which such Indemnified Party claims are subject to indemnification under the terms hereof. Such notice shall contain:

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(a) a description and a good faith estimate of the amount of any Purchaser Indemnified Losses or Seller Indemnified Losses, as applicable, incurred or reasonably expected to be incurred by the Indemnified Party;

(b) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE VIII for such Purchaser Indemnified Losses or Seller Indemnified Losses, as applicable; and

(c) a description in reasonable detail of the basis therefor. Subject to the limitations set forth in this ARTICLE VIII and in Section 9.1, the failure of the Indemnified Party to exercise promptness in such notification will not amount to a waiver of such claim except to the extent the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

In connection with a claim subject to this Section 8.3, Purchaser (if the Indemnified Party is a Purchaser Indemnified Party) and the Seller Representative (if the Indemnified Party is a Seller Indemnified Party) shall provide the Seller Representative (if the Indemnifying Parties are Seller Indemnifying Parties) or Purchaser (if the Indemnifying Party is Purchaser), as applicable, copies of, the material documents that are then in the possession of or otherwise readily available to Purchaser (if the Indemnified Party is a Purchaser Indemnified Party) or the Sellers (if the Indemnified Party is a Seller Indemnified Party) that the Indemnified Party reasonably believes in good faith support such claim.

Section 8.4 No Circular Recovery; No Contribution. The Seller Representative hereby agrees that it will not, and no Seller Indemnifying Party shall, make any claim for indemnification or advancement of expenses against Purchaser by reason of the fact that such Seller Indemnifying Party was a controlling person, director, officer, stockholder, employee, agent or representative of any of the Sellers, the Companies or Company Subsidiaries or was serving as such for another Person at the request of the Sellers, the Companies or Company Subsidiaries (whether such claim is pursuant to any statute, Organizational Document, contractual obligation or otherwise) with respect to any claim brought by a Purchaser Indemnified Party for indemnification pursuant to this ARTICLE VIII; provided, however, that this provision shall not prevent recovery of insurance proceeds by any such Seller Indemnifying Party to the extent that the Purchaser Indemnified Party has recovered full compensation for related Purchaser Indemnified Losses, and in such case, Purchaser shall pay the Seller Representative for the benefit of such Seller Indemnifying Party the amount of such remaining insurance proceeds (after the Purchaser Indemnified Party has recovered full compensation for related Purchaser Indemnified Losses) to which such Seller Indemnifying Party is entitled, except that the payment of such insurance proceeds by Purchaser shall be subject to the offset right set forth in Section 8.7 below. Effective as of the Closing, the Seller Representative, on behalf of itself and each Seller Indemnifying Party, expressly waives and releases any and all right of subrogation, contribution, advancement, indemnification or other claim against Purchaser.

Section 8.5 Procedures for Claims.

(a) Escrow Claims.

(i) Upon the making by a Purchaser Indemnified Party of any indemnification claim for reimbursement from the Indemnification Escrow Account pursuant to Section 8.2 or Section 8.3 (an “Escrow Claim”), Purchaser shall notify the Seller Representative and the Escrow Agent in writing of such claim and the amount

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necessary to satisfy and pay such claim (each such amount, a “Pending Escrow Claims Amount” and each such notice, a “Pending Escrow Claims Notice”).

(ii) If Purchaser delivers a Pending Escrow Claims Notice setting forth a Pending Escrow Claims Amount and the Seller Representative does not deliver a written objection to such Pending Escrow Claims Amount to Purchaser and the Escrow Agent within thirty (30) days after Purchaser’s delivery of such Pending Escrow Claims Notice to the Seller Representative and the Escrow Agent, then Purchaser and the Seller Representative shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to disburse to Purchaser from the Indemnification Escrow Account the Pending Escrow Claims Amount within two (2) Business Days after the expiration of such thirty (30) day period.

(iii) If Purchaser delivers a Pending Escrow Claims Notice setting forth a Pending Escrow Claims Amount and the Seller Representative delivers a written objection to such Pending Escrow Claims Amount to Purchaser and the Escrow Agent within thirty (30) days after delivery of such Pending Escrow Claims Notice by Purchaser, then Purchaser and the Seller Representative shall promptly use their commercially reasonable efforts to settle the dispute as to whether and to what extent the Purchaser Indemnified Party is entitled to indemnification with respect to such Escrow Claim.

(iv) If Purchaser and the Seller Representative are able to reach agreement within thirty (30) days after delivery of such Pending Escrow Claims Notice by Purchaser, and such agreement involves the payment to Purchaser of an amount in satisfaction of such Purchaser Indemnified Losses, then Purchaser and the Seller Representative shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to disburse to Purchaser from the Indemnification Escrow Account the agreed upon amount within two (2) Business Days after Purchaser and the Seller Representative reach agreement.

(v) If Purchaser and the Seller Representative are unable to reach agreement within thirty (30) days after delivery of such Pending Escrow Claims Notice by Purchaser, then Purchaser and the Seller Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Purchaser the amount of the Escrow Claim not in dispute (if any) and the portion of such Escrow Claim in dispute may be submitted to a court of competent jurisdiction by Purchaser or the Seller Representative. Thereafter, such Pending Escrow Claims Amount (or portion thereof) shall only be disbursed from the Indemnification Escrow Account either in accordance with (A) a final, non-appealable judgment of a court of competent jurisdiction finally determining the amount, if any, of Purchaser Indemnified Losses to which a Purchaser Indemnified Party is entitled for the claim related to such Pending Escrow Claims Amount (an “Escrow Claim Final Court Order”) or (B) joint written instructions of Purchaser and the Seller Representative directing the Escrow Agent to disburse the amount, if any, of Purchaser Indemnified Losses to which a Purchaser Indemnified Party is entitled for the claim relating to such Pending Escrow Claims Amount.

(b) Non-Escrow Claims.

(i) Upon the making by an Indemnified Party of any indemnification claim for reimbursement other than from the Indemnification Escrow Account pursuant to

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Section 8.2 or Section 8.3 (a “Non-Escrow Claim”), the Indemnified Party shall notify Purchaser (if the Indemnifying Party is Purchaser) or the Seller Representative (if the Indemnifying Party is a Seller Indemnifying Party), of such claim and the amount necessary to satisfy and pay such claim (each such amount, a “Pending Non-Escrow Claims Amount” and each such notice, a “Pending Non-Escrow Claims Notice”).

(ii) If an Indemnified Party delivers a Pending Non-Escrow Claims Notice setting forth a Pending Non-Escrow Claims Amount and Purchaser (if the Indemnifying Party is Purchaser) or the Seller Representative (if the Indemnifying Party is a Seller Indemnifying Party) does not deliver a written objection to such Pending Non-Escrow Claims Amount to Purchaser or the Seller Representative, as applicable, within thirty (30) days after delivery of such Pending Non-Escrow Claims Notice by the Indemnified Party, then such Indemnifying Party shall become liable for such Indemnified Losses, subject to the limitations contained in this ARTICLE VIII and in Section 9.1.

(iii) If an Indemnified Party delivers a Pending Non-Escrow Claims Notice setting forth a Pending Non-Escrow Claims Amount and Purchaser (if the Indemnifying Party is Purchaser) or the Seller Representative (if the Indemnifying Party is a Seller Indemnifying Party) delivers a written objection to such Pending Non-Escrow Claims Amount to Purchaser or the Seller Representative, as applicable, within thirty (30) days after delivery of such Pending Non-Escrow Claims Notice by the Indemnified Party, then Purchaser and the Seller Representative shall promptly use their commercially reasonable efforts to settle the dispute as to whether and to what extent the Indemnified Party is entitled to indemnification with respect to such Non-Escrow Claim.

(iv) If Purchaser and the Seller Representative are able to reach agreement within thirty (30) days after delivery of such Pending Non-Escrow Claims Notice by the Indemnified Party, then Purchaser and the Seller Representative shall document such agreement in writing (a “Non-Escrow Claims Settlement Letter”).

(v) If Purchaser and the Seller Representative are unable to reach agreement within thirty (30) days after delivery of such Pending Non-Escrow Claims Notice by the Indemnified Party, then the Indemnifying Parties shall be bound to pay to the Indemnified Parties the portion of such Non-Escrow Claim not in dispute (if any) and the dispute may be submitted to a court of competent jurisdiction by either the Indemnified Parties or the Indemnifying Parties, after which the Indemnifying Parties shall be bound to pay any amounts set forth in a final, non-appealable judgment of such court of competent jurisdiction finally determining the amount, if any, of Indemnified Losses to which an Indemnified Party is entitled for the claim related to such Pending Non-Escrow Claims Amount (a “Non-Escrow Claims Final Court Order”). Any Pending Non-Escrow Claims Amount or portion thereof to which an Indemnified Party is entitled in accordance with a Non-Escrow Claims Settlement Letter or a Non-Escrow Claims Final Court Order will be paid by the Indemnifying Party to such Indemnified Party within five (5) Business Days following execution and delivery of such Non-Escrow Claims Settlement Letter or a Non-Escrow Claims Final Court Order.

(c) Distributions.

(i) Two (2) Business Days following the date that is twelve (12) months after the Closing Date (the “First Escrow Release Date”), Purchaser and the Seller Representative shall execute and deliver to the Escrow Agent joint written instructions

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directing the Escrow Agent to disburse to the Sellers from the Indemnification Escrow Account, as directed by the Seller Representative:

(A) one-half (1/2) of the amount of funds remaining in the Indemnification Escrow Account as of the First Escrow Release Date; minus

(B) the amount, if any, of any adjustment to the Purchase Price or Transaction Cost Deficiency that has not already been disbursed from the Indemnification Escrow Account or otherwise paid by the Sellers to Purchaser or deducted by Purchaser from the Closing Amount of the Purchase Price; minus

(C) to the extent such Purchaser Indemnified Losses have not already been disbursed from the Indemnification Escrow Account, all Purchaser Indemnified Losses with respect to which a Purchaser Indemnified Party delivered a Pending Escrow Claims Notice to the Seller Representative setting forth a Pending Escrow Claims Amount that was not objected to by the Seller Representative within thirty (30) days after delivery of such Pending Escrow Claims Notice; minus

(D) to the extent such Purchaser Indemnified Losses have not already been disbursed from the Indemnification Escrow Account, all Purchaser Indemnified Losses to which a Purchaser Indemnified Party is entitled pursuant to any Escrow Claim Final Court Order; minus

(E) all Pending Escrow Claims Amounts that have not been previously resolved by Purchaser and the Seller Representative or pursuant to an Escrow Claim Final Court Order (such amounts described in clauses (B) through (E) collectively, the “Deductions”); provided, however, that if an audit relating to Taxes which relate to the Business, a Company or any Company Subsidiary has been initiated by a Governmental Authority on or prior to the First Escrow Release Date and such audit has not been concluded and/or the final results thereof have not been delivered to Purchaser as of such date, then the Seller Representative and Purchaser shall not be required to direct the Escrow Agent to distribute the portion of any amounts remaining in the Indemnification Escrow Account that would reasonably be expected to be due and payable related to the matters covered by such audit, in which event such amount shall not be released until the date that is thirty (30) days after Purchaser has received the final results of the audit, at which time Purchaser and the Seller Representative will follow the procedures with respect to distribution of amounts in the Indemnification Escrow Account outlined above in this Section 8.5(c) with respect to the First Escrow Release Date. For purposes of this Section 8.5(c), a Tax audit is related to the Business, a Company or a Company Subsidiary if it, in whole or in part, is with respect to any Tax item

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or attribute of the Business, a Company or a Company Subsidiary, including any item of income, gain, deduction, loss, basis, credit, or loss or credit carry-back or carry-forward.

(ii) Two (2) Business Days following the date that is eighteen (18) months after the Closing Date (the “Second Escrow Release Date”), Purchaser and the Seller Representative shall execute and deliver to the Escrow Agent joint written instructions directing the Escrow Agent to disburse to the Sellers from the Indemnification Escrow Account, as directed by the Seller Representative, all funds remaining in the Indemnification Escrow Account as of the Second Escrow Release Date, minus the Deductions; provided that:

(A) if an audit relating to Taxes which relate to the Business, a Company or any Company Subsidiary has been initiated by a Governmental Authority on or prior to the Second Escrow Release Date and such audit has not been concluded and/or the final results thereof have not been delivered to Purchaser as of such date, then the Seller Representative and Purchaser shall not be required to direct the Escrow Agent to distribute the portion of any amounts remaining in the Indemnification Escrow Account that would reasonably be expected to be due and payable related to the matters covered by such audit, in which event such amount shall not be released until the date that is thirty (30) days after Purchaser has received the final results of the audit, at which time Purchaser and the Seller Representative will follow the procedures with respect to distribution of amounts in the Indemnification Escrow Account outlined above in this Section 8.5(c) with respect to the Second Escrow Release Date;

(B) any amounts remaining in the Indemnification Escrow Account after the Second Escrow Release Date as a result of unresolved Escrow Claims shall be disbursed in accordance with Section 8.5(a); and

(C) upon resolution of all such unresolved Escrow Claims any amounts then remaining in the Indemnification Escrow Account shall be disbursed to the Sellers pursuant to joint written instructions so instructing the Escrow Agent executed by Purchaser and the Seller Representative within two (2) Business Days after the resolution of the last such Escrow Claim to be resolved.

Section 8.6 Indemnification Limits.

(a) Except with respect to Purchaser Indemnified Losses in connection with, related to, or arising out of:

(i) fraud, willful misconduct or intentional misrepresentation of any of the Sellers, Companies, Company Subsidiaries or the Seller Representative (such matters described in this clause (i) collectively, “Seller Fraud Losses”);

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(ii) willful breach of any of the Sellers, Companies, Company Subsidiaries or the Seller Representative (such matters described in this clause (ii) collectively, “Seller Willful Breach Losses”);

(iii) breaches of or defaults under any of the representations and warranties contained in Section 2.1 (Authorization), Section 2.2 (Title to Company Interests), Section 3.7(d) (Real Property; Assets), Section 3.11(a) (Permits; Compliance with Law), Section 3.13 (Taxes) and Section 3.15 (Environmental Matters) (collectively, the “Exceptional Seller Representations”);

(iv) any Purchase Price adjustment or Transaction Cost Deficiency, Payment Obligation or Debt;

(v) any liabilities retained by the Sellers pursuant to the terms of this Agreement, including any Retained Insurance Claims, Peruvian Claims, Japan License Claims, JHJ Litigation Claims, P&G Claims, Pending Tax Cases, YRC Logistics Capitalization Matters, Thailand License Claims, India License Claims, Transfer Failure Claims, Argentinean Capitalization Claims, Berefo Claims, YRC Colombia Capitalization Claims, YRC Philippines Capitalization Claims, ArrivalStar Claims and Philippines NVOCC License Claims (collectively, the “Retained Obligations”);

(vi) any Employee Plan Liabilities; and

(vii) Indemnified Tax Losses (such Purchaser Indemnified Losses resulting from matters described in clauses (i) through (vii) above collectively, the “Exceptional Purchaser Losses”),

(A) the Indemnification Escrow Amount is the sole source of recovery available to satisfy any indemnification claim for Purchaser Indemnified Losses pursuant to this ARTICLE VIII (“Purchaser Escrow Losses”) and

(B) the Purchaser Indemnified Parties shall not be entitled to be indemnified for any Purchaser Indemnified Losses (other than any Exceptional Purchaser Losses) unless and until the aggregate amount of all Purchaser Indemnified Losses exceeds $300,000.00 (the “Minimum Loss Amount”); provided, that after the Minimum Loss Amount is exceeded, the Purchaser Indemnified Parties shall be entitled to be paid the amount of any Purchaser Indemnified Losses including the Minimum Loss Amount, subject to the limitations contained in this ARTICLE VIII and in Section 9.1. With respect to Exceptional Purchaser Losses other than those involving any Indemnified Tax Losses, Seller Fraud Losses, Seller Willful Breach Losses, Employee Plan Liabilities or the Retained Obligations, the indemnification obligations of the Seller Indemnifying Parties shall not in the aggregate exceed $5,550,000.00 (the “Cap”). With respect to Transfer Failure Claims, the indemnification obligations of the Seller Indemnifying Parties shall not in the aggregate exceed $10,000,000.00. Except for Indemnified Tax Losses, with respect to Exceptional Purchaser Losses involving any Seller Fraud Losses, Seller Willful Breach Losses, Employee Plan Liabilities or the Retained Obligations (other than Transfer Failure Claims), the indemnification

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obligations of the Seller Indemnifying Parties shall not in the aggregate exceed the Purchase Price. With respect to Indemnified Tax Losses, nothing in this Agreement shall limit the Seller Indemnifying Parties’ obligation to indemnify the Purchaser Indemnified Parties of Indemnified Tax Losses.

(b) Except with respect to Seller Indemnified Losses in connection with, related to, or arising out of:

(i) fraud, willful misconduct or intentional misrepresentation of Purchaser (such matters described in this clause (i) collectively, “Purchaser Fraud Losses”);

(ii) willful breach of Purchaser (such matters described in this clause (ii) collectively, “Purchaser Willful Breach Losses”); and

(iii) breaches of any representations and warranties contained in Section 4.1 (Corporate Status and Authority) and Section 4.3 (Financial Ability to Perform) (collectively, the “Exceptional Purchaser Representations” and together with the Exceptional Seller Representations, the “Exceptional Representations” and such Indemnified Losses resulting from matters described in clauses (i) through (iii) above collectively, the “Exceptional Seller Losses”),

(A) the indemnification obligations of Purchaser shall not in the aggregate exceed an amount equal to the Indemnification Escrow Amount (“Seller Escrow Losses”) and

(B) the Seller Indemnified Parties shall not be entitled to be indemnified for any Seller Indemnified Losses (other than any Exceptional Seller Losses) unless and until the aggregate amount of all Seller Indemnified Losses exceeds the Minimum Loss Amount; provided, after the Minimum Loss Amount is exceeded, the Seller Indemnified Parties shall be entitled to be paid the amount of any Seller Indemnified Losses including the Minimum Loss Amount, subject to the limitations contained in this ARTICLE VIII and in Section 9.1. With respect to Exceptional Seller Losses other than those involving any Purchaser Fraud Losses or Purchaser Willful Breach Losses, the indemnification obligations of Purchaser shall not in the aggregate exceed the amount of the Cap. With respect to Exceptional Seller Losses involving any Purchaser Fraud Losses or Purchaser Willful Breach Losses, the indemnification obligations of Purchaser shall not in the aggregate exceed the Purchase Price.

(c) The indemnification obligations pursuant to this ARTICLE VIII of the Seller Indemnifying Parties with respect to Purchaser Indemnified Losses (other than any Exceptional Purchaser Losses) and of the Purchaser Indemnifying Parties with respect to Seller Indemnified Losses (other than any Exceptional Seller Losses) shall survive the Closing until the second anniversary of the Closing Date (the “Second Anniversary”); provided, however, that any such indemnification obligations with respect to any claim for which a Pending Escrow Claims Notice or a Pending Non-Escrow Claims Notice has been delivered prior to the Second Anniversary shall survive (solely with respect to such claim) until the final resolution of such claim. The indemnification obligations pursuant to this ARTICLE VIII of the Seller Indemnifying Parties

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with respect to Exceptional Purchaser Losses and of the Purchaser Indemnifying Parties with respect to Exceptional Seller Losses shall survive the Closing until the expiration of the applicable statute of limitations period (the “Statute Expiration Date”); provided, however, that any such indemnification obligations with respect to any claim for which a Pending Escrow Claims Notice or a Pending Non-Escrow Claims Notice has been delivered prior to the Statute Expiration Date shall survive (solely with respect to such claim) until the final resolution of such claim.

Section 8.7 Offset. The parties acknowledge and agree that any Purchaser Indemnified Party may deal directly with the Seller Representative with respect to an indemnification claim and the Seller Indemnifying Parties will be bound by any action or agreement of the Seller Representative made on their behalf. Purchaser shall have the right to offset any amounts due and payable to any Seller Indemnifying Party under this Agreement against any Purchaser Indemnified Losses owed by the Person to whom such amount is due and payable.

Section 8.8 Calculation of Indemnified Losses. The Indemnified Party shall reimburse the Indemnifying Party with respect to an indemnification claim to the extent the Indemnified Party receives insurance proceeds with respect to such indemnification claim, net of costs of collection and net of retrospective premium adjustments, premium increases and similar charges paid to insurers.

Section 8.9 Duty to Mitigate; No Double Recovery. Each Indemnified Party shall use commercially reasonable efforts to pursue recovery under any available insurance policies or arrangements in order to reimburse the Indemnifying Party for Indemnified Losses paid by such Indemnifying Party under this ARTICLE VIII; provided, however, that the indemnification obligations of the Indemnifying Party under this ARTICLE VIII shall not be conditioned upon the prior resolution of any such attempt to recover insurance proceeds. None of the parties shall be entitled to recover duplicate indemnification payments under this ARTICLE VIII for the same Losses, and none of the parties shall be entitled to indemnification for Losses to the extent such party was compensated for such Losses by an adjustment to the Pre-Adjustment Purchase Price pursuant to Section 1.3.

Section 8.10 Treatment of Payment. The parties hereto agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price for federal, state, regional, provincial, local and foreign income Tax purposes to the extent permitted by Law.

ARTICLE IX

GENERAL PROVISIONS; MISCELLANEOUS

Section 9.1 Survival of Representations and Warranties. All of the representations and warranties of a party to this Agreement contained in this Agreement or in any certificate delivered by a party to this Agreement pursuant to Section 1.5 shall survive the Closing hereunder until the Second Anniversary; provided, however, that the Exceptional Representations shall survive the Closing until the expiration of the applicable statute of limitations period; provided further, however, that if a Pending Escrow Claims Notice or a Pending Non-Escrow Claims Notice has been delivered as a result of a breach of a representation or warranty prior to the expiration of the survival period for such representation or warranty set forth in this sentence, then such representation or warranty shall survive (solely with respect to such claim) until the final resolution of such claim. Each of the covenants and agreements contained in this Agreement and each other Transaction Document will survive in accordance with their terms (or in the absence of any specific survival period thereto, shall survive until satisfied or waived); provided, however, that if a Pending Escrow Claims Notice or a Pending Non-Escrow Claims Notice has been delivered as a result of a breach of a covenant or agreement prior to the expiration of the survival period

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for such covenant or agreement set forth in this sentence, then such covenant or agreement shall survive (solely with respect to such claim) until the final resolution of such claim.

Section 9.2 No Waiver Relating to Claims for Fraud. The liability of any party to this Agreement under ARTICLE VIII will be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions, fraudulent inducement, intentional misrepresentation or willful misconduct. None of the provisions set forth in this Agreement, including the provisions set forth in ARTICLE VIII, will be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on the fraudulent acts or omissions, fraudulent inducement, intentional misrepresentation or willful misconduct, in each case of any other party to this Agreement, nor will any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraudulent acts or omissions, fraudulent inducement, intentional misrepresentation or willful misconduct; (b) the time period during which a claim for fraudulent acts or omissions, fraudulent inducement, intentional misrepresentation or willful misconduct may be brought; or (c) the recourse which any such party may seek against another party with respect to a claim for fraudulent acts or omissions, fraudulent inducement, intentional misrepresentation or willful misconduct; provided, that with respect to such rights and remedies at law or equity, the parties to this Agreement further acknowledge and agree that none of the provisions of this Section 9.2, nor any reference to this Section 9.2 throughout this Agreement, will be deemed a waiver of any defenses which may be available in respect of actions or claims for fraudulent acts or omissions, fraudulent inducement, intentional misrepresentation or willful misconduct, including defenses of statutes of limitations or limitations of damages.

Section 9.3 Modification; Waiver. This Agreement may be modified only by a written instrument executed by Purchaser and the Seller Representative. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party to this Agreement or parties to this Agreement, entitled to the benefits thereof.

Section 9.4 Entire Agreement. This Agreement, including the Disclosure Schedules and exhibits hereto, the documents, instruments and schedules referred to herein, constitutes the entire agreement among the parties to this Agreement with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, including the Letter of Intent; provided, however, that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto hereby expressly reaffirm.

Section 9.5 Expenses. Except as otherwise provided in Section 1.3(c), Section 5.9(f) and Section 7.2(a), each party to this Agreement or any other Transaction Document will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including investment bankers’, financial advisors’, attorneys’, accountants’ and other professional fees and expenses; provided, that any Seller Transaction Costs that have not been paid by the Sellers prior to the Closing or that have not been accrued as a liability on the Final Balance Sheet and taken into account in the calculation of the Net Working Capital derived from the Final Balance Sheet (such Seller Transaction Costs, the “Transaction Cost Deficiency”) shall be borne by the Sellers and shall constitute Purchaser Indemnified Losses.

Section 9.6 Further Actions. Each party to this Agreement will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party to this Agreement in order to consummate or implement the transactions contemplated herein. Without further consideration, (i) the Sellers, at their own respective expense, shall cooperate with

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Purchaser and shall execute and deliver such instruments of transfer or assignment, or such other documents as Purchaser reasonably may request, to evidence or perfect Purchaser’s right, title and interest in and to the Intellectual Property Rights to be assigned to Purchaser pursuant to this Agreement or any other Transaction Document, and (ii) the Sellers shall, and shall cause the Nominees, at the expense of the Sellers to, cooperate with Purchaser or the Purchaser Designee, as applicable, and shall take such actions and execute and deliver such instruments of transfer or assignment, or such other documents as Purchaser or the Purchaser Designee may reasonably request, to evidence or perfect Purchaser’s right, title and interest in and to the Company Interests. Without limiting the foregoing, the Sellers shall, and shall cause the Nominees to, promptly execute and deliver such instruments of transfer and take such actions as are set forth in Schedule 9.6.

Section 9.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), one Business Day after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed by the recipient by telephone or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

If to the Sellers:

c/o YRC Worldwide Inc.

10990 Roe Avenue, MS E217

Overland Park, Kansas 66211

Fax: (913) 982-5977

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney Street

Suite 5100

Houston, Texas 77010

Fax: (713) 651-5246

Attention: Charles L. Strauss

If to Purchaser:

c/o Austin Ventures

300 West 6th Street

Suite 2300

Austin Texas 78701

Fax: (512) 476-3952

Attention: David Lack

Equity Interest Purchase Agreement

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746

Fax: (512) 338-5499

Attention: Paul Tobias

or to such other address or to such other Person as any party hereto has last designated by notice to the other parties hereto.

Section 9.8 Injunction; Specific Performance. The Sellers, on the one hand, and Purchaser, on the other hand, acknowledge and agree that the other party to this Agreement would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Sellers, one the one hand, and Purchaser, on the other hand, agree that the other will be entitled to an injunction or injunctions to prevent breach of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.9 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned (whether by operation of law, recapitalization or otherwise) by any party hereto without the prior written consent of the Seller Representative in the case of an assignment by Purchaser, and without the prior written consent of Purchaser in the case of an assignment by any Seller or the Seller Representative; provided, however, that no such consent will be required for (a) an assignment by Purchaser to any of its wholly-owned Subsidiaries that remains a wholly-owned Subsidiary of Purchaser from and after such assignment, (b) an assignment by any Seller of its rights but not its obligations under this Agreement, to lenders and other creditors, or agents or trustees acting on behalf of any of the foregoing, as security for the performance of obligations of such Seller or its Affiliates to such financing sources and (c) an assignment by Purchaser of its rights but not its obligations under this Agreement, to lenders and other creditors, or agents or trustees acting on behalf of any of the foregoing, as security for the performance of obligations of Purchaser or its Affiliates to such financing sources. No assignment shall release the assigning party from its obligations and liabilities under this Agreement. Any transfer or assignment by Purchaser of substantially all of the Business or substantially all of the assets of the Business to a third Person shall be conditioned upon such third Person agreeing to be bound by the post-Closing obligations of Purchaser then in effect under this Agreement.

Section 9.10 No Third Party Beneficiaries. Except for the Purchaser Indemnified Parties and the Seller Indemnified Parties, nothing in this Agreement shall confer any rights upon any Person that is not a party to, or a successor or permitted assignee of a party to, this Agreement.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon each party to this Agreement who executed the same, but all of such counterparts shall constitute the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether otherwise transmitted via electronic transmission), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a

Equity Interest Purchase Agreement

combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties to this Agreement and may be used in lieu of an original agreement for all purposes. Signatures of the parties to this Agreement transmitted by facsimile or other electronic transmission shall be deemed to be original signatures for all purposes.

Section 9.12 Headings. The Table of Contents and Section headings in this Agreement are for convenience of reference only and will not be deemed to alter or affect the meaning or interpretation of any provision hereof.

Section 9.13 Terms Generally; Interpretation. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references in this Agreement to Articles, Sections, Exhibits and Schedules are references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined, and all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.” Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. Any agreement or other contract defined or referred to herein means such agreement or other contract as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns. All references to “dollars” or “$” refer to currency of the United States of America, except where the language explicitly provides otherwise. All non-U.S. dollar currency amounts referenced herein shall refer to the U.S. dollar equivalent determined based on the following: (i) when referring to amounts determined or determinable on or prior to the Closing Date, the applicable exchange rate in late New York trading on the date hereof provided in the online edition of the Wall Street Journal; or (ii) when referring to amounts determined or determinable after the Closing Date, the applicable exchange rate in late New York trading on the Closing Date provided in the online edition of the Wall Street Journal. When a reference is made in this Agreement to a “director” of any of the Sellers, Companies or Company Subsidiaries, or any of their respective Affiliates, such reference shall be to a member of the board of directors or equivalent board of such entity. The term “or” is not exclusive. For purposes of the representations and warranties in ARTICLE II and ARTICLE III, a document or other instrument shall be deemed to have been “provided”, “furnished”, “delivered” or “made available” when such document or other instrument has been uploaded onto the Data Room prior to the date hereof and not removed prior to the date hereof. Any U.S. legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing will, in respect of any jurisdiction other than the U.S., be deemed to include what most nearly approximates in that jurisdiction to the U.S. legal term, and any U.S. statutory provision will be construed so as to include equivalent or analogous Laws of any other jurisdiction.

Section 9.14 Governing Law. This Agreement and all claims and causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based

Equity Interest Purchase Agreement

upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by the laws of the State of Delaware, without regard to the conflicts of law principles of such state that would require the substantive laws of another state to apply.

Section 9.15 Jurisdiction and Venue. Any process against Purchaser or any Seller in, or in connection with, any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein may be served personally or by certified mail at the address set forth in Section 9.7 with the same effect as though served on it personally. Any and all Proceedings against any party to this Agreement arising out of this Agreement or the transactions contemplated herein (other than those decided by the Referee under this Agreement) shall be brought in any federal or state court of appropriate jurisdiction in New Castle County, Delaware and each party to this Agreement submits to and accepts the jurisdiction of such courts for the purpose of any such Proceeding.

Section 9.16 Recovery of Certain Expenses. Notwithstanding anything to the contrary in this Agreement, the parties to this Agreement agree that the prevailing party in any action, proceeding or dispute relating to or arising out of this Agreement or the transactions contemplated herein, other than a dispute governed by Section 1.3, shall have the right to recover from the non-prevailing party in such action, proceeding or dispute all of the prevailing party’s reasonable fees and expenses (including without limitation reasonable attorney’s fees) incurred in connection with such action, proceeding or dispute.

Section 9.17 Disclosure Schedules. For the purposes of the Disclosure Schedules, any disclosure set forth under any section or subsection heading of the Disclosure Schedules shall be deemed to modify both (i) the representation and warranty contained in the portion of the section or subsection of this Agreement to which such disclosure corresponds pursuant to the number and language of the applicable Schedule and (ii) any other representation and warranty set forth in ARTICLE II and ARTICLE III of this Agreement to the extent that a reasonable person reading such disclosure would conclude that it also should apply to such other representation and warranty. Inclusion of information in a Schedule shall not be construed as an admission that such information is material. Where a description of the basis for disclosure of an item is provided in the Disclosure Schedules, such description represents the sole basis of disclosure of such agreement or other matter for the particular section or subsection of the Disclosure Schedules in which it appears.

Section 9.18 Seller Representative. The Sellers hereby appoint the Seller Representative as the representative of the Sellers to (a) receive service of process on behalf of each of the Sellers, (b) direct payment of the Purchase Price by Purchaser to the Sellers (including any amounts distributed pursuant to Section 1.2(c), Section 1.3(d) or ARTICLE VIII of this Agreement or pursuant to the Escrow Agreement) and (c) take any action on the Sellers’ behalf in connection with the Sellers’ performance or enforcement of, and exercise of rights under, this Agreement and the Escrow Agreement, including (i) the delivery of the estimated Net Working Capital as of the Closing Date and negotiating, settling or compromising any adjustment to the Pre-Adjustment Purchase Price, (ii) negotiating, asserting, prosecuting, settling or compromising on behalf of the Sellers any claim for indemnification against Purchaser, and (iii) negotiating, defending, settling or compromising on behalf of the Sellers any claims arising against the Sellers or any one of them under this Agreement; provided, however, that nothing in this Section 9.18 shall relieve any of the Sellers from any of their obligations to Purchaser pursuant to the terms of this Agreement or any other Transaction Document.

[Signature Page Follows]

Equity Interest Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PURCHASER:

CEG HOLDINGS, INC.

By:	/s/ David Lack
David Lack, President & CEO

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLERS:

YRC WORLDWIDE INC.

By:	/s/ James G. Kissinger
Name:	James G. Kissinger
Title:	Executive Vice President

YRC INTERNATIONAL INVESTMENTS, INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Secretary

YRC LOGISTICS ASIA LIMITED

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS CHINA (HONG KONG) LIMITED

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS SERVICES, INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Secretary

YRC ENTERPRISE SERVICES, INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Assistant Secretary

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SELLER REPRESENTATIVE:

YRC LOGISTICS SERVICES, INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Secretary

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANIES:

YRC LOGISTICS, INC. (DELAWARE)

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Secretary

YRC LOGISTICS INC., S.R.L (PERU)

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Authorized Signatory

YRC LOGISTICS INC. LTDA.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Authorized Signatory

YRC LOGISTICS, INC. LIMITADA

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Authorized Signatory

By:	/s/ Brenda Stasiulis
Name:	Brenda Stasiulis
Title:	Authorized Signatory

YRC LOGISTICS INC., S.R.L. (ARGENTINA)

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Authorized Signatory

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANIES:

YGPS (EU) LIMITED

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS B.V.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS (THAILAND) CO., LTD.

By:	/s/ Loo Leong Hwee
Name:	Loo Leong Hwee
Title:	Director

YRC LOGISTICS PHILIPPINES, INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANIES:

YRC LOGISTICS JAPAN LIMITED

By:	/s/ Tadayoshi Fukuda
Name:	Tadayoshi Fukuda
Title:	Director

YRC LOGISTICS HONG KONG LIMITED

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS KOREA LIMITED

By:	/s/ James G. Kissinger
Name:	James G. Kissinger
Title:	Authorized Representative

YRC LOGISTICS INDIA PRIVATE LIMITED

By:	/s/ Loo Leong Hwee
Name:	Loo Leong Hwee
Title:	Director

YRC LOGISTICS MALAYSIA SDN. BHD.

By:	/s/ Mohamed Ashraf Bin Mohamed Ariff
Name:	Mohamed Ashraf Bin Mohamed Ariff
Title:	Director

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANIES:

YRC LOGISTICS TAIWAN LIMITED

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS SINGAPORE PTE. LTD.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS VIETNAM LIMITED (B.V.I.)

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

YRC LOGISTICS VIETNAM LIMITED (VIETNAM)

By:	/s/ Do Huu Loc
Name:	Do Huu Loc
Title:	Managing Director

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANIES:

YRC LOGISTICS SERVICES INC. (QUEBEC)

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President and Secretary

YRC LOGISTICS SUPPLY CHAIN SOLUTIONS INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President and Secretary

USF LOGISTICS (MEXICO) INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Secretary

USF LOGISTICS SERVICES (PUERTO RICO) INC.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Assistant Secretary

MIQ DISTRIBUTION, LLC

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Secretary

Equity Interest Purchase Agreement

(Signature Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

COMPANY SUBSIDIARIES

YRC LOGISTICS, S. DE R.L. DE C.V.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Secretary

MERIDIAN IQ SERVICIOS, S. DE R.L. DE C.V.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Secretary

MERIDIAN IQ LEASING, S. DE R.L. DE C.V.

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Secretary

YRC LOGISTICS GLOBAL, LLC

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Vice President – Legal and Secretary

YRC LOGISTICS LIMITED

By:	/s/ Reid A. Schultz
Name:	Reid A. Schultz
Title:	Director

Equity Interest Purchase Agreement

(Signature Page)

EXHIBIT A

DEFINITIONS

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving (i) a merger with a non-Affiliate, (ii) a merger with an Affiliate that would materially and adversely affect the Business or make it difficult for Purchaser or its Affiliates to effect an acquisition of the Companies, the Company Subsidiaries or the Business, (iii) any direct or indirect investment in or with respect to, or direct or indirect purchase of, stock or other equity interests of any of the Companies or Company Subsidiaries, (iv) any direct or indirect purchase of all or any substantial portion of the assets of any of the Companies, the Company Subsidiaries or the Business, taken individually or together as a whole, or (v) any similar arrangements with respect thereto.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by Contract or otherwise.

“Affiliate Employee Plans” means any group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement that is sponsored by a Company ERISA Affiliate other than the Companies or a Company Subsidiary.

“Affiliated Group” has the meaning given such term in the definition of “Taxes.”

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“April Balance Sheet Date” has the meaning set forth in Section 3.4.

“April Balance Sheets” has the meaning set forth in Section 3.4.

“Argentinean Capitalization Claims” means any Proceeding or liability, including any Tax or withholding obligation, related to (i) the undercapitalization of YRC Argentina on or prior to the Closing Date, or (ii) the assignment of the Loan Agreement by and between YRC Peru and YRC Argentina, dated as of May 21, 2008 (the “Argentinean Loan Agreement”), to YRC Logistics and YRC International and the subsequent capitalization of debt arising under the Argentinean Loan Agreement into quotas of YRC Argentina.

“ArrivalStar Claims” means any Proceeding or liability related to claims alleged by Martin Kelly Jones, ArrivalStar S.A. or Melvino Technologies Limited in connection with the “ArrivalStar Patents” described in the June 7, 2010 letter from McMahon Law Firm, LLC to Jim Ritchie on behalf of Meridian IQ, Inc., including any settlement of such claims and any license, royalty or similar fees arising in connection with such claims.

“Assigned Leases” means all agreements set forth on Schedule 6.4(w).

“Assignment Agreement” means any agreement in form and substance as set forth in Exhibit L attached hereto, and which assigns an Assigned Lease required by this Agreement.

Equity Interest Purchase Agreement

“Bankruptcy Law” means any Law for relief of debtors applicable to the Sellers, a Company or any Company Subsidiary, and including Title 11 of the U.S. Code.

“Base Amount” means $21,358,180, determined pursuant to a spreadsheet, a copy of which is set forth on Exhibit T.

“Benefit Agreements” has the meaning set forth in Section 3.14.

“Berefo Claims” means any Proceeding or liability relating to the accident involving former employee Eddie Berefo, as disclosed in Section 3.5 of the Disclosure Schedules.

“Borrowed Money Debt” means, without duplication, (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of any Company or Company Subsidiary, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, or financial institutions; (b) all deferred indebtedness of any Company or Company Subsidiary for the payment of the purchase price of property or assets purchased; (c) all obligations of any Company or Company Subsidiary to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of any Company or Company Subsidiary with respect to letters of credit, bankers’ acceptances, deferment bonds or similar facilities issued for the account of any Company or Company Subsidiary; (e) any payment obligation of the Company or a Company Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; and (f) all indebtedness for borrowed money secured by any Lien existing on property owned by any Company or Company Subsidiary; provided that Borrowed Money Debt will not include any of the foregoing that (i) is solely between the Companies, between a Company and a Company Subsidiary of such Company or between the Company Subsidiaries of a Company or (ii) is repaid, discharged or satisfied prior to, at or in connection with the Closing.

“Business” means the business lines commonly referred to within YRC Logistics as “Distribution – Dedicated Warehousing,” “Transportation Management,” “Truckload Brokerage,” “Global – North American,” “Global – Asia,” “Global – Latin America,” Global – UK” and “Canada,” and any portion thereof. For the avoidance of doubt, “Global – Asia” means the international freight forwarding, customs brokerage, warehouse services and logistics business operated by the YRCL Asia Companies since November 30, 2009.

“Business Day” means any day of the year other than (a) a Saturday, Sunday or federal holiday or (b) a day on which national banking institutions in Kansas City are required or authorized to be closed.

“Cap” has the meaning set forth in Section 8.6(a).

“Closing” has the meaning set forth in Section 1.4.

“Closing Adjustment Amount” has the meaning set forth in Section 1.3(a).

“Closing Amount” has the meaning set forth in Section 1.2(c)(i).

“Closing Date” has the meaning set forth in Section 1.4.

“Code” means the Internal Revenue Code of 1986, as amended.

Equity Interest Purchase Agreement

“Combined Software” has the meaning set forth in Section 3.10(r).

“Commercial Services Agreement” has the meaning set forth in Section 1.5(a)(vii).

“Companies” has the meaning set forth in the recitals of this Agreement.

“Company Employee Plan” has the meaning set forth in Section 5.12(b).

“Company Employees” has the meaning set forth in Section 5.12(a).

“Company ERISA Affiliate” has the meaning set forth in Section 3.9(g).

“Company Group” means, collectively, the Companies and the Company Subsidiaries.

“Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including without limitation the Company Registered Intellectual Property Rights, that (i) is or are owned (in whole or in part) by or exclusively licensed to any Company or Company Subsidiary, or (ii) is or are claimed to be owned (in whole or in part) by or exclusively licensed to, any Company or Company Subsidiary.

“Company Interests” has the meaning set forth in Section 1.1.

“Company Leased Real Property” has the meaning set forth in Section 3.7(a).

“Company Leases” has the meaning set forth in Section 3.7(a).

“Company Registered Intellectual Property Rights” has the meaning set forth in Section 3.10(a).

“Company Subsidiary” means any of (i) YRC Logistics, S. de R.L. de C.V., an entity formed under the laws of Mexico, (ii) Meridian IQ Servicios, S. de R.L. de C.V., an entity formed under the laws of Mexico, (iii) Meridian IQ Leasing, S. de R.L. de C.V., an entity formed under the laws of Mexico, (iv) YRC Logistics Global, LLC, a Delaware limited liability company, and (v) YRC Logistics Limited (registered number 02773769), an entity formed under the laws of England and Wales, and “Company Subsidiaries” means all of the foregoing.

“Company Terminated Plans” has the meaning set forth in Section 5.12(c).

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, and the regulations thereunder.

“Condition” has the meaning set forth in Section 8.2(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.4.

“Contract” shall mean any mortgage, indenture, contract, covenant, plan, insurance policy, or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license, in each case, whether oral or written.

“Contribution Deferral Agreement” has the meaning set forth in Section 3.7(f).

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

Equity Interest Purchase Agreement

“Credit Agreement” means the Credit Agreement, dated as of August 17, 2007, by and among YRCW; The Canadian Borrowers and UK Borrowers Parties Thereto; The Lenders Party Thereto; Bank of America, N.A. and SunTrust Bank, as Syndication Agents; U.S. Bank National Association, Wachovia Bank, N.A. and The Bank of Tokyo-Mitsubishi-UFJ, Chicago Branch, as Documentation Agents; JPMorgan Chase Bank, National Association, Toronto Branch, as Canadian Agent; J.P. Morgan Europe Limited, as UK Agent; and JPMorgan Chase Bank, National Association, as Administrative Agent, as amended, modified or supplemented from time to time.

“Current Assets” means the current assets of the Company Group, on a consolidated basis, determined in accordance with GAAP and the Sellers’ past practice, consistently applied, as of the relevant date of determination.

“Current Liabilities” means the current liabilities of the Company Group, on a consolidated basis, determined in accordance with GAAP and the Sellers’ past practice, consistently applied, as of the relevant date of determination.

“Current Year” has the meaning set forth in Section 5.12(b).

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“Customers” has the meaning set forth in Section 3.18.

“Data Room” means (i) the Sellers’ electronic data room established in connection with the transactions contemplated herein to which Purchaser and its representatives have been granted access since December 21, 2009 and prior to the date hereof and (ii) the documents included in a disc provided to the Purchaser on or prior to the date hereof labeled “Data Room Supplementary Disc,” which shall be deemed to have been included in the data room described in clause (i) of this definition for all purposes in this Agreement.

“Debt” means, without duplication, (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of any Company or Company Subsidiary, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of any Company or Company Subsidiary for the payment of the purchase price of property or assets purchased; (c) all obligations of any Company or Company Subsidiary to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of any Company or Company Subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Company or Company Subsidiary; (e) any payment obligation of the Company or a Company Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Lien existing on property owned by any Company or Company Subsidiary, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of any Company or Company Subsidiary in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (h) all premiums, penalties and change of control payments required to be paid in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid; (i) all Payment Obligations; and (j) all obligations of any Company or Company Subsidiary, whether interest bearing or otherwise, owed to any

Equity Interest Purchase Agreement

equityholder or Affiliate of an equityholder; provided, that Debt will not include any of the foregoing that is solely between the Companies, between a Company and a Company Subsidiary of such Company or between the Company Subsidiaries of a Company.

“Deductions” has the meaning set forth in Section 8.5(c).

“Delayed Closing” has the meaning set forth in Section 1.6.

“Delayed Closing Company” means each of YRC Argentina, YRC Chile, YRC Colombia, YRC Peru, YRCL Japan, YRCL Malaysia, YRCL Philippines, YRCL Taiwan, YRCL Thailand and YRCL Vietnam.

“Delayed Closing Date” has the meaning set forth in Section 1.6.

“Delayed Payment Amounts” means (i) $133,008 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRC Argentina, (ii) $970,517 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRC Chile, (iii) $143,239 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRC Colombia, (iv) $1,277,165 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRC Peru, (v) $208,135 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRCL Japan, (vi) $135,346 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRCL Malaysia, (vii) $374,468 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRCL Philippines, (viii) $153,470 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRCL Taiwan, (ix) $93,544 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRCL Thailand and (x) $150,000 to be paid in accordance with Section 1.6 upon consummation of the transfer of the Company Interests in YRCL Vietnam.

“Delayed Payment Escrow Account” has the meaning set forth in Section 1.2(c).

“Disclosure Schedules” means the disclosure schedules delivered by the Sellers to Purchaser concurrently with the execution and delivery of this Agreement.

“Employee” means each current or former officer, employee, consultant, independent contractor or director of (i) the Companies or any Company Subsidiary or (ii) any Affiliate of the Sellers, the Companies or any Company Subsidiary who provides services primarily to the Business. For the purposes of each current or former officer, employee, consultant, independent contractor or director of the Companies or any Company Subsidiary in the Philippines, an individual shall not be deemed to have an employment relationship with the Companies or any Company Subsidiary where he or she is an officer, employee, consultant, independent contractor or director, unless he or she has an employment Contract with the said Companies or Company Subsidiary in accordance with Law in the Philippines.

“Employee Agreement” has the meaning set forth in Section 3.9(b).

“Employee Plan” has the meaning set forth in Section 3.9(a).

“Employee Plan Liabilities” means any liabilities in connection with, or related to, or arising out of any Employee Plan prior to the Closing or a breach of Section 3.9(k).

Equity Interest Purchase Agreement

“Environmental Laws” means any Laws relating to pollution (including the emission of greenhouse gases), contamination of soils or ground water, protection of the environment, natural resources, or exposure of any individual to a Hazardous Substance (including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees), in effect as of the Closing Date.

“Environmental Liabilities” means any loss, liability, claim, damage, expense, remediation cost or obligation (including costs of investigation and defense and reasonable attorneys’ fees and expenses) arising from or required under any applicable Environmental Laws or the requirements of any Governmental Authority, including, without limitation, as arising out of any exposure to Hazardous Substances; provided, however, that in no event shall such term be deemed to include the cost to remediate any real property to anything other than commercial or industrial remediation standards unless required by the terms of any Lease.

“Environmental Permits” has the meaning set forth in Section 3.15(a).

“Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock of such corporation; (ii) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership/limited liability company interests; (iii) any other direct or indirect equity ownership or participation in a Person; and (iv) all of the economic and other rights pertaining to the equity interests being acquired hereunder (other than the rights of the Sellers to receive the consideration contemplated to be delivered to the Sellers under this Agreement), including: (A) all the rights of any of the Sellers and other parties to uncapitalized capital contributions made, and issuance premiums paid, by any of the Sellers and such other parties to any of the Companies or Company Subsidiaries and existing at the Closing Date; (B) all the rights to stock or other non-cash dividends declared by any of the Companies or Company Subsidiaries up to the Closing Date and paid or unpaid and/or not collected by any of the Sellers as of the Closing Date and to unpaid cash dividends or other cash distributions payable, in each case, after the Closing Date; (C) all the rights to subscribe shares in the capital of any of the Companies or Company Subsidiaries corresponding to subscriptions called by such Companies up to the Closing Date and subscribed or not subscribed as of the Closing Date; (D) all the rights to receive shares in any of the Companies or Company Subsidiaries subscribed prior to the Closing Date and issued or not issued by the Closing Date; (E) all the rights to stock distributions declared by any of the Companies or Company Subsidiaries up to the Closing Date, whether as capitalization of capital adjustment accounts or reserves or for any other reason, and distributed or not distributed as of the Closing Date; and (F) all other non-cash distributions declared by any of the Companies or Company Subsidiaries up to the Closing Date either for capital reductions, distribution of issuance premium or for other reasons, and distributed or not distributed as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” has the meaning set forth in Section 1.2(c)(ii).

“Escrow Claim” has the meaning set forth in Section 8.5(a).

“Escrow Claim Final Court Order” has the meaning set forth in Section 8.5(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.3(a).

“Exceptional Purchaser Losses” has the meaning set forth in Section 8.6(a).

Equity Interest Purchase Agreement

“Exceptional Purchaser Representations” has the meaning set forth in Section 8.6(b).

“Exceptional Representations” has the meaning set forth in Section 8.6(b).

“Exceptional Seller Losses” has the meaning set forth in Section 8.6(b).

“Exceptional Seller Representations” has the meaning set forth in Section 8.6(a).

“Expiration Date” has the meaning set forth in Section 5.12(a).

“Filing Party” has the meaning set forth in Section 5.9(d).

“Final Balance Sheet” has the meaning set forth in Section 1.3(b).

“Financial Statements” has the meaning set forth in Section 3.4.

“Financing” means any debt financing entered into by Purchaser or one or more Affiliates of Purchaser for the purpose of financing all or a portion of the Purchase Price.

“First Escrow Release Date” has the meaning set forth in Section 8.5(c).

“GAAP” has the meaning set forth in Section 3.4.

“Governmental Authority” means any federal, national, state, provincial, municipal, local or foreign governmental, judicial, legislative, executive, administrative or regulatory authority, instrumentality, commission, body, court or agency.

“Hazardous Substance” means any (i) toxic or hazardous materials or substances, (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials, (iii) radioactive materials, (iv) petroleum wastes and spills or releases of petroleum products, and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

“Hazardous Substance Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, disposal, remediation, release, exposure of others to, or labeling of any Hazardous Substance or waste containing a Hazardous Substance, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling requirements.

“Hong Kong Business Transfer Transaction” means the transaction described in item 5 of Schedule 5.3.

“Indemnification Escrow Account” has the meaning set forth in Section 1.2(c)(ii).

“Indemnification Escrow Amount” has the meaning set forth in Section 1.2(c)(ii).

“Indemnified Losses” means, collectively, the Purchaser Indemnified Losses and the Seller Indemnified Losses.

“Indemnified Parties” means, collectively, the Purchaser Indemnified Parties and the Seller Indemnified Parties.

Equity Interest Purchase Agreement

“Indemnified Representation Losses” means any and all damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, and out-of-pocket expenses (including court costs, reasonable attorneys’ fees and other out-of-pocket expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) sustained, suffered or incurred by any of the Purchaser Indemnified Parties in connection with, or related to, or arising out of any inaccuracy or breach of representation or warranty by any Seller with respect to any of its representations or warranties under this Agreement or the certificates described in Section 6.4(d) or Section 6.4(j).

“Indemnified Tax Losses” has the meaning set forth in Section 5.10.

“Indemnifying Parties” means, collectively, Purchaser and the Seller Indemnifying Parties.

“India License Claims” means any Proceeding or liability related to YRCL India’s operation of the business without, or its failure to obtain, any customs house agent license.

“Initial Net Working Capital Estimate” has the meaning set forth in Section 1.3(a).

“Insurance Policies” has the meaning set forth in Section 3.19.

“Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor and all reissues, divisions, reexaminations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including without limitation invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology (“Maskworks”); (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all World Wide Web addresses and domain names and applications and registrations therefor, all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service or any entity succeeding to any or all of its functions under the Code.

“Japan License Claims” means any Proceeding or liability related to YRCL Japan’s operation of the business without, or its failure to obtain, any door-to-door ocean-freight forwarder permit or door-to-door air-freight forwarder permit by, or any cargo-freight forwarder registration, port-to-port ocean-freight forwarder registration or port-to-port freight forwarder registration with, MLIT.

“JHJ Litigation Claims” means any Proceeding or liability related to YRC Logistics, JHJ International Transportation Co., Ltd. vs. DWL International, LLC, relating to an arbitration held in Chicago, IL, or the related matter of DWL International, LLC v. YRC Logistics Global, LLC, filed on March 9, 2010, Case No. 10-CV-01560, in the United States District Court for the Northern District of Illinois – Eastern Division, as disclosed in Section 3.12 of the Disclosure Schedules, or the facts underlying such Proceedings.

Equity Interest Purchase Agreement

“Key Employee” and “Key Employees” have the meaning set forth in the recitals hereto.

“Key Employee Agreements” has the meaning set forth in the recitals hereto.

“Knowledge of Purchaser” or any phrase of similar import means the actual knowledge, without any inquiry, of the individuals listed on Exhibit R attached hereto.

“Knowledge of the Sellers” or any phrase of similar import means the actual knowledge, after due inquiry, of the individuals listed on Exhibit N attached hereto.

“Labor Agreements” has the meaning set forth in Section 3.20(d).

“Law” means any applicable national, federal, state, provincial, local or foreign statute, law, by-law, code, ordinance, directive, decree, order, judgment, rule or regulation.

“Leased Real Property” has the meaning set forth in Section 3.7(a).

“Leasehold Mortgages” has the meaning set forth in Section 3.7(f).

“Leases” has the meaning set forth in Section 3.7(b).

“Letter of Intent” has the meaning set forth in Section 5.5.

“License Agreement” has the meaning set forth in Section 1.5(a)(viii).

“Licenses” has the meaning set forth in Section 3.10.

“Liens” means any liens, claims, charges, deposits to secure obligations, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory or adverse interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Maskworks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Adverse Effect” means any material and adverse change upon the business, operations, assets, financial condition or operating results of the Companies and the Company Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: any adverse change, event, development or effect arising from or relating to (1) general business or economic conditions, but only to the extent they do not have a disproportionate impact on the Companies, Company Subsidiaries or the Business, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, but only to the extent they do not have a disproportionate impact on the Companies, Company Subsidiaries or the Business, (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), but only to the extent they do not have a disproportionate impact on the Companies, Company Subsidiaries or the Business, or (4) changes in GAAP or any Law or standard generally applicable to the industry in which the Companies and the Company Subsidiaries are engaged, but only to

Equity Interest Purchase Agreement

the extent they do not have a disproportionate impact on the Companies, Company Subsidiaries or the Business.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Meridian Mark” has the meaning set forth in Section 5.17(a).

“Minimum Loss Amount” has the meaning set forth in Section 8.6(a).

“MLIT” means the Ministry of Land, Infrastructure, Transport and Tourism of Japan.

“Name” has the meaning set forth in Section 5.17(a).

“Net Working Capital” means Current Assets minus Current Liabilities.

“Nominees” has the meaning set forth in the recitals of this Agreement.

“Non-Company Affiliates” has the meaning set forth in Section 3.16.

“Non-Company Leased Real Property” has the meaning set forth in Section 3.7(a).

“Non-Company Leases” has the meaning set forth in Section 3.7(a).

“Non-Escrow Claim” has the meaning set forth in Section 8.5(b).

“Non-Escrow Claims Final Court Order” has the meaning set forth in Section 8.5(b).

“Non-Escrow Claims Settlement Letter” has the meaning set forth in Section 8.5(b).

“Non-Solicitation Agreements” means the agreements containing non solicitation, confidentiality and other provisions entered into and to be entered into by the individuals identified on Exhibit I.

“North America Business Transfer Transaction” means the transaction described in item 4 of Schedule 5.3.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of February 11, 2010 among YRC Worldwide Inc., the investors listed on the Schedule of Buyers attached thereto and Subsidiaries of the YRC Worldwide Inc. listed on Annex II attached thereto (as amended, restated, supplemented or otherwise modified through the Closing).

“Objection Notice” has the meaning set forth in Section 1.3(c).

“Order” means any judgment, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree.

“Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws of such entity, (ii) with respect to a limited partnership, the certificate of limited partnership (or equivalent document) and partnership agreement or similar operational agreement and (iii) with respect to a limited liability company, the articles of organization (or equivalent document) and regulations, limited liability company agreement, or similar operational document.

Equity Interest Purchase Agreement

“P&G Claims” means any Proceeding or liability related to the dispute between Procter & Gamble Distributing LLC (P&G) and YRC Logistics, Inc. regarding service charges, as disclosed in Section 3.12 of the Disclosure Schedules.

“Participant” has the meaning set forth in Section 3.14.

“Past Due Rate” means the lesser of (a) 18% per annum or (b) the highest interest rate permitted by Law.

“past practice” means past practice since March 31, 2009.

“Past Service” has the meaning set forth in Section 5.12(a).

“Patent” has the meaning set forth in the definition of Intellectual Property Rights.

“Paying Party” has the meaning set forth in Section 5.9(d).

“Payment Obligations” shall mean the full amount of any and all retention, completion, retirement, severance, bonus, management compensation or similar arrangements or obligations, whether written or oral, in each case payable by any of the Sellers, the Companies or the Company Subsidiaries or any of their respective Affiliates, whether in cash or in the form of any other type of benefit, to any Person (i) in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, whether incurred prior to, on or after the date hereof, and (ii) in connection with events or circumstances occurring prior to the Closing, including any and all obligations to James D. Ritchie that are not paid prior to the Closing.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pending Escrow Claims Amount” has the meaning set forth in Section 8.5(a).

“Pending Escrow Claims Notice” has the meaning set forth in Section 8.5(a).

“Pending Non-Escrow Claims Amount” has the meaning set forth in Section 8.5(b).

“Pending Non-Escrow Claims Notice” has the meaning set forth in Section 8.5(b).

“Pending Tax Cases” shall mean YRC Regional Transportation, Inc. and Subsidiaries f/k/a USF Corporation & Subsidiaries v. Commissioner of Internal Revenue, Docket No. 2617-10, and YRC Worldwide, Inc. v. Commissioner of Internal Revenue, Docket No. 6714-10, in the United States Tax Court, as disclosed in Section 3.12 of the Disclosure Schedules, and any related Proceedings or liabilities.

“Permits” has the meaning set forth in Section 3.10(a).

“Permitted Liens” has the meaning set forth in Section 3.7(a).

“Person” means any natural person, firm, partnership, association, corporation, company (including limited liability company), trust, business trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means information about an identifiable individual as defined in Privacy Law.

Equity Interest Purchase Agreement

“Personal Property Leases” has the meaning set forth in Section 3.7(a).

“Peruvian Claims” means any Proceeding or liability related to any failure of YRC Logistics Inc. SRL to comply with Peruvian labor law requirements with respect to legal benefits and compensations, weekly rest periods, rest day or non-working holiday pay or maximum working day and overtime requirements.

“Philippines NVOCC License Claims” means any Proceeding or liability related to YRCL Philippines’ operation of its business without, or its failure to obtain, a valid certificate of accreditation of non-vessel operating common carrier issued by Phillipines Shippers’ Bureau of the Department of Trade and Industry of Phillipines.

“Post-Closing Claims” means all claims for bodily injury, property damage or workers’ compensation, whether covered by insurance or not, related to the Business or any Company or Company Subsidiary, in connection with, or related to, or arising out of any accident, injury or similar event or occurrence that occurred after the Closing; provided, however, that any claim arising out of any act or omission after the Closing of any of the Sellers or their respective Affiliates shall not be a Post-Closing Claim.

“Post-Closing Tax Period” means any Tax period, or portion thereof, commencing after the Closing Date.

“Post-Closing Transfers” means the transfer of the Equity Interests in the Delayed Closing Companies.

“Pre-Adjustment Purchase Price” has the meaning set forth in Section 1.2(a).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.9(b).

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable Law of any other national, federal, state, provincial, local or foreign jurisdiction.

“Proceeding” means an action, claim, proceeding, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Public Software” has the meaning set forth in Section 3.10(r).

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Designee” has the meaning set forth in Section 1.1.

“Purchaser Escrow Losses” has the meaning set forth in Section 8.6(a).

“Purchaser Favorable Final Adjustment Amount” has the meaning set forth in Section 1.3(d).

“Purchaser Fraud Losses” has the meaning set forth in Section 8.6(b).

Equity Interest Purchase Agreement

“Purchaser Indemnified Losses” means (a) all Indemnified Representation Losses, (b) all Indemnified Tax Losses and (c) all damages, losses, liabilities, claims, demands, charges, suits, judgments, penalties, fines, fees, costs, and out-of-pocket expenses (including court costs, reasonable attorneys’ fees and other out-of-pocket expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) sustained, suffered or incurred by any of the Purchaser Indemnified Parties in connection with, or related to, or arising out of (i) fraud, willful misconduct or intentional misrepresentation of any of the Sellers, the Companies, the Company Subsidiaries or the Seller Representative; (ii) willful breach of any of the Sellers, the Companies, the Company Subsidiaries or the Seller Representative under this Agreement or the certificates described in Section 6.4(d) or Section 6.4(j) or any Assignment Agreement; (iii) any other breach or default by any of the Sellers, the Companies, the Company Subsidiaries or the Seller Representative under this Agreement or the certificates described in Section 6.4(d) or Section 6.4(j) or any Assignment Agreement; (iv) any Purchase Price adjustment or any Transaction Cost Deficiency, Payment Obligation or Borrowed Money Debt; (v) any liabilities retained by the Sellers pursuant to the terms of this Agreement, including any Retained Obligations; (vi) any Employee Plan Liabilities; (vii) any Sunrise Industries Claims; and (viii) any restructuring or bankruptcy or insolvency proceedings of YRCW or any of its Affiliates; provided, however, that “Purchaser Indemnified Losses” shall not include punitive damages or Special Damages, except to the extent that the Purchaser Indemnified Parties are or have been required to pay such punitive damages or Special Damages to a Person, other than the Purchaser Indemnified Parties, pursuant to a Third-Party Claim that is the subject of Section 8.2, or to the extent that such punitive damages or Special Damages result from fraud committed in connection with the transactions contemplated hereby. The amount of Purchase Price allocated pursuant to Exhibit C to (i) a group of Companies and Company Subsidiaries, (ii) a Company or any Company Subsidiary, or (iii) any asset of a Company or Company Subsidiary, shall not in any manner limit the amount of Purchaser Indemnified Losses.

“Purchaser Indemnified Parties” means Purchaser, each Subsidiary of Purchaser, Austin Ventures IX, L.P., Austin Ventures X, L.P. and each officer, director, employee, equityholder, member, manager and agent of each of the foregoing.

“Purchaser Plans” has the meaning set forth in Section 5.12(a).

“Purchaser Willful Breach Losses” has the meaning set forth in Section 8.6(b).

“Quota Assignment Agreement” has the meaning set forth in Section 1.6(c).

“Receivables Purchase Agreement” has the meaning set forth in Section 3.7(g).

“Referee” has the meaning set forth in Section 1.3(c).

“Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Maskwork registrations and applications to register Maskworks; and (v) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any federal, state, provincial, government or other public legal authority at any time.

“Restructuring” has the meaning set forth in Section 5.9(i).

“Retained Asia Business” means, collectively, the businesses of, and services provided by, YRCL Asia, Shanghai Jiayu Logistics Co., Ltd., JHJ International Transportation Co., Ltd., YRC

Equity Interest Purchase Agreement

(Shanghai) Management Consulting CO., Ltd., GPS Worldwide Malaysia Sdn Bhd and PT Meridian IQ Indonesia.

“Retained Insurance Claims” means all claims for bodily injury, property damage or workers’ compensation, whether covered by insurance or not, related to the Business or any Company or Company Subsidiary, in connection with, or related to, or arising out of any accident, injury or similar event or occurrence that occurred prior to the Closing, including the claims identified on Exhibit O.

“Retained Insurance Claims Value” means $1,591,388.82, plus an amount equal to (a) the aggregate annual premium for the bodily injury, property damage and workers’ compensation insurance policies obtained by Purchaser, the Companies and the Company Subsidiaries with respect to the Business, multiplied by (b) a fraction the numerator of which is 45 and the denominator of which is 365.

“Retained Obligations” shall have the meaning set forth in Section 8.6(a)(v).

“Second Anniversary” has the meaning set forth in Section 8.6(c).

“Second Escrow Release Date” has the meaning set forth in Section 8.5(c).

“Seller” and “Sellers” have the meanings set forth in the first paragraph of this Agreement.

“Seller Escrow Losses” has the meaning set forth in Section 8.6(b).

“Seller Favorable Final Adjustment Amount” has the meaning set forth in Section 1.3(d).

“Seller Fraud Losses” has the meaning set forth in Section 8.6(a).

“Seller Indemnified Losses” means all damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs and out-of-pocket expenses (including court costs, reasonable attorneys’ fees and other out-of-pocket expenses incurred in investigating and preparing for, or otherwise in connection with, any litigation or proceeding) sustained, suffered or incurred by any of the Seller Indemnified Parties in connection with, or related to, or arising out of: (i) any inaccuracy or breach of representation or warranty by Purchaser with respect to any of its representations or warranties under ARTICLE IV of this Agreement or the certificate described in Section 6.3(d); (ii) fraud, willful misconduct or intentional misrepresentation of Purchaser; (iii) willful breach of Purchaser under this Agreement or the certificate described in Section 6.3(d); (iv) any other breach or default by Purchaser under this Agreement or the certificate described in Section 6.3(d); and (v) Purchaser’s failure to satisfy obligations secured by a Seller Credit Enhancement in place after the Closing Date; provided, however, that Seller Indemnified Losses shall not include punitive damages or Special Damages except to the extent that the Seller Indemnified Parties are or have been required to pay such punitive damages or Special Damages to a Person, other than the Seller Indemnified Parties, pursuant to a Third-Party Claim that is the subject of Section 8.2, or to the extent that such punitive damages or Special Damages result from fraud committed in connection with the transactions contemplated hereby.

“Seller Indemnified Parties” means each of the Sellers and each officer, director, employee, member, manager and agent of each of the foregoing, excluding in each case the Leased Employees (as defined in the TSA).

“Seller Indemnifying Parties” means, collectively, the Sellers and their successors and permitted assigns.

Equity Interest Purchase Agreement

“Seller Representative” has the meaning set forth in the first paragraph of this Agreement.

“Seller Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, accountants, consultants, attorneys or other professionals, all Payment Obligations, and all other out-of-pocket costs or expenses (including filing fees, termination or breakage fees, costs of obtaining consents, transaction bonuses or similar items), in each case payable by any of the Sellers, the Companies or the Company Subsidiaries, whether in cash or in the form of any other type of benefit, in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, whether incurred prior to, on or after the date hereof; provided, however, that Seller Transaction Costs shall not include any such fees, costs and expenses payable solely by the Sellers for which none of the Companies, Company Subsidiaries or Purchaser has any liability, responsibility or obligation.

“Seller Willful Breach Losses” has the meaning set forth in Section 8.6(a).

“Serviced Affiliates and Subsidiaries” has the meaning set forth in Schedule 5.3.

“Special Damages” means (i) any loss of profits based on an anticipated, expected, projected or actual increase in profits after the Closing Date as compared to the Companies’ or the Company Subsidiaries’ (as applicable) historical profits prior to the Closing Date, (ii) prospective or anticipated damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, or expenses that depend on future developments that are not probable or reasonably foreseeable and (iii) damages, losses, claims, liabilities, demands, charges, suits, judgments, penalties, fines, fees, costs, and expenses that are not the probable and reasonably foreseeable result of (A) an inaccuracy or breach of any representation or warranty by any of the Sellers, the Companies, the Company Subsidiaries, the Seller Representative, any Seller Indemnifying Party or Purchaser with respect to any of its representations or warranties under this Agreement or any other Transaction Document to which such Person is a party or (B) any of the other matters giving rise to a claim for indemnification; provided, however, that “Special Damages” shall not be construed to include losses that are the probable and reasonably foreseeable result of the breach and arise directly or ordinarily from the breach or other matter giving rise to the claim for indemnification.

“Statute Expiration Date” has the meaning set forth in Section 8.6(c).

“Step Plan” means the plan attached as Exhibit P.

“Stock Purchase Agreement” has the meaning set forth in Section 6.3(e).

“Straddle Period” has the meaning set forth in Section 5.9(c).

“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries, or in the case of any other Person which does not have securities or ownership interests with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, of which a majority of the securities or ownership interests representing the right to make the decisions for such other Person is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.

Equity Interest Purchase Agreement

“Sunrise Industries Claims” means any Proceeding or liability related to any litigation against YRCL India initiated by Sunrise Industries of India or any Affiliate relating to non-payment by Doe Run Peru S.R.L.

“Suppliers” has the meaning set forth in Section 3.17.

“Tax Contests” has the meaning set forth in Section 3.13.

“Tax Incentive” has the meaning set forth in Section 3.13.

“Tax Return” means all returns and reports (including declarations, disclosures, schedules, addenda, attachments, amendments and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

“Taxes” means (i) all U.S. federal, state, local and non-U.S. taxes assessments and other governmental charges, duties, impositions and liabilities, including escheat, income and profit taxes, franchise taxes, gross-receipts taxes, withholding taxes, payroll and employment taxes, unemployment insurance taxes, social security taxes, sales and use taxes, business and occupation taxes, value added taxes, goods and services taxes, excise taxes, real and personal property and ad valorem taxes, stamp taxes, transfer taxes, recapture taxes and workers’ compensation taxes, together with all interest, penalties and additions payable with respect thereto (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or similar group for any period, including any arrangement for group or consortium relief or similar arrangement (an “Affiliated Group”), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Technology” means all information and Intellectual Property Rights related to, constituting or disclosing, and all tangible or intangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, trade secrets, inventions and discoveries (whether or not patented or patentable), algorithms, routines, software, files, databases, works of authorship or processes.

“Termination Date” means August 31, 2010.

“Termination Fee” has the meaning set forth in Section 7.2(e).

“Termination Fee Trigger Event” has the meaning set forth in Section 7.2(e).

“Thailand License Claims” means any Proceeding or liability related to YRCL Thailand’s operation of the business without, or its failure to obtain, any customs broker license.

“Third Party Claim” has the meaning set forth in Section 8.2(a).

“Trademarks” has the meaning set forth in the definition of Intellectual Property Rights.

“Transaction Cost Deficiency” has the meaning set forth in Section 9.5.

“Transaction Documents” means this Agreement, the License Agreement, the Escrow Agreement, the certificates described in Section 6.3(d), Section 6.4(d) and Section 6.4(j), the TSA, the

Equity Interest Purchase Agreement

Commercial Services Agreement, the Assignment Agreement, the Assignment and Assumption Agreement, and the Nominee Agreement.

“Transfer Failure Claims” means any Proceeding or liability related to the failure of the Sellers to transfer to Purchaser or a Purchaser Designee or other Person designated by Purchaser the Company Interests of the Delayed Closing Companies, if such failure to transfer results from the Sellers or the Nominees (as such term is defined in the Nominee Agreement) not having used their commercially reasonable efforts to cause such transfer.

“Transfer Restrictions” has the meaning set forth in Section 2.2.

“Transfer Taxes” has the meaning set forth in Section 5.9(f).

“Treasury Regulations” means temporary and final regulations promulgated under the Code by the United States Department of the Treasury, as amended (including any corresponding provisions and succeeding regulations).

“TSA” has the meaning set forth in Section 1.5(a)(vii).

“UK Deposit Amount” means the deposits in the amount of £1,700,000 and €225,000 in connection with the Euler Hermes Guarantees (as defined in the Disclosure Schedules).

“Voting Debt” has the meaning set forth in Section 3.3(b).

“WARN” means the Worker Adjustment and Retraining Notification Act or any similar state, provincial or local Law, including any similar Law of a non-U.S. jurisdiction.

“Working Capital Escrow Account” has the meaning set forth in Section 1.2(d).

“YRC Argentina” has the meaning set forth in the recitals to this Agreement.

“YRC Chile” has the meaning set forth in the recitals to this Agreement.

“YRC Colombia” has the meaning set forth in the recitals to this Agreement.

“YRC Colombia Capitalization Claims” means any Proceeding or liability, including any required investment in YRC Colombia and any applicable fine, fee or penalty, related to the undercapitalization of YRC Colombia on or prior to the Closing Date.

“YRC Enterprise” has the meaning set forth in the first paragraph of this Agreement.

“YRC International” has the meaning set forth in the first paragraph of this Agreement.

“YRC International Companies” has the meaning set forth in the recitals of this Agreement.

“YRC Logistics” has the meaning set forth in the recitals of this Agreement.

“YRC Logistics Capitalization Matters” means any Losses sustained, suffered or incurred by the Indemnified Parties arising out of or relating to the failure of YRC Logistics to obtain the approval of YRCW, as a stockholder, of any actions taken by YRC Logistics or the failure to properly document the

Equity Interest Purchase Agreement

approval of YRCW, as a stockholder, of any actions taken by YRC Logistics, or the failure of YRC Enterprise to hold all of the outstanding Company Interests of YRC Logistics.

“YRC Logistics Services” has the meaning set forth in the first paragraph of this Agreement.

“YRC Logistics Services Companies” has the meaning set forth in the recitals of this Agreement.

“YRC Logistics Services Quebec” has the meaning set forth in the recitals of this Agreement.

“YRC Logistics Supply Chain Solutions” has the meaning set forth in the recitals of this Agreement.

“YRC Peru” has the meaning set forth in the recitals to this Agreement.

“YRCL Asia” has the meaning set forth in the first paragraph of this Agreement.

“YRCL Asia Companies” has the meaning set forth in the recitals of this Agreement.

“YRCL Canada/Mexico Holdco” has the meaning set forth in the recitals of this Agreement.

“YRCL China Hong Kong” has the meaning set forth in the first paragraph of this Agreement.

“YRCL Hong Kong” has the meaning set forth in the recitals of this Agreement.

“YRCL India” has the meaning set forth in the recitals of this Agreement.

“YRCL Japan” has the meaning set forth in the recitals of this Agreement.

“YRCL Malaysia” has the meaning set forth in the recitals of this Agreement.

“YRCL Malaysia Nominee” has the meaning set forth in the recitals of this Agreement.

“YRCL Philippines” has the meaning set forth in the recitals of this Agreement.

“YRCL Philippines Capitalization Claims” means any Proceeding or liability, including any required investment in YRCL Philippines and any fine, fee or penalty, related to (i) the undercapitalization of YRCL Philippines on or prior to the Closing Date, or (ii) the failure of Sellers and YRC Philippines to obtain a Foreign Investment Act registration and Civil Aeronautics Board approval in connection with the prior transfer of shares of YRCL Philippines from Guijo Consultancy, Inc. to YRCL Asia (f/k/a Meridian IQ Asia Limited).

“YRCL Philippines Nominees” has the meaning set forth in the recitals of this Agreement.

“YRCL Singapore” has the meaning set forth in the recitals of this Agreement.

“YRCL Taiwan” has the meaning set forth in the recitals to this Agreement.

“YRCL Thailand” has the meaning set forth in the recitals of this Agreement.

“YRCL Thailand Nominees” has the meaning set forth in the recitals of this Agreement.

“YRCL Vietnam” has the meaning set forth in the recitals to this Agreement.

Equity Interest Purchase Agreement

“YRCW” has the meaning set forth in the first paragraph of this Agreement.

Equity Interest Purchase Agreement

Contents of Omitted Schedules and Exhibits

EXHIBITS

Exhibit B	Company Interests
Exhibit C	Allocation Methodology
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of PowerForward License Agreement
Exhibit G	Form of Commercial Services Agreement
Exhibit H	Key Employees
Exhibit I	Employees
Exhibit J	Form of Fulbright & Jaworski Legal Opinion
Exhibit K	Form of WSGR Legal Opinion
Exhibit L	Form of Assignment Agreement
Exhibit M	Form of Nominee Agreement
Exhibit N	Knowledge of the Sellers
Exhibit O	Retained Insurance Claims
Exhibit P	Step Plan
Exhibit Q	Form of Assignment and Assumption Agreement
Exhibit R	Knowledge of Purchaser
Exhibit S	Quota Assignment Agreement
Exhibit T	Base Amount

LIST OF DISCLOSURE SCHEDULES

Section 2.2	Title to Company Interests
Section 2.3	No Conflicts; Consents and Approvals
Section 2.6	Rights to Intellectual Property
Section 3.1	Corporate Status and Authorization of the Companies and the Company Subsidiaries
Section 3.2	No Conflicts; Consents and Approvals
Section 3.3(a)	Companies’ Equity Interests
Section 3.3(b)	Agreements with respect to Company Interests
Section 3.3(c)	Company Subsidiaries
Section 3.4	Financial Statements
Section 3.5	Absence of Undisclosed Liabilities
Section 3.6	Debt
Section 3.7(a)	Leased Real Property
Section 3.7(b)	No Adverse Rights in Real Property
Section 3.8	Material Contracts
Section 3.9(c)	Employment Agreements and Benefits
Section 3.9(f)(i)	Increased Employee Benefits
Section 3.9(f)(ii)	Change of Control Benefits
Section 3.10	Intellectual Property Rights
Section 3.11	Permits; Compliance with Law
Section 3.12	Litigation
Section 3.13	Taxes
Section 3.14	Absence of Changes
Section 3.15	Environmental Matters
Section 3.16	Affiliate Transactions
Section 3.17	Suppliers
Section 3.18	Customers

Section 3.19	Insurance
Section 3.20	Employment Matters
Section 3.21	Bank Accounts
Section 5.12(e)	Continuing Collective Bargaining Agreements

LIST OF SCHEDULES

Schedule 1.5(a)(ii)	Resignations
Schedule 5.1	Contract Terminations
Schedule 5.3	Pre-Closing Actions
Schedule 5.15	Transfer of Equity Interests of PT Meridian IQ Indonesia
Schedule 5.19	Certain Software Contracts and Applications
Schedule 6.3(g)	Replacement Bonds, Sureties, Guaranties, Etc.
Schedule 6.4(e)	Intercompany Agreements
Schedule 6.4(f)	Consents, Waivers
Schedule 6.4(h)	Contract Terminations
Schedule 6.4(i)	Contract Amendments
Schedule 6.4(m)	Lender and Pension Fund Approvals
Schedule 6.4(n)	Other Third Party Approvals
Schedule 6.4(p)	Permits
Schedule 6.4(s)	Payment Obligations
Schedule 6.4(w)	Assigned Leases
Schedule 9.6	Further Actions

Certain schedules and exhibits to the Equity Interest Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.